UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

VIACOM INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December 16, 2016

Dear Viacom Stockholders:

We are pleased to invite you to attend the Viacom Inc. 2017 Annual Meeting of Stockholders. The meeting will be held on Monday, February 6, 2017 at Viacom’s corporate headquarters at 1515 Broadway, New York, New York, beginning at 9:00 a.m., Eastern Standard Time.

At this year’s meeting, we will be electing 10 members of our Board of Directors, holding non-binding advisory votes on the compensation of our named executive officers and on the frequency of the stockholder vote on executive compensation, considering amendments to our management bonus compensation plan and ratifying the appointment of our independent public accountants, as described in the proxy statement.

To help reduce costs and the environmental impact of printing the proxy materials, we encourage you to take advantage of electronic delivery of proxy materials by following the instructions in the proxy statement. Stockholders who have not elected to receive proxy materials electronically or in print will receive in the mail a Notice of Internet Availability of Proxy Materials that tells you how to:

•

Access the Notice of 2017 Annual Meeting of Stockholders and Proxy Statement, our Stockholder Letter and our Annual Report on Form 10-K for the fiscal year ended September 30, 2016 through http://proxymaterials.viacom.com; and

•

Submit your vote if you hold shares of Class A common stock. Class A common stockholders can submit their vote by telephone, the Internet or in person at the Annual Meeting. Class A holders will also find instructions on how to vote their shares on their proxy card or voting instruction card.

We appreciate your continued support of Viacom and look forward to seeing you at the Annual Meeting.

THOMAS J. MAY	ROBERT M. BAKISH
Chairman of the Board of Directors	President and Chief Executive Officer

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

The Viacom Inc. 2017 Annual Meeting of Stockholders will be held on Monday, February 6, 2017 at Viacom’s corporate headquarters at 1515 Broadway, New York, New York, beginning at 9:00 a.m., Eastern Standard Time. At the meeting, we will consider:

1.	The election of the 10 director nominees identified in the proxy statement;

2.	Advisory approval of the compensation of our named executive officers, as described in the proxy statement under “Executive Compensation”;

3.	Advisory approval of the frequency of the stockholder vote on the compensation of our named executive officers;

4.	Approval of the Viacom Inc. Senior Executive Short-Term Incentive Plan, as amended and restated effective December 12, 2016;

5.	Ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent auditor for our fiscal year 2017; and

6.	Such other business as may properly come before the meeting.

Holders of Class A common stock at the close of business on our record date of December 12, 2016 are entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment of the meeting. For a period of at least ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder during ordinary business hours at our corporate headquarters located at 1515 Broadway, New York, New York.

Holders of Class B common stock are not entitled to vote at the Annual Meeting, but are invited to attend the meeting and will receive the proxy materials for informational purposes.

National Amusements, Inc., which beneficially owned approximately 79.8% of the shares of Class A common stock as of our record date, has advised us that it intends to vote all of its shares of Class A common stock in accordance with the recommendations of the Board of Directors on each of the items of business identified above, which will be sufficient to constitute a quorum and to determine the outcome of each item under consideration.

If you plan to attend the Annual Meeting, you will need to obtain an admission ticket and present photo identification. Instructions on how to obtain an admission ticket are on page 3 of the proxy statement (“How do I gain admission to the Annual Meeting?”).

By order of the Board of Directors,

MICHAEL D. FRICKLAS

Executive Vice President, General Counsel and Secretary

December 16, 2016

  QUESTIONS AND ANSWERS ABOUT THE 2017 ANNUAL MEETING OF STOCKHOLDERS

2017 PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE 2017 ANNUAL MEETING OF STOCKHOLDERS

What is the purpose of this proxy statement?

The Viacom Board of Directors (the “Board of Directors” or “Board”) is soliciting a proxy from each stockholder of our Class A common stock to vote on the items to be considered at the 2017 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held on Monday, February 6, 2017.

What is the Notice of Internet Availability of Proxy Materials?

The Notice of Internet Availability of Proxy Materials is a document that:

•

Indicates that our Stockholder Letter, Notice of 2017 Annual Meeting of Stockholders and Proxy Statement, and Annual Report on Form 10-K for the fiscal year ended September 30, 2016 are available at http://proxymaterials.viacom.com;

•	Provides instructions on how Class A stockholders may vote their shares; and

•	Indicates how you may request printed copies of these materials, including, for holders of Class A common stock, the proxy card or voting instruction card.

We will begin distributing the Notice of Internet Availability of Proxy Materials on or about December 19, 2016.

What items of business will be voted on at the Annual Meeting and what vote does the Board of Directors recommend?

At the meeting, we will consider:

1.	The election of the 10 director nominees identified in this proxy statement, and the Board of Directors recommends a vote “FOR” each of those nominees;

2.

Advisory approval of the compensation of our named executive officers (“NEOs”), as described in the proxy statement under “Executive Compensation,” and the Board recommends a vote “FOR” approval of the compensation of our NEOs;

3.	Advisory approval of the frequency of the stockholder vote on the compensation of our NEOs, and the Board recommends a vote in favor of holding the vote “EVERY THREE YEARS”;

4.	The approval of the Viacom Inc. Senior Executive Short-Term Incentive Plan, as amended and restated effective December 12, 2016, and the Board recommends a vote “FOR” approval of the plan; and

5.	The ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent auditor for our fiscal year 2017, and the Board recommends a vote “FOR” ratification.

Who is entitled to vote at the Annual Meeting?

If you are a holder of Class A common stock:

Holders of our Class A common stock as of the record date of December 12, 2016 are entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment of the meeting.

If you are a holder of Class B common stock:

Holders of our non-voting Class B common stock are not entitled to vote at the Annual Meeting, or any postponement or adjournment of the meeting, and will receive this proxy statement and related materials only for informational purposes.

VIACOM INC.  ï  2017 Proxy Statement    1

  QUESTIONS AND ANSWERS ABOUT THE 2017 ANNUAL MEETING OF STOCKHOLDERS

How many shares can vote at the Annual Meeting?

At the close of business on the record date of December 12, 2016, we had 49,431,379 shares of Class A common stock outstanding, and each of those shares is entitled to one vote. Shares of Class B common stock are not entitled to vote.

How many shares must be present or represented at the Annual Meeting to conduct business?

Under our Amended and Restated Bylaws, the holders of a majority of the aggregate voting power of the Class A common stock outstanding on the record date must be present in person or by proxy at the Annual Meeting to constitute a quorum to conduct business at the Annual

Meeting. Abstentions will be treated as present for purposes of determining a quorum. The shares of our Class A common stock held by National Amusements, Inc. (“NAI”) will be present at the Annual Meeting and will constitute a quorum.

What vote is required to approve each of the items of business?

Under our Amended and Restated Bylaws, the affirmative vote of the holders of a majority of the aggregate voting power of the Class A common stock present (whether in person or by proxy) and entitled to vote at the Annual Meeting is required to approve the items listed above. Items 2 and 3 are advisory votes only.

At the close of business on our record date, NAI beneficially owned, directly and through wholly-owned subsidiaries,

approximately 79.8% of our outstanding Class A common stock. Sumner M. Redstone, the controlling stockholder of NAI, is Chairman Emeritus of our Board of Directors. NAI has advised us that it intends to vote all of the shares of Class A common stock held by it and its wholly-owned subsidiaries in accordance with the recommendations of the Board of Directors on each of the items listed above.

How can I vote my shares at the Annual Meeting?

Voting by Proxy

Holders of Class A common stock may submit a proxy by:

•

following the instructions on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card to vote by telephone or the Internet. These instructions can also be found at http://proxymaterials.viacom.com. Your telephone or Internet proxy must be received no later than 11:59 p.m., Eastern Standard Time, on February 5, 2017; or

•	completing, signing, dating and returning the proxy card or voting instruction card so that it is received prior to the Annual Meeting.

Robert M. Bakish and Michael D. Fricklas (the “proxy holders”) have been designated by our Board of Directors to vote the shares represented by proxy at the Annual Meeting. Mr. Bakish and Mr. Fricklas are executive officers of Viacom, and Mr. Bakish is also a director nominee.

•	The proxy holders will vote the shares represented by your valid and timely received proxy in accordance with your instructions.

•	If you do not specify instructions on your proxy when you submit it, the proxy holders will vote the shares represented by the proxy in accordance with the recommendations of the Board of Directors on each item of business listed above.

•	If any other matter properly comes before the Annual Meeting, the proxy holders will vote the shares represented by proxy on that matter in their discretion.

Voting Shares Held in the Viacom 401(k) Plan

Voting instructions for shares of Class A common stock held in the Viacom 401(k) plan must be received by 11:59 p.m., Eastern Standard Time, on February 2, 2017 so that the trustee of the plan (who votes the shares on behalf of plan participants) has adequate time to tabulate the voting instructions. Shares held in the Viacom 401(k) plan that are not voted, or for which the trustee does not receive timely voting instructions, will be voted by the trustee in the same proportion as the shares held in the plan that are timely voted, except as otherwise required by law.

Voting other than by Proxy

While we encourage voting in advance by proxy, holders of Class A common stock (other than shares held in the Viacom 401(k) plan) also have the option of voting their shares in person at the Annual Meeting.

2     VIACOM INC.   ï  2017 Proxy Statement

  QUESTIONS AND ANSWERS ABOUT THE 2017 ANNUAL MEETING OF STOCKHOLDERS

Can I change my vote or revoke my proxy after I return my proxy card?

Shares Held other than in the Viacom 401(k) Plan

You may change your vote or revoke your proxy at any time before your proxy is voted at the Annual Meeting by:

•

submitting a proxy bearing a later date than the proxy being revoked to Broadridge, P.O. Box 9111, Farmingdale, NY 11735, so long as it is received by 11:59 p.m., Eastern Standard Time, on February 5, 2017;

•	voting again by telephone or the Internet by 11:59 p.m., Eastern Standard Time, on February 5, 2017;

•	sending written notice to Michael D. Fricklas, Secretary, Viacom Inc., 1515 Broadway, New York, NY 10036-5794, so long as it is received by 11:59 p.m., Eastern Standard Time, on February 5, 2017; or

•	attending the Annual Meeting and voting in person.

Shares Held in the Viacom 401(k) Plan

Voting instructions relating to shares of Class A common stock held in the 401(k) plan may be revoked prior to 11:59 p.m., Eastern Standard Time, on February 2, 2017 by:

•	submitting voting instructions bearing a later date than the voting instructions being revoked to Broadridge, P.O. Box 9111, Farmingdale, NY 11735;

•	voting again by telephone or the Internet; or

•	sending written notice to Michael D. Fricklas, Secretary, Viacom Inc., 1515 Broadway, New York, NY 10036-5794.

What effect do abstentions and broker non-votes have on the items of business?

An abstention on any of the items listed above will not have an impact for purposes of determining whether a quorum is present, but will have the effect of a vote against that item.

If you hold shares of our Class A common stock beneficially in “street name” and do not provide your broker or other nominee specific voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur when (i) a broker is not permitted, under applicable stock exchange rules, to vote on a matter without instructions from the beneficial owner and (ii) instructions are not given. Brokers are not permitted to vote on items 1, 2, 3 or 4 above without receiving specific voting instructions from the beneficial holder of the shares. Therefore, if you are a beneficial holder of our Class A common stock and do not give your broker/nominee specific voting instructions on items 1, 2, 3 or 4, your shares will not be voted on that item and a broker non-vote will occur. If you are a beneficial holder of our Class A common stock and do not give your broker/nominee specific voting instructions on item 5, your broker/nominee may vote your shares on that item in his or her discretion. Broker non-votes are counted for purposes of determining whether a quorum is present, but will have no effect on the voting results for such items.

How do I gain admission to the Annual Meeting?

If you are a registered holder of Class A common stock:

Please mark the appropriate box on the proxy card, or indicate that you plan to attend the meeting when you vote by telephone or the Internet, and an admission ticket will be sent to you. Please bring photo identification with you for admittance to the meeting.

If you are a registered holder of Class B common stock or hold Class A or Class B common stock beneficially in a brokerage account or otherwise:

You must obtain an admission ticket in advance by sending a written request along with proof of ownership (such as your brokerage firm account statement or statement of holdings from our transfer agent) to Director, Shareholder Relations, Viacom Inc., 1515 Broadway, 52nd Floor, New York, New York 10036-5794. Please bring photo identification with you for admittance to the meeting.

VIACOM INC.  ï  2017 Proxy Statement    3

  QUESTIONS AND ANSWERS ABOUT THE 2017 ANNUAL MEETING OF STOCKHOLDERS

Who pays the cost of soliciting votes for the Annual Meeting?

We will pay the cost of the solicitation of proxies, including the preparation, website posting, printing and delivery of the proxy materials. We will furnish copies of these materials to banks,

brokers, fiduciaries, custodians and other nominees that hold shares on behalf of beneficial owners so that they may forward the materials to beneficial owners.

Who will count the votes?

We have retained IVS Associates, Inc. to tabulate the votes and serve as the independent inspector of election for the

Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We will publish the final results of the voting in a Current Report on Form 8-K within four business days following the

Annual Meeting.

How can I elect to receive future stockholder communications such as proxy materials electronically?

We highly recommend that you receive electronic delivery of Viacom proxy statements, annual reports and other stockholder communications. This helps reduce the use of paper and lowers our printing, postage and other costs. If you have not previously enrolled in electronic delivery of such materials, you can elect to participate when you vote on the Internet. You can also enroll at www.icsdelivery.com/viacom.

Stockholders who have not enrolled in electronic delivery will receive by mail the Notice of Internet Availability of Proxy Materials indicating that our proxy materials are available at http://proxymaterials.viacom.com, unless you have advised us that you prefer to receive a printed copy.

COMPANY INFORMATION AND MAILING ADDRESS

We were organized as a Delaware corporation in 2005 in connection with our separation from former Viacom Inc. (“Former Viacom”), now known as CBS Corporation, which was effective January 1, 2006. Our mailing address is Viacom Inc., 1515 Broadway, New York, NY 10036-5794, and our telephone number is (212) 846-6000. Our website address is www.viacom.com. References in this proxy statement to “Viacom,” “company,” “we,” “us” and “our” refer to Viacom Inc. and our consolidated subsidiaries, unless the context requires otherwise. Information on our website is not intended to be incorporated into this proxy statement.

4     VIACOM INC.   ï  2017 Proxy Statement

  ITEM 1 – ELECTION OF DIRECTORS

ITEM 1 – ELECTION OF DIRECTORS

The election of 10 directors is proposed by the Board of Directors. In accordance with our Amended and Restated Certificate of Incorporation and Amended and Restated

Bylaws, each director will hold office for a term of one year and until his or her successor is duly elected and qualified.

Our Director Nominees

The Governance and Nominating Committee is responsible for reviewing the composition of our Board annually after considering the Board’s anticipated needs for the upcoming year. In recommending director nominees to our Board, the members of the Governance and Nominating Committee consider information on the experience and qualifications of each director nominee, including each nominee’s independence, each incumbent director’s performance as a Viacom Board member, and an overall assessment of the Board’s functioning.

All of our director nominees are current members of our Board of Directors. The Governance and Nominating Committee unanimously recommended to the Board that the director nominees be invited to stand for re-election at the Annual Meeting.

Director Qualifications and Biographies

The Governance and Nominating Committee, consistent with the desires of the full Board and our controlling stockholder, seeks to achieve a Board that represents a diverse mix of skills, perspectives, talents, backgrounds and education that will enhance our decision-making process, oversee management’s execution of strategic objectives and represent the interests of all of our stockholders. Independence is a key factor when considering the director nominees, as are critical thinking skills, practical wisdom and mature judgment in the decision-making process. Our Board composition reflects our commitment to include individuals from diverse backgrounds and with diverse experience, and the members of our

Governance and Nominating Committee are mindful of that objective when they nominate directors for election. Our Board composition also reflects the Governance and Nominating Committee’s determination as to the appropriate size of the Board to facilitate effective communication and cooperation.

The information that follows includes each director nominee’s:

•

independence status as determined by the Board of Directors in accordance with the standards set forth in our Corporate Governance Guidelines and the listing standards of the NASDAQ Global Select Market (“NASDAQ”), as discussed under “Our Board of Directors”;

•	tenure on our Board and the Board of Former Viacom, as applicable;

•	experience, qualifications, attributes and skills that the Governance and Nominating Committee and the Board considered in concluding that each director nominee should serve on Viacom’s Board; and

•	service on the boards of directors of other public companies and investment companies during the past five years.

Important information about Viacom’s corporate governance practices, the responsibilities and functioning of the Board and its committees, director compensation and related person transactions is found elsewhere in this proxy statement. We encourage you to review this information in connection with your decisions on the election of the director nominees.

Robert M. Bakish	Not Independent

Mr. Bakish, age 53, has been a member of our Board of Directors and our President and Chief Executive Officer since December 12, 2016, having served as Acting President and Chief Executive Officer beginning November 15, 2016. He also serves as President and Chief Executive Officer of the Viacom Global Entertainment Group, a brand group within our Media Networks business that combined Viacom International Media Networks (“VIMN”) and a number of domestic channels, a position he has held since October 31, 2016. Mr. Bakish is being re-nominated to our Board due to his extensive knowledge of Viacom, including his nearly 20 years in various positions in the company and as our President and CEO, and his deep understanding of our industry. Mr. Bakish joined Former Viacom in 1997 and has held leadership positions throughout the organization, most recently serving as President and Chief Executive Officer of Viacom International Media Networks and its predecessor company, MTV Networks International (“MTVNI”), from 2007 to 2016. Prior to that, Mr. Bakish served as President of MTVNI, and prior to that as EVP, Operations and Viacom Enterprises and as EVP and Chief Operating Officer, MTV Networks Advertising Sales. Prior to joining MTV Networks, Mr. Bakish was SVP, Planning, Development and Technology at Former Viacom. Before joining Former Viacom in 1997, Mr. Bakish was a partner with Booz Allen & Hamilton in its Media and Entertainment practice. Mr. Bakish has served as a director of Avid Technology, Inc. since 2009.

VIACOM INC.  ï  2017 Proxy Statement    5

  ITEM 1 – ELECTION OF DIRECTORS

Cristiana Falcone Sorrell	Independent

Ms. Falcone Sorrell, age 43, has been a member of our Board since March 21, 2013. Ms. Falcone Sorrell is being re-nominated to our Board because of her independence, her critical thinking, her experience and talent as a consultant and her international experience. She serves as Senior Adviser to the Chairman at the World Economic Forum. She also served as Principal Consultant, Office of Outreach and Partnership, for the Inter-American Development Bank from 2011 to 2015. Prior to joining the World Economic Forum in 2004, Ms. Falcone Sorrell held positions at the International Labour Organization and Shell. Ms. Falcone Sorrell is Chief Executive Officer of JMCMRJ Sorrell Foundation, a member of the Italian National Press Guild, a board member of Internews, a member of the board of trustees of The Paley Center for Media and a member of the board of advisors for Tufts University’s Friedman School of Nutrition Science and Policy. Ms. Falcone Sorrell has served as a director of Revlon Inc. since 2014.

Kenneth B. Lerer	Independent

Mr. Lerer, age 64, has been a member of our Board since August 18, 2016. Mr. Lerer is being re-nominated to our Board because of his independence, entrepreneurial achievements and extensive experience in the media and public relations industries. He has been a Managing Partner at Lerer Hippeau Ventures since 2010 and serves as the Chairman of Buzzfeed, a privately-held media company that he co-founded in 2006. He is the Co-Founder, and was previously the Chairman, of The Huffington Post. Mr. Lerer also serves on the boards of Group Nine Media and Fly Blade, Inc., each a privately-held company. Mr. Lerer is Chairman Emeritus of the Public Theater in New York City and serves on the boards of the Association to Benefit Children (ABC) and the Bank Street College of Education.

Thomas J. May	Independent

Mr. May, age 69, has been a member of our Board since August 18, 2016 and its Chairman since September 14, 2016. Mr. May is being re-nominated to our Board because of his independence and his extensive experience as a chief executive officer and director, leading and advising major companies in the energy and financial sectors. Mr. May is the Chairman of Eversource Energy and served as its President and Chief Executive Officer and as a Trustee from 2012 to 2016. Mr. May has served as a director of Bank of America Corporation since 2004, as the Chairman of each of The Connecticut Light and Power Company, NSTAR Electric Company (and as its President and Chief Executive Officer and Trustee from 1994 to 2012), NSTAR Gas Company, Public Service Company of New Hampshire, Western Massachusetts Electric Company and Yankee Gas Services Company, which are privately held, since 2012, and as a director of Liberty Mutual Holding Company, Inc. since 2002. He is Chairman of the Stonehill College Board of Trustees, a trustee of the Dana-Farber Cancer Institute and a member of the board of the John F. Kennedy Library Foundation.

Judith A. McHale	Independent

Ms. McHale, age 69, has been a member of our Board since August 18, 2016. Ms. McHale is being re-nominated to our Board because of her independence and experience leading a major media conglomerate, her expertise in global affairs, and her background in operations and financial management. Ms. McHale currently serves as President and Chief Executive Officer of Cane Investments, LLC, a private investment company, which she joined in 2011. From 2009 to 2011, Ms. McHale served as the Under Secretary of State for Public Diplomacy and Public Affairs for the U.S. Department of State. From 2004 to 2006, Ms. McHale served as the President and Chief Executive Officer of Discovery Communications, Inc., the parent company of Discovery Channel, and served as its President and Chief Operating Officer from 1995 to 2004. In 2006, Ms. McHale worked with private equity firm Global Environment Fund to launch the GEF/Africa Growth Fund, an investment vehicle focused on supplying expansion capital to small and medium-sized enterprises that provide consumer goods and services in emerging African markets. She has served on the boards of Ralph Lauren, Corp. since 2011 and both SeaWorld Entertainment, Inc. and Hilton Worldwide Holdings Inc. since 2013. She previously served on the boards of Host Hotel & Resorts, Inc., DigitalGlobe Inc., John Hancock Financial Services, Inc. and Potomac Electric Power Company.

6     VIACOM INC.   ï  2017 Proxy Statement

  ITEM 1 – ELECTION OF DIRECTORS

Ronald L. Nelson	Independent

Mr. Nelson, age 64, has been a member of our Board since August 18, 2016. Mr. Nelson is being re-nominated to our Board because of his independence and experience as a chief executive officer, chief financial officer and chief operating officer of major companies and his long-standing background in the media industry. He currently serves as the Executive Chairman of Avis Budget Group, Inc., previously served as its Chairman and Chief Executive Officer from 2006 to 2015 and also served as Chief Operating Officer from 2010 until 2015. Prior to that, Mr. Nelson held several executive finance and operating roles, beginning in April 2003, with Cendant Corporation, including as Chief Financial Officer and President, and also served as a director from 2003 to 2006. From 1994 to 2003, Mr. Nelson served as Co-Chief Operating Officer of DreamWorks SKG. Prior to that, he was Executive Vice President, Chief Financial Officer and a director at Paramount Communications, Inc., formerly Gulf + Western Industries, Inc. Mr. Nelson has served on the boards of Convergys Corporation and Hanesbrands, Inc. since 2008.

Deborah Norville	Independent

Ms. Norville, age 58, has been a member of our Board since March 21, 2013. Ms. Norville is being re-nominated to our Board because of her independence, her critical thinking, and her extensive experience in the media industry. She has been the anchor of Inside Edition, a top-rated syndicated newsmagazine, since 1995. Prior to Inside Edition, Ms. Norville served as a correspondent and anchor for CBS News programs including Street Stories, 48 Hours and CBS Evening News. Previously, she anchored NBC News at Sunrise and was news anchor and co-host of NBC’s Today program. Ms. Norville is a two-time Emmy award winner with more than thirty years of reporting experience and an author of several books. She serves as a Director of the Broadcasters Foundation of America and as Co-Chair of the Duke University Parents Committee.

Charles E. Phillips, Jr.	Independent

Mr. Phillips, age 57, has been a member of our Board since January 1, 2006, having previously served as a director of Former Viacom beginning in 2004. Mr. Phillips is being re-nominated to our Board because of his independence, his experience as a senior executive in a large, multinational corporation, his financial industry background and financial and analytical expertise, his knowledge of technology issues and his familiarity with issues facing media, new media and intellectual property-driven companies. Mr. Phillips has been CEO of Infor Global Solutions since December 2010. He was a President of Oracle Corporation from 2003 to 2010 and served as a member of its Board of Directors and Executive Management Committee from 2004 to 2010.

Shari Redstone	Not Independent

Ms. Redstone, age 62, has been the Non-Executive Vice Chair of our Board since January 1, 2006. She also serves as Non-Executive Vice Chair of the Board of CBS Corporation. Ms. Redstone served on the Board of Former Viacom beginning in 1994, becoming Vice Chairman in June 2005. Ms. Redstone is being re-nominated to our Board because of her extensive experience in and understanding of the entertainment industry, her experience and talent managing a large business, and her position with NAI, including as one of its significant stockholders. Ms. Redstone is Co-founder and Managing Partner of Advancit Capital, an investment firm launched in 2011 that focuses on early stage companies at the intersection of media, entertainment and technology. Advancit is an investor in over 50 companies. Ms. Redstone has been President of NAI since 2000, and also serves as a director. Ms. Redstone is Co-Chairman of MovieTickets.com and is a member of the Board of Directors and Executive Committee for the National Theatre Owners Association. Ms. Redstone earned a BS from Tufts University and a JD and a Masters in Tax Law from Boston University. She practiced corporate law, estate planning and criminal law in the Boston area before joining NAI. Ms. Redstone is actively involved in a variety of charitable, civic, and educational organizations. She is currently a member of the Board of Directors at Combined Jewish Philanthropies and the John F. Kennedy Library Foundation. Ms. Redstone sits on the Board of Trustees at Dana Farber Cancer Institute. She served on the Board of Directors of The National Center on Addiction and Substance Abuse — Columbia University from 2003 to 2012. Most recently, Ms. Redstone joined the Board and Executive Committee of “Our Time,” a mass-membership organization that stands for the economic interests and political inclusion of young Americans aged 18-30. She is also on the Local Advisory Board and Executive Committee for BUILD, a non-profit organization that uses entrepreneurship to propel low income youth through high school and into college. Ms. Redstone is the daughter of Sumner M. Redstone.

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  ITEM 1 – ELECTION OF DIRECTORS

Nicole Seligman	Independent

Ms. Seligman, age 60, has been a member of our Board since August 18, 2016. Ms. Seligman is being re-nominated to our Board because of her independence, her experience in leading a major media conglomerate, and her exceptional achievements in the legal profession. Until March 2016, Ms. Seligman served as the President of Sony Entertainment, Inc. (beginning in 2014) and of Sony Corporation of America (beginning in 2012), and as Senior Legal Counsel of Sony Group (beginning in 2014). Ms. Seligman previously served as Executive Vice President and General Counsel of Sony Corporation from 2005 to 2014. She joined Sony in 2001 and served in a variety of other capacities during her tenure, including as a Corporate Executive Officer and Group Deputy General Counsel of Sony Corporation, and as General Counsel and an Executive Vice President at Sony Corporation of America, a subsidiary of Sony Corporation. Prior to joining Sony Corporation of America, Ms. Seligman was a partner in the litigation practice at Williams & Connolly LLP in Washington, D.C., where she worked on a broad range of complex civil and criminal matters and counseled a wide range of clients, including President William Jefferson Clinton and Lt. Col. Oliver North. Ms. Seligman joined Williams & Connolly in 1985. Ms. Seligman has been a Non-Executive Director at WPP plc since 2014 and has served as its Senior Independent Director since April 2016. Ms. Seligman served as law clerk to Justice Thurgood Marshall on the Supreme Court of the United States from 1984 to 1985 and as law clerk to Judge Harry T. Edwards at the U.S. Court of Appeals for the District of Columbia Circuit from 1983 to 1984.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote “FOR” the election of each of the director nominees named above.

In accordance with the Board’s recommendation, the proxy holders will vote the shares of Class A common stock covered by valid and timely received proxies “FOR” the election of each of the director nominees, unless the stockholder gives instructions to the contrary. If, for any reason, any of the director nominees becomes unavailable for election, the proxy holders may exercise discretion to vote for substitute nominees proposed by the Board. Each of the director nominees has indicated that he or she will be able to serve if elected and has agreed to do so.

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  OUR BOARD OF DIRECTORS

OUR BOARD OF DIRECTORS

Our Board of Directors is currently comprised of 15 members, 12 of whom are independent under the standards discussed below. The Board has three standing committees: the Audit Committee, the Compensation Committee and the Governance and Nominating Committee (collectively, the “Committees”), each of which consists solely of independent directors. Our Board met 11 times in fiscal year 2016, and each of our directors attended more than 75% of the meetings of the Board and Committees on which the director served. Under our Corporate Governance Guidelines, directors are expected to attend the Annual Meeting. Four of our directors attended our 2016 Annual Meeting.

Board Structure

Following the Annual Meeting, our Board of Directors will be comprised of the following ten members:

•	an independent Non-Executive Chairman;

•	a Non-Executive Vice Chair;

•	our President and Chief Executive Officer; and

•	7 other directors, all of whom are independent.

Mr. May, our Non-Executive Chairman, presides at all meetings of the Board of Directors and the stockholders, and develops and approves Board agendas. He and our Committee Chairs play leading roles with respect to various other matters that are appropriate for consideration by independent directors, such as executive compensation, matters involving related parties and potential conflicts of interest.

Ms. Redstone has a significant ownership interest in, and is President of, NAI. The Board of Directors believes it is appropriate for Ms. Redstone to be non-executive Vice Chair of the Board because of her extensive experience in and understanding of the entertainment industry, her experience and talent managing a large business, and her ownership interest in and role as President of NAI.

Mr. Bakish has been a member of our Board and our President and Chief Executive Officer since December 12, 2016, having served as Acting President and Chief Executive Officer beginning November 15, 2016. The Board of Directors has determined that his participation on the Board is beneficial because of his experience, talent and deep understanding of our industry, and because of his extensive knowledge of, history with and day-to-day management of Viacom.

Sumner M. Redstone is chairman emeritus of the company and following our Annual Meeting, Mr. Redstone will continue to participate in meetings of the Board in a non-voting role.

In keeping with good corporate governance practices, we maintain a majority of independent directors and our Board Committees are comprised solely of independent directors. Independent directors have the ability to propose agenda items, including for executive sessions, to the Chairman. We believe our Board leadership structure provides the appropriate balance of independent directors, directors affiliated with our controlling stockholder and management directors to work together to represent the interests of our entire stockholder base.

Board Role in Risk Oversight

Our Board receives regular reports from our CEO, CFO, General Counsel and other members of senior management regarding areas of significant risk to us, including operational, strategic, legal and regulatory, financial and reputational risks. Certain risks that are under the purview of a particular Committee are monitored by that Committee, which then reports to the full Board as appropriate. For example, our Chief Audit and Compliance Officer, who identifies and manages a wide range of risks companywide, reports to the Audit Committee, which in turn reports significant developments to the full Board of Directors. In addition, under their respective Charters, the Audit Committee reviews our risk assessment and risk management processes, and the Compensation Committee oversees periodic risk assessments of our compensation programs.

Director Independence

Our Corporate Governance Guidelines (the “Guidelines”) provide that a majority of our directors must be independent of

Viacom, as “independence” is defined in the NASDAQ listing standards and in the Guidelines.

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  OUR BOARD OF DIRECTORS

NASDAQ Listing Standards

The NASDAQ listing standards provide six “bright-line” tests to determine independence. A Viacom director will not be independent if any of the following relationships exist:

•	the director is, or has been within the last three years, an employee of Viacom;

•	a family member of the director is, or has been within the last three years, an executive officer of Viacom;

•

the director has received, or a family member of the director has received, during any twelve-month period within the last three years, more than $120,000 in compensation from Viacom, other than compensation for board or board committee service, compensation paid to a family member of the director who is an employee (other than an executive officer) of Viacom, or benefits under a tax-qualified retirement plan, or non-discretionary compensation;

•

the director is, or has a family member who is, a current partner of Viacom’s outside auditor, or was a partner or employee of Viacom’s outside auditor who worked on Viacom’s audit at any time during any of the past three years;

•

the director is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of Viacom have served on the compensation committee of such other entity; or

•

the director is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which Viacom made, or from which Viacom received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than payments arising solely from investments in Viacom’s securities or payments under non-discretionary charitable contribution matching programs.

For this purpose, “family member” means the director’s spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in the director’s home.

If a director fails any of the six tests, the director must be found to be not independent. In addition, the NASDAQ listing standards provide that a director is not independent unless the Board affirmatively determines that the director has no relationship that would impair his or her independence, which we refer to as a “material relationship.”

Our Corporate Governance Guidelines

Our Guidelines provide categorical standards to assist the Board in determining what constitutes a “material relationship” with Viacom for purposes of the NASDAQ listing standards. These categorical standards are summarized below and can be found in their entirety in our Guidelines, which are posted in the “Investor Relations/Corporate Governance” section of our website at www.viacom.com.

Under the categorical standards in our Guidelines, the following relationships are generally deemed not to be material:

•

the types of relationships identified by the NASDAQ listing standard’s bright-line tests, if they occurred more than five years ago (the Board will review any such relationship if it occurred more than three but less than five years ago);

•

a relationship whereby the director has received, or an immediate family member of the director has received for service as an executive officer, $120,000 or less in direct compensation from us during any twelve-month period within the last three years; and

•	a relationship in which the director is an executive officer or employee, or an immediate family member of the director is an executive officer, of the following:

•

a company that made payments to or received payments from us for property or services in an amount that, in any of the last three fiscal years, is less than 1% of that company’s annual consolidated gross revenues;

•	a company that is either indebted to us or a creditor of ours in an amount that is less than 1% of that company’s total consolidated assets; and

•	a tax-exempt organization that received contributions from us in the prior fiscal year in an amount less than the greater of $500,000 and 1% of that organization’s consolidated gross revenues.

For relationships that exceed these thresholds, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, is made by the directors who are independent. In addition, the Guidelines state that, generally, the types of relationships not addressed by the NASDAQ listing standards or the categorical standards described in the Guidelines will not, by themselves, cause a director to be considered not independent. The Board may, after considering relevant facts and circumstances, determine that a director is not independent for any reason it deems appropriate.

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  OUR BOARD OF DIRECTORS

Independence of Our Directors

When considering whether a director is independent, we believe it is important for our Board to have a range of information about the director so that it can make an informed independence determination. Our Governance and Nominating Committee and the full Board review information about:

•	the director’s employment;

•	any relationships required to be disclosed as related person transactions in this proxy statement;

•	certain other relationships not required to be disclosed in this proxy statement because they do not meet materiality thresholds;

•	any relationship of which we are aware between the director or a director’s family member and Viacom or any other Viacom director or executive officer (for example, overlapping directorships); and

•	other public company board and committee memberships and affiliations with not-for-profit organizations.

In addition, as discussed under “Related Person Transactions,” the Governance and Nominating Committee

receives reports on all transactions between related persons and us, regardless of whether such transaction is determined to involve a material interest by a related person.

Since our 2016 Annual Meeting, at least a majority of our directors have been independent at any given time.

In December 2016, the Board conducted its annual review of the independence of the director nominees and confirmed that eight of the 10 nominees – Mses. Falcone Sorrell, McHale, Norville and Seligman, and Messrs. Lerer, May, Nelson and Phillips – are independent.

With respect to specific companies with which we conduct business and an independent director is affiliated, the Governance and Nominating Committee and the Board considered that Ms. Norville is the anchor of Inside Edition, which is a CBS-owned program, and that Ms. Falcone Sorrell’s husband is Chief Executive Officer of WPP PLC. The transactions between Viacom and these entities were negotiated on an arm’s length basis. The Board determined that these transactions did not affect the respective director’s independence.

Board Committees

Committee Membership

The Board reviews and determines the membership of our Board Committees at least annually, with input from the Governance and Nominating Committee. The following discusses the membership of the Committees in fiscal year 2016, including the number of meetings held in fiscal year 2016, as well as information about the Committees, their respective roles and responsibilities and their charters. Each of our Committees has a written charter, which is posted in the “Investor Relations/Corporate Governance” section of our website at www.viacom.com.

In fiscal year 2016, the Audit Committee met six times, the Compensation Committee met six times and the Governance and Nominating Committee met 10 times.

The following table provides the composition of our Board Committees as of September 30, 2016:

Name	Audit Committee(1)	Compensation Committee(2)	Governance and Nominating Committee(3)
Cristiana Falcone Sorrell	—	—	Member
Kenneth B. Lerer	—	—	Member
Thomas J. May	Member	Member	—
Blythe J. McGarvie	—	Member	—
Judith A. McHale	Member	Chair	—
Ronald L. Nelson	Chair	—	Member
Deborah Norville	—	Member	—
Charles E. Phillips, Jr.	Member	—	—
Frederic V. Salerno	Member	—	—
William Schwartz	—	—	Member
Nicole Seligman	—	Member	Chair

(1)	From October 1, 2015 through August 17, 2016, the members of our Audit Committee were Mses. Falcone Sorrell and McGarvie (Chair) and Messrs. Phillips and Salerno.

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  OUR BOARD OF DIRECTORS

(2)	From October 1, 2015 through August 17, 2016, the members of our Compensation Committee were Mses. McGarvie and Norville and Messrs. Phillips, Salerno (Chair) and Schwartz.
(3)	From October 1, 2015 through August 17, 2016, the members of our Governance and Nominating Committee were Ms. McGarvie and Messrs. Salerno and Schwartz (Chair).

Audit Committee

Under its Charter, the Audit Committee is responsible for the following, among other things:

•

the appointment, retention, termination, compensation and oversight of the work of our independent auditor, which reports directly to the Committee, including reviewing with the independent auditor the scope, planning and staffing of the annual audit, and the sole authority to approve all services provided by the independent auditor;

•	reviewing our financial statements and related SEC filings and financial disclosures;

•	overseeing our compliance with the requirements of Section 404 of the Sarbanes-Oxley Act with respect to internal control over financial reporting;

•	reviewing our risk assessment and risk management processes;

•	reviewing our policies governing, and approving our use of, certain swap transactions;

•	overseeing our internal audit function; and

•	overseeing our compliance with legal and regulatory requirements.

For additional information on the Audit Committee’s role and its oversight of the independent auditor during fiscal year 2016, see “Report of the Audit Committee.”

The Audit Committee Charter also provides that:

•	the Committee will be comprised of at least three independent directors, each of whom also meets the separate standards for Audit Committee independence set forth in the NASDAQ listing standards;

•	all Committee members must be financially literate, and the Committee must have at least one “audit committee financial expert”;

•	the Committee will hold at least six regular meetings each calendar year;

•	the Committee will meet separately with the independent auditor at least four times each year;

•	the Committee will meet regularly in executive session with members of our senior management team; and

•	the Committee is empowered to hire outside advisors as it deems appropriate.

Audit Committee Financial Experts

The Board of Directors has determined that all of the members of the Audit Committee are independent and “financially sophisticated” under NASDAQ listing standards and qualify as “audit committee financial experts” under the regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

Service on the Audit Committees of Other Public Companies

We do not restrict the number of other audit committees on which members of our Audit Committee may serve; however, in recommending director candidates to the Board and directors to serve on Committees of the Board, the Governance and Nominating Committee considers the other demands on each director’s time, including those arising from such service.

Compensation Committee

Under its Charter, the Compensation Committee is responsible for the following, among other things:

•	establishing and regularly reviewing our general compensation philosophy, strategy, principles and policies, including conducting periodic risk assessments of our compensation programs;

•

reviewing and approving the total compensation packages for, and key terms of any agreements with, our President and Chief Executive Officer, our other executive officers, operating managers who report to the CEO, and certain other executives;

•	reviewing and making recommendations to the Board on compensation plans and overseeing the administration of those plans;

•	determining the appropriate design for awards made under our annual cash bonus and equity compensation plans and setting related performance targets;

•	approving equity awards; and

•

evaluating the performance of our President and Chief Executive Officer, and reviewing the evaluations of other executives by the President and CEO, as appropriate, including in the context of succession planning.

For additional information on the Compensation Committee’s role, its processes for the consideration and determination of executive compensation and its use of outside advisors, see “Compensation Discussion and Analysis.”

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  OUR BOARD OF DIRECTORS

The Compensation Committee Charter also provides that:

•

the Committee will be comprised of at least three independent directors, each of whom must be an “outside director” as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a “non-employee director” as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the Committee will hold at least four regular meetings each calendar year;

•	the Committee will meet periodically in executive session, which sessions typically include its independent outside advisors; and

•	the Committee is empowered to hire outside advisors as it deems appropriate and will conduct annual assessments of the independence of each such advisor.

Compensation Committee’s Relationship with its Independent Compensation Consultant

The Compensation Committee’s independent compensation consultant during fiscal year 2016 was Pay Governance LLC (“Pay Governance”). Pay Governance is engaged by, and reports directly to, the Compensation Committee, which has the sole authority to hire or fire Pay Governance and to approve fee arrangements for work performed. Pay Governance assists the Compensation Committee in fulfilling its responsibilities under its Charter, including advising on proposed compensation packages for top executives, compensation program design and market practices generally. The Compensation Committee has authorized Pay Governance to interact with management on behalf of the Compensation Committee, as needed in connection with advising the Compensation Committee, and Pay Governance is included in discussions with management and, when applicable, the Compensation Committee’s outside legal counsel on matters being brought to the Compensation Committee for consideration.

It is the Compensation Committee’s policy that the Chair of the Compensation Committee or the full Compensation Committee pre-approve any additional services provided to management by its independent compensation consultant. In fiscal year 2016, Pay Governance only did work for the Compensation Committee. The Compensation Committee has assessed the independence of Pay Governance pursuant to Securities and Exchange Commission (“SEC”) rules and concluded that Pay Governance’s work for the Compensation Committee does not raise any conflict of interest.

Governance and Nominating Committee

Under its Charter, the Governance and Nominating Committee is responsible for the following, among other things:

•	identifying and recommending to the Board potential director candidates and reviewing the composition of the Board as part of this process;

•	overseeing all aspects of our corporate governance initiatives, including periodic assessments of our principal governance documents, and making recommendations to the Board as appropriate;

•	establishing policy on and overseeing our entry into related person transactions;

•	establishing criteria for the annual self-assessments of the Board and its Committees;

•	reviewing and making recommendations to the Board on director compensation matters; and

•	monitoring developments in the law and practice of corporate governance.

The Governance and Nominating Committee Charter also provides that:

•	the Committee will be comprised of at least three independent directors;

•	the Committee will hold at least three regular meetings each calendar year;

•	the Committee will meet regularly in executive session; and

•	the Committee is empowered to hire outside advisors as it deems appropriate.

The Governance and Nominating Committee periodically uses an independent compensation consultant for advice on director compensation.

For additional information on the Governance and Nominating Committee’s oversight of director compensation and related person transactions, see the sections “Director Compensation” and “Related Person Transactions.”

Executive Sessions of the Board

Under our Corporate Governance Guidelines, the Board is required to hold separate executive sessions of non-management and independent directors. Mr. May, our non-executive Chairman, leads these executive sessions.

Director Nomination Process and Consideration of Diversity of Perspectives

Our Corporate Governance Guidelines and the Governance and Nominating Committee Charter set forth certain criteria for director qualifications and Board composition. These criteria include an expectation that directors have substantial

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  OUR BOARD OF DIRECTORS

accomplishments in their professional backgrounds, are able to make independent, analytical inquiries and exhibit practical wisdom and mature judgment. The Governance and Nominating Committee seeks to achieve a Board that represents a diverse mix of skills, perspectives, talents, backgrounds and education that will enhance our decision-making process, oversee management’s execution of strategic objectives and represent the interests of all of our stockholders. Director candidates should meet our standards for independence, be free of potential conflicts of interest, possess the highest personal and professional ethics, integrity and values, be committed to promoting the long-term interests of our stockholders and be able and willing to devote the necessary time to carrying out their duties and responsibilities as members of the Board. These criteria are described more fully in our Guidelines and the Governance and Nominating Committee Charter. The Governance and Nominating Committee considers these criteria, including diversity, in connection with its annual review of the composition, qualifications and independence of our Board.

For additional discussion of how the Governance and Nominating Committee determines the director nominees, see “Item 1 — Election of Directors” and “Our Board of Directors — Director Independence.”

Stockholder Recommendations for Director Candidates

The Governance and Nominating Committee will consider potential director candidates recommended by our stockholders. When making a recommendation, stockholders should consider our criteria for director qualifications and Board composition set forth above and in our Guidelines and the Governance and Nominating Committee Charter. Director candidates recommended by stockholders who meet these qualifications will be considered by the Chair of the Governance and Nominating Committee, who will present the information on the candidate to the entire Governance and Nominating Committee. All director candidates recommended by stockholders will be considered by the Governance and Nominating Committee in the same manner as any other candidate and may or may not be selected by the Governance and Nominating Committee.

All recommendations by stockholders for potential director candidates must include written materials on the potential candidate’s qualifications and be sent to Michael D. Fricklas, Secretary, Viacom Inc., 1515 Broadway, New York, NY 10036-5794.

Communications with Directors

Stockholders and other interested parties who would like to contact our non-management directors may send an email to: nonmanagementdirectors@viacom.com or write to Non-Management Directors, Viacom Inc., 1515 Broadway, 52nd Floor, New York, NY 10036-5794. The non-management directors’ contact information is also available on our website at www.viacom.com. The non-management directors have approved the process for handling communications received in this manner.

Stockholders should also use the email and mailing address for the non-management directors to send communications to the Board. The process for handling stockholder communications to the Board received in this manner has been approved by the independent directors of the Board. Correspondence relating to accounting or auditing matters will be handled in accordance with procedures established by the Audit Committee for such matters.

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  CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Our corporate governance practices are established, monitored and regularly assessed by our Board of Directors with assistance from the Governance and Nominating Committee. The Board considers current and proposed legal requirements and governance best practices in connection with its decisions on our governance practices, including ensuring that a majority of our Board is independent and that all of our Board Committees are comprised solely of independent directors.

Our principal governance documents are our Corporate Governance Guidelines, Board Committee Charters, Global Business Practices Statement and Supplemental Code of

Ethics for Senior Financial Officers. These documents are available in the “Investor Relations/Corporate Governance” section of our website at www.viacom.com, and copies of these documents may be requested by writing to Investor Relations, Viacom Inc., 1515 Broadway, New York, NY 10036-5794.

Certain aspects of our governance documents are summarized below. We encourage our stockholders to read our governance documents, as we believe they illustrate our commitment to good governance practices and ethical business conduct.

Corporate Governance Guidelines

Our Corporate Governance Guidelines establish our corporate governance principles and practices on a variety of topics, including the responsibilities, composition and functioning of the Board. The Governance and Nominating Committee assesses the Guidelines periodically and makes recommendations to the Board on any changes to implement. Our Guidelines address, among other things:

•	director qualifications, including our director independence standards;

•	the requirement to hold separate executive sessions of the non-management directors and of the independent directors and their frequency;

•	the election and responsibilities of a lead independent director when the offices of Chairman and Chief Executive Officer are held by the same person;
•	how stockholders and interested parties may communicate with the non-management directors;

•	stock ownership guidelines for directors and the Board’s policies for setting director compensation;

•	director orientation and continuing education;

•	policies regarding director access to management, employees and independent advisors;

•	the role of the non-management directors in executive succession planning; and

•	the annual self-assessment of the Board to evaluate its effectiveness.

Board Committee Charters

As discussed in more detail in the descriptions of our Board Committees under “Our Board of Directors — Board Committees,” each of our Board Committees operates under a written charter adopted by the Board. The charters set forth the purpose, objectives and responsibilities of the respective

Committee and discuss matters such as Committee membership requirements, number of meetings and the setting of meeting agendas. The charters are assessed annually by the Governance and Nominating Committee and the respective Committee and are updated by the Board as needed.

Viacom Global Business Practices Statement

Our Global Business Practices Statement (the “GBPS”) discusses our standards for ethical conduct that are expected of all directors and employees of Viacom and its subsidiaries. The GBPS has been distributed to our directors and employees worldwide. As part of our compliance and ethics programs, directors and employees receive regular training on the contents of the GBPS and, where permitted, are required to certify as to compliance with it. They are also required to disclose any conflicts or potential conflicts of interest on an ongoing basis and appropriately report on suspected violations of the GBPS. The GBPS addresses, among other things, topics such as:

•	compliance with laws, rules and regulations;

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  CORPORATE GOVERNANCE

•	conflicts of interest and interference, including the disclosure of actual or potential conflicts;

•	confidentiality, transactions in securities and fair disclosure;

•	financial accounting and improper payments;

•	our commitment to being an equal opportunity employer and providing a workplace environment free of harassment and improper bias;

•	fair dealing and relations with competitors, customers and suppliers;

•	connecting, communicating and sharing through social media;

•	protection and proper use of company assets, information systems and electronic communications;

•	privacy, data security and information protection;

•	anti-corruption laws such as the Foreign Corrupt Practices Act and the UK Bribery Act;

•	export control and anti-boycott laws;

•	health, safety and the environment; and

•	political contributions.

The GBPS also identifies numerous avenues for employees to report violations of the GBPS, matters of alleged financial impropriety and any other matters of concern, anonymously or with attribution, to the appropriate officers of Viacom and/or the Audit Committee. These avenues include telephone hotlines (in the United States and for numerous international locations), email contacts and reporting through various internal websites at Viacom and its business divisions. The GBPS makes clear that retaliation against an employee who makes a report in good faith will not be tolerated.

Our Senior Vice President, Chief Audit and Compliance Officer, has oversight responsibility for our compliance and ethics programs. He reports to the Audit Committee and administratively to the General Counsel as to compliance matters and to the Chief Financial Officer as to audit matters. These individuals, together with senior executives of various disciplines from Viacom and its business divisions, regularly review and update the GBPS policies, and generate more detailed policies and training for those officers and employees engaged in activities that warrant additional focus, such as conducting business internationally. We also require that our suppliers comply with pertinent elements of our business conduct policies.

Waivers of the GBPS for our executive officers and directors will be disclosed on our website at www.viacom.com or by Form 8-K filed with the SEC.

Supplemental Code of Ethics for Senior Financial Officers

The Supplemental Code of Ethics for Senior Financial Officers is applicable to our President and Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The Supplemental Code of Ethics addresses matters specific to those senior financial positions at Viacom, including responsibility for the disclosures made in our filings with the SEC, reporting obligations with respect to certain matters and a general obligation to promote honest and ethical conduct within Viacom. As with all employees, the Senior Financial Officers are also required to comply with the GBPS.

Amendments to or waivers of the Supplemental Code of Ethics for these officers will be disclosed on our website at www.viacom.com or by Form 8-K filed with the SEC.

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  DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

Directors who are not employees of Viacom or any of its subsidiaries, other than our Chairman Emeritus (the “Outside Directors”), are entitled to receive compensation for their service on the Board and are eligible to participate in certain director plans, as discussed below. Messrs. Abrams, Lerer, May, Nelson, Phillips, Salerno and Schwartz and Mses. Falcone Sorrell, McGarvie, McHale, Norville, Redstone and Seligman are Outside Directors.

Our director compensation programs are overseen by our Governance and Nominating Committee, which makes recommendations at least every other year to the Board on the appropriate amount and structure of director compensation in light of then current competitive practice and other factors. The Governance and Nominating Committee receives advice from Pay Governance, the Compensation Committee’s independent compensation consultant, on director compensation matters, including our director compensation plans.

Elements of Outside Director Compensation

Cash Compensation

We pay cash compensation to our Outside Directors as follows:

•

Our Chair receives an annual Board retainer of $300,000, our Vice Chair receives an annual retainer of $200,000 and all other Outside Directors receive an annual retainer of $100,000, in each case payable in equal installments quarterly in advance.

•	The Chairs of the Audit and Compensation Committees each receive an annual retainer of $20,000, payable in equal installments quarterly in advance, and the members of those committees receive a per meeting attendance fee of $2,000.

•

The Chair of the Governance and Nominating Committee receives an annual retainer of $15,000, payable in equal installments quarterly in advance, and the members of that committee receive a per meeting attendance fee of $1,500.

Outside Directors may elect to defer their cash compensation under the Viacom Inc. Deferred Compensation Plan for Outside Directors discussed below.

Equity Compensation

Pursuant to the Viacom Inc. 2011 RSU Plan for Outside Directors, as amended and restated as of October 31, 2016, on January 31 of each year, our Outside Directors automatically receive an annual grant of restricted share units (“RSUs”) equal in value to $175,000 based on the closing price of our Class B common stock on NASDAQ on the date of grant. The RSUs vest one year from the date of grant and are payable in shares of Class B common stock upon vesting unless the Outside Director elects to defer settlement of the RSUs to a future date. Dividend equivalents are credited on the RSUs each time we pay a regular cash dividend on our Class B common stock until the RSUs are settled.

See “Fiscal Year 2016 Director Compensation” below for detail on the compensation our Outside Directors received for fiscal year 2016.

Deferred Compensation Plan

Under the Viacom Inc. Deferred Compensation Plan for Outside Directors, Outside Directors may elect to defer their Board and Committee retainers and meeting fees for the upcoming calendar year. Deferred amounts are credited during a calendar quarter to an interest-bearing income account or a stock unit account in accordance with the director’s prior election.

Amounts credited to an income account bear interest at the prime rate in effect at the beginning of each calendar quarter and are paid in cash upon a director’s retirement from the Board.

Amounts credited to a stock unit account prior to January 1, 2014 were deemed invested in a number of phantom stock units based on the value of our Class A common stock and Class B common stock on the first day of the next calendar quarter. Such amounts bore interest at the prime rate in effect at the beginning of the relevant calendar quarter until they were converted to phantom stock units. In 2013, directors were given a one-time election to change the settlement mechanics of their existing balances in stock unit accounts so that they would receive shares of Class B common stock rather than cash upon their retirement from the Board. If a

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  DIRECTOR COMPENSATION

director did not make such one-time election, amounts deferred into stock unit accounts prior to January 1, 2014 will be paid in cash.

Amounts credited to a stock unit account on or after January 1, 2014 are deferred into a fixed number of fully-vested RSUs based on the value of our Class B common stock on the first day of the relevant calendar quarter. The awarded RSUs will be settled in shares of Class B common stock.

Whether paid in shares of Class B common stock or in cash, deferred amounts will be paid in either a lump sum or in three or five annual installments based on the director’s prior election, with the lump sum or initial annual installment becoming payable on the later of six months after the director leaves the Board or January 15 of the following year.

For more information on the phantom stock units and RSUs related to deferred compensation held by our Outside Directors as of November 1, 2016, see footnote (1) to the “Security Ownership of Certain Beneficial Owners and Management” table.

Director Perquisites

We generally do not provide perquisites to our directors. Occasionally, a director’s spouse may accompany him or her to Viacom events at our request. This policy involves a de minimis or no incremental cost to us, and we believe it serves a legitimate business purpose.

Director Attendance at Certain Viacom Events

We believe it is in our best interest for directors to participate in certain events throughout the year, and the Board has established a policy under which directors are allocated tickets without charge to attend specific events that have been designated as having a business purpose. Travel expenses to such events are reimbursed by us in accordance with our normal travel policies. The Governance and Nominating Committee is responsible for oversight of this policy.

18     VIACOM INC.   ï  2017 Proxy Statement

  DIRECTOR COMPENSATION

Fiscal Year 2016 Director Compensation

The following table presents information on compensation for services as an Outside Director for fiscal year 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($)	Total ($)
George S. Abrams (3)	$100,038	$174,984	$65	$120,000	$395,087
Philippe P. Dauman (4)	—	—	$7,847	—	$7,847
Cristiana Falcone Sorrell (5)	$111,535	$174,984	$61	—	$286,580
Kenneth B. Lerer (6)	$13,457	—	$—	—	$13,457
Thomas J. May (7)	$41,870	—	$—	—	$41,870
Blythe J. McGarvie (8)	$155,538	$174,984	$4,157	—	$334,679
Judith A. McHale (9)	$20,348	—	$—	—	$20,348
Ronald L. Nelson (10)	$17,848	—	$—	—	$17,848
Deborah Norville (11)	$112,035	$174,984	$48	—	$287,067
Charles E. Phillips, Jr. (12)	$120,035	$174,984	$3,159	—	$298,178
Shari Redstone, Vice Chair (13)	$200,035	$174,984	$—	—	$375,019
Frederic V. Salerno (14)	$153,538	$224,944	$129	—	$378,611
William Schwartz (15)	$138,035	$174,984	$118	—	$313,137
Nicole Seligman (16)	$19,250	—	$—	—	$19,250
(1)

Reflects the grant date fair value of the $175,000 annual RSU award and, for Mr. Salerno, the grant date fair value of a $50,000 RSU award he received in May 2016 in connection with his role as Lead Independent Director at that time, calculated in accordance with FASB ASC Topic 718 — Stock Compensation. Grant date fair value assumptions are consistent with those disclosed in the Equity-Based Compensation Note to our Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended September 30, 2016.

(2)

Reflects nonqualified deferred compensation only. Interest accrues on the amounts deferred under our Deferred Compensation Plan for Outside Directors at the prime rate in effect at Citibank N.A. at the beginning of each calendar quarter. The prime rate generally represents an interest rate that is more than 120% of the long-term applicable federal rate published by the Internal Revenue Service and therefore is deemed to be preferential for purposes of this table. Accordingly, we have indicated above the difference in the amount of interest accrued for each director in fiscal year 2016 compared to the interest that would have been accrued at 120% of the long-term applicable federal rate.

(3)

Mr. Abrams did not defer receipt of his cash director fees in fiscal year 2016. As of September 30, 2016, Mr. Abrams held a total of 23,206 stock options for shares of Class B common stock and 6,181 RSUs for shares of Class B common stock. The amount under “All Other Compensation” reflects amounts paid in connection with Mr. Abrams’ consulting agreement discussed under “Related Person Transactions.”

(4)	The amount presented in this table relates to compensation deferred by Mr. Dauman when he was an Outside Director.
(5)

Ms. Falcone Sorrell deferred receipt of her cash director fees in fiscal year 2016. As of September 30, 2016, Ms. Falcone Sorrell held a total of 14,505 RSUs (including deferred RSUs) for shares of Class B common stock.

(6)	Mr. Lerer joined our Board effective August 18, 2016. He did not defer receipt of his cash director fees in fiscal year 2016.
(7)	Mr. May joined our Board effective August 18, 2016. He did not defer receipt of his cash director fees in fiscal year 2016.
(8)

Ms. McGarvie did not defer receipt of her cash director fees in fiscal year 2016. As of September 30, 2016, Ms. McGarvie held a total of 20,035 stock options for shares of Class B common stock and 3,944 RSUs (including deferred RSUs) for shares of Class B common stock.

(9)	Ms. McHale joined our Board effective August 18, 2016. She did not defer receipt of her cash director fees in fiscal year 2016.
(10)	Mr. Nelson joined our Board effective August 18, 2016. He did not defer receipt of his cash director fees in fiscal year 2016.
(11)

Ms. Norville deferred receipt of her cash director fees in fiscal year 2016. As of September 30, 2016, Ms. Norville held a total of 15,869 RSUs (including deferred RSUs) for shares of Class B common stock.

(12)

Mr. Phillips deferred receipt of his cash director fees in fiscal year 2016. As of September 30, 2016, Mr. Phillips held a total of 5,155 stock options for shares of Class B common stock and 44,131 RSUs (including deferred RSUs) for shares of Class B common stock.

(13)

Ms. Redstone deferred receipt of her cash director fees in fiscal year 2016. As of September 30, 2016, Ms. Redstone held a total of 82,659 RSUs (including deferred RSUs) for shares of Class B common stock.

(14)

Mr. Salerno did not defer receipt of his cash director fees in fiscal year 2016. As of September 30, 2016, Mr. Salerno held a total of 6,801 stock options for shares of Class B common stock and 24,931 RSUs (including deferred RSUs) for shares of Class B common stock.

(15)

Mr. Schwartz did not defer receipt of his cash director fees in fiscal year 2016. As of September 30, 2016, Mr. Schwartz held a total of 23,206 stock options for shares of Class B common stock and 31,524 RSUs (including deferred RSUs) for shares of Class B common stock.

(16)	Ms. Seligman joined our Board effective August 18, 2016. She did not defer receipt of her cash director fees in fiscal year 2016.

VIACOM INC.  ï  2017 Proxy Statement    19

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The table below presents as of November 1, 2016, unless otherwise indicated, information concerning the beneficial ownership of our Class A and Class B common stock by (i) each director and director nominee, (ii) each of our NEOs during fiscal year 2016 and (iii) our current directors, NEOs and executive officers as a group. “Option Shares” reflects stock options to purchase shares that were unexercised but exercisable, either currently or within a period of 60 days from November 1, 2016, and are excluded from the column

“Number of Equity Shares.” Each person has sole voting and investment power over the shares reported, except as noted. The table also includes information concerning the beneficial ownership by each person, or group of affiliated persons, who is known by us to beneficially own 5% or more of our Class A common stock.

As of November 1, 2016, there were 49,431,379 shares of our Class A common stock outstanding and 347,381,178 shares of our Class B common stock outstanding.

Beneficial Ownership of Equity Securities
Name	Title of Equity Security	Number of Equity Shares		Option Shares	Percentage of Class		Common Stock Equivalents (11)
George S. Abrams	Class A common stock Class B common stock	— 37,192	(1) (1)(2)	— 23,206	* *		11,597 14,314	(1) (1)
Robert M. Bakish	Class A common stock Class B common stock	— 84,166	(2)(4)	— 310,836	* *		— —
Philippe P. Dauman	Class A common stock Class B common stock	— 1,004	(3)(4)	— 5,584,326	* *		— 2,010	(3)
Wade C. Davis	Class A common stock Class B common stock	— 13,502	(3)(4)	— 91,764	* *		— 1,496	(3)
Thomas E. Dooley	Class A common stock Class B common stock	1,720 1,228,152	(4)(5)	— 3,577,580	* *		— —
Cristiana Falcone Sorrell	Class A common stock Class B common stock	— —	(1)(6)	— —	* *		— 11,420	(1)(6)
Michael D. Fricklas	Class A common stock Class B common stock	26 1,711	(3)(4) (3)(4)	— 356,275	* *		15 4,222	(3) (3)
Doretha (DeDe) F. Lea	Class A common stock Class B common stock	— 31,619	(3)(4)	— 48,198	* *		— 1,070	(3)
Kenneth B. Lerer	Class A common stock Class B common stock	— —		— —	* *		— —
Thomas J. May	Class A common stock Class B common stock	— —		— —	* *		— —
Blythe J. McGarvie	Class A common stock Class B common stock	— 9,675	(1) (1)	— 20,035	* *		718 831	(1) (1)
Judith A. McHale	Class A common stock Class B common stock	15 —		— —	* *		— —
Scott M. Mills	Class A common stock Class B common stock	— 14,003		— 149,862	* *		— —
Ronald L. Nelson	Class A common stock Class B common stock	— —		— —	* *		— —
Deborah Norville	Class A common stock Class B common stock	— 209	(1)(6)	— —	* *		— 12,796	(1)(6)
Charles E. Phillips, Jr.	Class A common stock Class B common stock	— 4,098	(1)(6)	— 5,155	* *		— 41,059	(1)(6)
Shari Redstone	Class A common stock Class B common stock	— 1,500	(1)(2)(6)(7)	— —	* *		— 80,137	(1)(6)
Sumner M. Redstone (8)	Class A common stock Class B common stock	39,442,372 500,000	(9) (3)(9)	— —	79.8 *	%	— 227	(3)
Frederic V. Salerno	Class A common stock Class B common stock	— 7,502	(1) (1)(6)	— 6,896	* *		23,043 43,897	(1) (1)(6)
William Schwartz	Class A common stock Class B common stock	— 13,220	(1) (1)(6)	— 23,701	* *		21,254 49,529	(1) (1)(6)
Nicole Seligman	Class A common stock Class B common stock	— 500	(2)	— —	* *		— —
National Amusements, Inc. (9)	Class A common stock Class B common stock	39,442,332 500,000		— —	79.8 *	%	— —
Current Directors, NEOs and executive officers as a group, other than Sumner M. Redstone (21 persons)	Class A common stock Class B common stock	1,761 1,458,222	(4) (4)	— 10,231,194	* *		56,627 263,245
Mario J. Gabelli (10) GAMCO Investors, Inc.	Class A common stock	5,033,625		—	10.2%		—
*	Represents less than 1% of the outstanding common stock of the class.

20     VIACOM INC.   ï  2017 Proxy Statement

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(1)

The following Class A phantom stock units, Class B phantom stock units and Class B RSUs credited to the respective director under the Deferred Compensation Plan for Outside Directors are excluded from the “Number of Equity Shares” column and the “Percentage of Class” column and included in the “Common Stock Equivalents” column:

Phantom Stock Units

Abrams:	11,597 Class A and 11,874 Class B
McGarvie:	718 Class A and 721 Class B
Salerno:	23,043 Class A and 23,851 Class B
Schwartz:	21,254 Class A and 21,736 Class B

RSUs

Abrams:	2,440
Falcone Sorrell:	6,275
McGarvie:	110
Norville:	7,651
Phillips:	21,902
Shari Redstone:	57,746
Salerno:	4,077
Schwartz:	3,985

(2)

Includes for Mr. Abrams, 100 Class B shares held indirectly as Trustee of a trust; for Mr. Bakish, 242 shares held by his children; for Shari Redstone, 1,500 Class B shares held in trusts for the benefit of her children for which she is co-Trustee; and for Nicole Seligman, 500 Class B shares held indirectly as Trustee of a trust.

(3)

The following Class A phantom stock units and Class B phantom stock units credited to the respective executive officer (or, in the case of Mr. Redstone, former executive officer) under the Excess 401(k) Plan for Designated Senior Executives are excluded from the “Number of Equity Shares” column and the “Percentage of Class” column and included in the “Common Stock Equivalents” column:

Dauman:	2,010 Class B
Davis:	1,496 Class B
Fricklas:	15 Class A and 4,222 Class B
Lea:	1,070 Class B
Sumner Redstone:	227 Class B

(4)	Includes shares held in our 401(k) plan.
(5)	Includes 92,942 shares held in a charitable foundation controlled by Mr. Dooley.
(6)

The following RSUs relating to annual grants to the respective directors, the settlement of which the directors elected to defer, are excluded from the “Number of Equity Shares” column and the “Percentage of Class” column and included in the “Common Stock Equivalents” column:

Falcone Sorrell:	5,145 RSUs
Norville:	5,145 RSUs
Phillips:	19,157 RSUs
Shari Redstone:	22,391 RSUs
Salerno:	15,969 RSUs
Schwartz:	23,808 RSUs

(7)	Ms. Redstone is a stockholder of NAI and has a significant indirect beneficial interest in the Viacom shares owned by NAI.
(8)	The address for Mr. Redstone is c/o Viacom Inc., 1515 Broadway, New York, New York 10036-5794.
(9)

Except for 40 Class A shares owned directly by Mr. Redstone, all shares of Class A common stock and Class B common stock are owned beneficially by NAI and wholly-owned subsidiaries of NAI. Mr. Redstone is the beneficial owner of the controlling interest in NAI and, accordingly, beneficially owns all such shares. Based on information received from NAI, some of the Viacom Class A shares owned by wholly-owned subsidiaries of NAI are pledged to NAI’s lenders. Fewer than 30% of the total Class A shares held by NAI (directly and through its subsidiaries) are pledged. The address for NAI and its subsidiaries is 846 University Avenue, Norwood, Massachusetts 02062.

(10)

According to Amendment No. 5 to a Schedule 13D filed on October 2, 2015 with the SEC by GAMCO Investors, Inc. and related entities. The address for Mario J. Gabelli and GAMCO Investors, Inc. is One Corporate Center, Rye, New York 10580.

(11)

This column represents other economic interests not otherwise included in the table above that relate to the value of Viacom common stock, including Class A phantom stock units, Class B phantom stock units and RSUs credited to the respective director under the Deferred Compensation Plan for Outside Directors, Class A phantom stock units and Class B phantom stock units credited to the respective executive officer under the Excess 401(k) Plan for Designated Senior Executives, and deferred director annual grant RSUs.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and NASDAQ. Executive officers, directors and greater than 10% beneficial owners are required by the Exchange Act to furnish us with copies of all Section 16(a) forms they file. As an administrative matter, we assist our executive officers and directors by monitoring transactions and filing Section 16 reports on their behalf. Based on our records, compliance program, and review of written representations, we believe that during fiscal year 2016 our executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

VIACOM INC.  ï  2017 Proxy Statement    21

  RELATED PERSON TRANSACTIONS

RELATED PERSON TRANSACTIONS

NAI, directly and indirectly, is the controlling stockholder of both Viacom and CBS Corporation. NAI owns shares in Viacom representing approximately 79.8% of the voting interest in Viacom and approximately 10% of Viacom’s combined common stock. NAI is controlled by Sumner M. Redstone, our Chairman Emeritus, who is the Chairman and Chief Executive Officer of NAI, through the Sumner M. Redstone National Amusements Trust (the “SMR Trust”), which owns shares in NAI representing 80% of the voting interest of NAI. The shares representing the other 20% of the voting interest of NAI are held through a trust controlled by Shari E. Redstone, who is Mr. Redstone’s daughter and the non-executive Vice Chair of Viacom and the President and a member of the board of Directors of NAI. The shares of NAI held by the SMR Trust are voted solely by Mr. Redstone until such time as his incapacity or death. Upon Mr. Redstone’s incapacity or death, (1) Ms. Redstone will also become a trustee of the SMR Trust and (2) the shares of NAI held by the SMR Trust will be voted by the trustees of the SMR Trust. The current trustees include Mr. Redstone and David R. Andelman, a member of the boards of directors of NAI and CBS Corporation. The current Board of Directors of NAI includes Mr. Redstone, Ms. Redstone and Mr. Andelman. In addition, Mr. Redstone serves as Chairman Emeritus of CBS Corporation and Ms. Redstone serves as non-executive Vice Chair of CBS Corporation. We consider NAI and CBS Corporation, as well as our directors (including Mr. Redstone and Ms. Redstone) and executive officers, certain of their family members and certain entities with which they and their family members are affiliated, to be “related persons.”

Policy on Oversight of Related Person Transactions

The Governance and Nominating Committee maintains a written policy on its review, approval and ratification of transactions with related persons. The policy generally groups these transactions into four categories: (1) transactions requiring the advance approval of the Committee, (2) transactions that the Chair of the Committee is authorized to approve, (3) certain ordinary course transactions below established financial thresholds, and other designated categories of transactions, that are deemed pre-approved by the Committee and (4) certain transactions requiring reporting to the Committee.

Generally, the Governance and Nominating Committee deems pre-approved any transaction or series of transactions between Viacom and an entity for which a related person is an executive or employee (except NAI and CBS Corporation) that is entered into in the ordinary course of our business and where the aggregate amount of all such transactions on an annual basis is less than 1% of the annual consolidated gross revenues of the other entity.

Ordinary course transactions with NAI or CBS Corporation, or any of their respective subsidiaries, where the amount exceeds $10 million or $25 million, respectively, require pre-approval of the Governance and Nominating Committee.

Regardless of whether a transaction is deemed pre-approved, all transactions with related persons, including NAI, CBS Corporation and their respective subsidiaries, in any amount are required to be reported to the Governance and Nominating Committee periodically. The Committee reviews and discusses with management the determination on whether a transaction with a related person involves a direct or indirect material interest.

Related Person Transactions in Fiscal Year 2016

Transactions with National Amusements, Inc.

NAI licenses films in the ordinary course of business for its motion picture theaters from all major studios, including Paramount. Payments made to us in connection with these licenses for fiscal year 2016 amounted to approximately $8.3 million and are continuing in fiscal year 2017 as a result of this ongoing relationship. NAI also licenses films from a number of unaffiliated companies, and Paramount expects to continue to license films to NAI on similar terms in the future. In addition, NAI and Paramount have co-op advertising arrangements, which are continuing in fiscal year 2017, and occasionally engage in other ordinary course transactions (e.g., movie ticket purchases and various promotional activities) from time to time. In connection with these arrangements and transactions, Paramount paid NAI a total of approximately $150,000 in fiscal year 2016. We believe that the terms of these transactions between NAI and Paramount were no more or less favorable to Paramount than transactions between unaffiliated companies and NAI.

22     VIACOM INC.   ï  2017 Proxy Statement

  RELATED PERSON TRANSACTIONS

Transactions with CBS Corporation

In the ordinary course of business, we are involved in transactions with CBS Corporation and its various businesses (“CBS”) that result in the recognition of revenues and expenses by us. Transactions with CBS are settled in cash.

Our Filmed Entertainment segment earns revenues and recognizes expenses associated with its distribution of certain television products into the home entertainment market on behalf of CBS. Pursuant to its agreement with CBS, which was extended in May 2015, Paramount distributes CBS’s library of television and other content on DVD and Blu-ray disc on a worldwide basis. Under the terms of the agreement, Paramount is entitled to retain a fee based on a percentage of gross receipts and is generally responsible for all out-of-pocket costs, which are recoupable together with any advance amounts paid. Paramount made advance payments of $60 million to CBS during fiscal year 2016. Paramount also earns revenues from CBS through leasing of studio space and licensing of certain film products.

Our Media Networks segment recognizes advertising revenues and purchases television programming from CBS. The cost of the programming purchases is initially recorded as acquired program rights inventory and amortized over the estimated period that revenues will be generated.

Both of our segments recognize advertising expenses related to the placement of advertisements with CBS.

The following table summarizes the transactions with CBS, which can also be found in our consolidated financial statements contained in our Annual Report on Form 10-K for fiscal year 2016.

(in millions)	Year Ended September 30, 2016
Consolidated Statements of Earnings
Revenues	$133
Operating expenses	174
Consolidated Balance Sheets
Accounts receivable	$3

Accounts payable	$—
Participants’ share and residuals, current	66
Program obligations, current	61
Program obligations, noncurrent	32
Other liabilities	2
Total due to CBS	$161

Other Related Person Transactions

During fiscal year 2016, Mr. Redstone was employed by Viacom through May 20, 2016 and received $1.3 million for his service.

Mr. Abrams entered into an agreement with Former Viacom in 1994 under which he provides us with legal and governmental consulting services for an annual fee of $120,000.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee during fiscal year 2016 has ever been an officer or employee of ours or any of our subsidiaries or had any relationship requiring disclosure under the SEC’s rules regarding related person transactions. During fiscal year 2016, no Viacom executive officer served as a director or member of the compensation committee of any other registrant of which an executive officer served on our Board of Directors or Compensation Committee.

VIACOM INC.  ï  2017 Proxy Statement    23

  COMPENSATION COMMITTEE REPORT

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent Viacom specifically incorporates such information by reference.

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of this proxy statement. Based on its review and discussions with management, the Compensation Committee recommended to the Viacom Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

MEMBERS OF THE COMPENSATION COMMITTEE

Judith McHale (Chair)

Thomas May

Blythe McGarvie

Deborah Norville

Nicole Seligman

24     VIACOM INC.   ï  2017 Proxy Statement

  EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The goal of our compensation programs is to make sure that we have the talented executives and employees we need to achieve our strategic plans and deliver financial returns to our stockholders over both the short term and the long term. To do this, we need to attract and retain great managers and employees, and to compensate them in a way that encourages and rewards their performance. Our compensation programs include salaries, a cash bonus plan that rewards annual performance, and a long-term equity plan that links the value the executive receives to the value of our company as measured by our stock price and/or company performance and ensures that our executives’ interests are aligned with those of our stockholders. Our compensation packages are designed to reward (i) company performance as measured by strategic, operating and financial results, (ii) individual contributions to those results and (iii) stock price growth on both an absolute and a relative basis.

Awards are balanced between short-term and long-term compensation to incent our executives to achieve strong operating and financial results while achieving long-term strategic objectives to drive stockholder value. In certain instances, the Compensation Committee (the “Committee” in this section) may feel it is appropriate to structure equity awards with portions that are both more sensitive and less sensitive to our stock price. Since equity awards are tied to the performance of our stock, the awards are aligned with the interests of our stockholders.

We are committed to providing competitive compensation packages to ensure that we attract and retain executives who will achieve our strategic, operating and financial goals. We compete for talented executives in a highly-compensated industry globally, with the majority of our executives located in the New York and Los Angeles markets. The Committee reviews information about past and evolving practices of our media and entertainment industry peer companies and other comparable public companies, but it does not specifically benchmark compensation to a particular level.

Fiscal Year 2016 Performance

In fiscal year 2016, we managed through a challenging period of uncertainty and transition with mixed results. We invested in new content and stabilized ratings at several of our key networks, and our international media networks business continued to broaden our footprint and apply our successful strategies to additional territories in attractive markets. At the same time, our filmed entertainment business underperformed as several of our new releases failed to meet expectations. We successfully accessed capital markets and took a number of actions to position the Company for growth in fiscal year 2017. In light of weaker than budgeted performance, incentive compensation was paid at levels below target.

Specifically:

•	We invested aggressively to expand our brands and intensified our focus on the creation of high-quality original content, which is the primary driver of multi-platform viewing and engagement.

•	We continued to build our international scale and capabilities by capitalizing on opportunities in new markets and expanding our reach in existing territories with the most potential for growth. In fiscal year 2016, we launched 16 new channels in international markets.

•	We innovated in advertising sales, pioneering new methods to improve monetization and measurement of viewing of, and audience engagement with, our content across all platforms.

•	We also continued to develop our television production business at Paramount and have taken important steps to build a full, dynamic slate of films.

•	We accessed the capital markets, issuing senior notes at very attractive rates, further extending our weighted average debt maturity.

Compensation decisions reflected our performance

The bonus and equity compensation decisions for our NEOs in fiscal year 2016 are discussed in detail below under “Compensation Program Design — Annual Performance-Based Cash Bonus” and “Compensation Program Design — Equity Awards.”

VIACOM INC.  ï  2017 Proxy Statement    25

  EXECUTIVE COMPENSATION

Fiscal Year 2016 Named Executive Officer Compensation

Our NEOs for fiscal year 2016 were:

•	Philippe P. Dauman, who served as our President and Chief Executive Officer until his separation from the company effective August 18, 2016;

•

Thomas E. Dooley, who served as our President and Chief Executive Officer from the time of Mr. Dauman’s separation from the company until November 15, 2016 and, prior to that, as Senior Executive Vice President and Chief Operating Officer;

•	Michael D. Fricklas, Executive Vice President, General Counsel and Secretary;

•	Wade C. Davis, Executive Vice President, Chief Financial Officer;

•	Scott M. Mills, Executive Vice President, Chief Administrative Officer; and

•	Doretha (DeDe) F. Lea, Executive Vice President, Global Government Affairs.

Individual NEO performance and qualifications are key factors in the Committee’s compensation decisions. The Committee considers the executive’s professional experience, tenure and accomplishments at our company and/or within the industry, the executive’s individual performance, the executive’s compensation history, compensation levels of executives at comparable levels within the company, competitive conditions, management development and succession planning activities and input from Pay Governance. All of our NEOs and many of our divisional executives have been affiliated with Viacom for many years and this is reflected in their compensation packages.

At our 2014 Annual Meeting of Stockholders, we held a stockholder advisory vote on the compensation of our NEOs, and our stockholders approved the compensation of our executives as disclosed in our 2014 proxy statement. The Committee has considered the results of the vote on our executive compensation program and concluded that the program continues to provide a competitive pay-for-performance package that effectively incents our NEOs and encourages long-term retention. At our 2011 Annual Meeting of Stockholders, our stockholders approved a frequency of every three years to conduct the advisory vote on executive compensation, as permitted under SEC rules, and we will hold the next such advisory vote, and our next advisory vote on the frequency of the executive compensation advisory vote, at the 2017 Annual Meeting. The Committee considers stockholder views about our core compensation principles and objectives when determining executive compensation.

Base Salary and Target Annual Cash Bonus

In fiscal year 2016, Mr. Dauman’s annual base salary was $4 million and his target annual bonus was $20 million, Mr. Dooley’s annual base salary was $3 million and his target annual bonus was $16 million, Mr. Fricklas’ annual base salary was $1,287,500 and his target annual bonus was $2.475 million and Mr. Davis’s and Mr. Mills’ annual base salaries were $1.75 million and their target annual bonus amounts were $2.5 million. These executives did not receive increases in annual base salary or target annual bonus during the year.

Effective January 1, 2016, Ms. Lea’s annual base salary was increased to $850,000 from $825,000 and her target annual bonus was increased to $680,000 from $660,000. The increases reflected the Compensation Committee’s evaluation of Ms. Lea’s performance and other factors.

26     VIACOM INC.   ï  2017 Proxy Statement

  EXECUTIVE COMPENSATION

Equity Awards

Our annual equity awards to NEOs in fiscal year 2016 were granted at the target values under their employment agreements and are set forth in the table below. Stock options and RSUs were granted at the meeting of the Compensation Committee that took place in May 2016. PSUs for Messrs. Dauman and Dooley were granted on January 1, 2016 pursuant to the terms of their employment agreements.

None of the NEOs received an increase in target annual equity award in fiscal year 2016.

NEO	Award Type	Award Percentage of Target Value	Number of Class B Shares Underlying Award (1)	Vesting or Performance Period	Exercise Price/Performance Conditions (2)
Philippe P. Dauman	Stock Options	50%	867,052	4 years	$38.86
	PSUs (3)	50%	184,866	3 years	Performance relative to S&P 500 companies
Thomas E. Dooley	Stock Options	50%	693,642	4 years	$38.86
	PSUs (3)	50%	147,893	3 years	Performance relative to S&P 500 companies
Michael D. Fricklas	Stock Options	40%	138,728	4 years	$38.86
	RSUs (4)	60%	46,320	4 years	Time-vesting only
Wade C. Davis	Stock Options	40%	104,046	4 years	$38.86
	RSUs (4)	60%	34,740	4 years	Time-vesting only
Scott M. Mills	Stock Options	40%	104,046	4 years	$38.86
	RSUs (4)	60%	34,740	4 years	Time-vesting only
Doretha (DeDe) F. Lea	Stock Options	40%	32,370	4 years	$38.86
	RSUs (4)	60%	10,808	4 years	Time-vesting only
(1)

The number of stock options granted is determined using the Black-Scholes valuation method on the date of grant. Stock options have an eight-year term until expiration. The number of RSUs granted is determined by dividing the value of the award by the closing market price of our Class B common stock on the date of grant ($38.86). For PSUs, the number shown in the above table equals the target number of PSUs awarded, and was determined by dividing the value of the award by the average closing market price of our Class B common stock for a period of 10 trading days ending on the date of grant.

(2)

Stock option exercise price is equal to the closing market price of our Class B common stock on the date of grant (May 18, 2016). See “Compensation Program Design – Equity Awards – Performance Share Units” below for additional detail on the PSU performance conditions.

(3)	See “Compensation Program Design — Equity Awards — Performance Share Units” below for additional detail on the PSU performance conditions.
(4)	See “Compensation Program Design — Equity Awards — Use of Stock Options, RSUs, PSUs and PRSUs” below for additional detail on the RSUs.

Pay-For-Performance Approach

The tables below show how much of our NEO compensation is performance-based and/or equity-linked and compare target compensation for our NEOs under the terms of their respective employment agreements to actual compensation, demonstrating the impact of our pay-for-performance approach.

NEO	Employment Agreement Terms — Fiscal Year 2016
	Base Salary	Target Bonus	Target Annual Equity Award Value (1)	Target Compensation	% of Target Compensation That Is Performance- Based and/or Equity-Linked (2)
Philippe P. Dauman	$4,000,000	$20,000,000	$15,000,000	$39,000,000	90%
Thomas E. Dooley	3,000,000	16,000,000	12,000,000	31,000,000	90%
Michael D. Fricklas	1,287,500	2,475,000	3,000,000	6,762,500	81%
Wade C. Davis	1,750,000	2,500,000	2,250,000	6,500,000	73%
Scott M. Mills	1,750,000	2,500,000	2,250,000	6,500,000	73%
Doretha (DeDe) F. Lea	850,000	680,000	700,000	2,230,000	62%
(1)

Messrs. Dauman and Dooley received their target annual equity awards in the form of stock options and PSUs, and Messrs. Fricklas, Davis and Mills and Ms. Lea received their target annual equity awards in the form of stock options and RSUs. There is no guarantee that the executives will realize the target value of their equity awards, as the amount the executive ultimately realizes will depend on the market value of our stock at the time of exercise or settlement and, in the case of PSUs, typically our performance over the three-year performance period. The actual payout to each of Mr. Dauman and Mr. Dooley in respect of the PSUs upon his separation from Viacom effective August 18, 2016 and November 15, 2016, respectively, was $0 based on performance over the applicable measurement periods.

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  EXECUTIVE COMPENSATION

(2)

Performance-based compensation includes target annual bonus amounts, stock options and PSU awards, each of which represents a form of compensation for which a set level of company or stock performance is required to realize compensation from the award. Equity-linked compensation includes RSUs, for which continued employment is the sole criterion for receipt but which have a value to the NEO that fluctuates with our stock price.

The following charts show the pay mix for the two individuals who served as CEO during the fiscal year and for our other NEOs and illustrate the amount of target compensation that is performance-based and/or equity-linked:

The table below shows how performance and other considerations are reflected in the Committee’s decisions on annual bonus amounts for each of our fiscal years 2016, 2015 and 2014. The performance goals for our fiscal year 2016 bonus program and information on how the Committee determined the 2016 bonus amounts are discussed under “Compensation Program Design — Annual Performance-Based Cash Bonus” below.

NEO	FY 2016			FY 2015		FY 2014
	Actual Bonus		Target Bonus	Actual Bonus	Target Bonus	Actual Bonus	Target Bonus
Philippe P. Dauman	$9,707,650	(1)	$20,000,000	$14,000,000	$20,000,000	$20,000,000	$15,000,000
Thomas E. Dooley	8,800,000		16,000,000	11,200,000	16,000,000	16,000,000	12,000,000
Michael D. Fricklas	1,361,250		2,475,000	2,000,000	2,475,000	2,780,000	2,475,000
Wade C. Davis	1,375,000		2,500,000	2,197,318	2,197,318	2,200,000	1,550,000
Scott M. Mills	1,375,000		2,500,000	2,197,318	2,197,318	2,200,000	1,550,000
Doretha (DeDe) F. Lea	374,000		680,000
(1)	Prorated for the portion of fiscal year 2016 prior to Mr. Dauman’s separation from the company.

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Compensation Program Design

The following section provides additional detail on our compensation philosophy, components of compensation and how our programs are designed and complement each other.

Employment agreements are standard in our industry for top executives, and are important for recruiting purposes as well as for their restrictive and other covenants. Each of our NEOs has an employment agreement in which the Committee sets the components of compensation and initial compensation levels. Compensation levels are generally reviewed annually to ensure they continue to reflect the executive’s performance as well as remain competitive. The key terms of our NEO employment agreements are described below, in the narrative following the Fiscal Year 2016 Summary Compensation Table and in the section “Payments Upon Termination or Change-In-Control.”

Component	Compensation Profile	Rationale
Base Salary	Guaranteed; Merit increases reflect performance	Rewards individual experience, performance and tenure, and considers competitive market data
Annual Cash Bonus	Performance-based	Rewards annual company operating and strategic performance and individual performance during the year
Annual Equity Awards	Performance-based and/or linked to stock performance

Contain multi-year vesting periods and/or performance conditions designed to motivate employees to focus on long-term growth and create stockholder value, as well as to provide retentive value for us

•   Stock options: vest in equal annual installments over 4 years

•   PSUs: have a performance period of 3 years

•   RSUs: vest in equal annual installments over 4 years

Contract Renewal Equity Awards	Performance-based and/or linked to stock performance	See “Annual Equity Awards” above • PRSUs: have a performance period of 3 or 4 years
Health and Retirement Benefits	Guaranteed	Support the health and safety of our employees and provide mechanisms for retirement savings
Severance and Restrictive Covenants	Contingent	Provide capped cash payments upon termination without “cause” or resignation for “good reason” (as defined in agreement). No severance payment is made if an employee leaves voluntarily or is terminated for “cause.” Severance protections are designed to allow executives to think and act independently (balanced by our ability to terminate without “cause”) and provide consideration for restrictive covenants

The Committee considers each component of compensation individually and in the aggregate as part of its pay-for-performance approach, with its general goal being that a large part of the compensation package be performance-based and/or equity-linked rather than guaranteed cash. Each component is designed to serve a specific purpose and is evaluated both separately and in light of the overall value of the award. The components of our compensation packages generally include:

Base Salary

Base salaries for our NEOs and other executive officers are generally reviewed annually by the Committee and increased at its discretion if individual performance and competitive considerations warrant. The base salaries for other executives and employees are generally reviewed annually and adjusted at the discretion of management.

Annual Performance-Based Cash Bonus

Our annual bonuses are paid under our Short-Term Incentive Plan (“STIP”), which is a broad-based program that we use to incent and reward management at all levels to obtain superior operating, strategic and individual results during a particular year. Prior to the start of fiscal year 2016, the Board of Directors approved a fiscal year 2016 budget that, consistent with prior years, contained challenging targets to drive growth. The Committee then established performance goals for our fiscal year 2016 bonus program that are directly linked to our achievement of the budget’s goals as well as achievement of specific qualitative objectives. The ability of a participant to realize a bonus at target is linked to the achievement of results at budget.

Our NEOs participate in the Senior Executive STIP, a plan that contains a separate performance goal and is designed to comply with the provisions on performance-based compensation of Section 162(m) of the Internal Revenue Code (“Section 162(m)”). This performance goal was achieved in fiscal year 2016, since our operating income for STIP purposes of $2.982 billion exceeded the fiscal year 2016 performance target set for the Senior Executive STIP of

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$2.606 billion. The Senior Executive STIP provides for a maximum allowable bonus amount of eight times base salary or $50 million, whichever is lower, if the performance target is achieved and certified by the Committee, and in no event may the actual bonus that we pay an NEO exceed that amount. Our Compensation Committee then uses its discretion to adjust the actual bonuses down, based on an award structure and performance goals that are the same as the STIP.

In fiscal year 2016, approximately 4,950 of our 9,300 employees participated in the Senior Executive STIP and the STIP. Our divisional business multipliers in 2016 ranged from 26% to 100% of target, and in fiscal year 2015, they ranged from 30% to 110% of target.

The design of our Senior Executive STIP and STIP programs are reviewed and approved by the Committee each year. Key elements of the design for our fiscal year 2016 included the following:

Maximum and Minimum Bonus Amounts

Based on the achievement of the performance goals set by the Committee, as well as individual performance, cash bonus amounts can range from 0% to 200% of an individual’s target annual bonus amount.

Performance Goals Overview

•	Our performance goals for fiscal year 2016 related to achievement of operating income (weighted 60%), free cash flow (weighted 20%) and qualitative objectives (weighted 20%).

•	Operating income and free cash flow performance goals were used because they encourage executives to achieve superior operating results while taking into account appropriate cost management.

•

Operating income and free cash flow performance was determined relative to our operating budget, which is approved by our Board of Directors before the start of the fiscal year for which bonuses are paid. Bonuses for corporate executives were based on the company’s consolidated operating income and free cash flow results. Bonuses for Paramount executives were based on Paramount’s operating income and free cash flow results. Bonuses for Viacom Media Networks executives were based on the operating income and free cash flow results of Viacom Media Networks or, in many cases, smaller business units, and on a shared cash flow pool across Viacom Media Networks.

•	Our qualitative objectives in fiscal year 2016 were, for Corporate (including all of our NEOs), furtherance and achievement of company-wide strategic initiatives contemplated in the budgeting and long-range planning processes; for Viacom Media Networks, achievement of ratings growth at their respective networks and implementation and achievement of initiatives designed to improve operating margins; for Paramount Pictures, implementation and achievement of cost reduction initiatives designed to reduce the annual run-rate of overhead, continued focus on improving return on invested capital and timely development of the animation and television initiatives; and for all STIP participants, timely adherence to achievement of corporate goals, inclusion and talent development, compliance and policy objectives.

Setting Performance Goals

•

When setting the range of performance goals for operating income and free cash flow at the outset of the fiscal year, the Committee considered our financial results from the prior year and our annual operating budget for the coming year, as approved by the Board. The budget reflected desired growth rates, strategic initiatives, the economic environment, and other business fundamentals.

•	The Committee used this information to set operating income and free cash flow performance grids for corporate and each of the divisions.

•

Achievement of operating income and free cash flow at budget equates to a performance factor of 100% on each performance grid. We believe our budgeting process is rigorous and results in goals that are meaningful and challenging, the achievement of which is designed to drive stockholder value.

•

A minimum performance factor of 0% results in no bonus being earned. Consistent with the maximum bonus amounts, a maximum of 200% can be earned for each performance goal (including the qualitative objectives) before the respective weightings are applied.

•	The performance range on the grids was 25% to 200% of the target annual bonus amount, with performance below the level required to generate a payout of 25% resulting in a performance factor of 0%.

•

The Committee set the payout on each grid from 25% to 200% in a manner that is designed to, within reasonable limits, encourage achievement that exceeds target goals and penalize underachievement, while recognizing the need to encourage performance throughout the year, even in difficult conditions.

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Committee Determination of Bonus Amounts

•

The Committee reviewed, for corporate and each of the divisions, actual fiscal year financial performance compared to the goals set by the Committee prior to the commencement of the year, as well as Mr. Dooley’s and senior management’s assessment of the achievement of the qualitative objectives. The resulting performance multiplier is then applied to the aggregate target annual bonus amounts for all STIP participants (by division) to create the recommended aggregate dollar amount of the corporate and business unit bonus pools.

•

Under the STIP and Senior Executive STIP, the Committee may consider other financial or qualitative objectives significant to the year, such as the extent to which the performance targets were met in ways that related to the fundamentals of the business and furthered our long-term interests, as well as the appropriateness of excluding unusual expenses or impacts on financial results that it believes have the effect of distorting the performance goals.

•

For fiscal year 2016, the Committee increased our operating income for STIP purposes applicable to our NEOs to $2.982 billion (from our adjusted operating income as reported in our financial statements of $2.732 billion), principally reflecting the exclusion of (i) the impact of deferred consideration of certain subscription video-on-demand deals and (ii) unbudgeted foreign exchange impacts.

•

For fiscal year 2016, the Committee increased our free cash flow for STIP purposes applicable to our NEOs to $1.331 billion (from our reported free cash flow of $1.199 billion), reflecting the exclusion of the cash impact of (i) deferred consideration of certain subscription video-on-demand deals and (ii) executive severance payments. (We define free cash flow as cash provided by operations ($1.371 billion, as reported in our financial statements) minus capital expenditures ($172 million, as reported in our financial statements), plus excess tax benefits relating to tax deductions on equity-based compensation awards ($0).)

•

The Committee also used its discretion to increase the STIP pools, based upon management’s recommendation, to stabilize and engage employees given the uniquely challenging environment of uncertainty and transition during the year.

•	Once the bonus pools were established, individual bonus amounts were increased or decreased based on individual performance.

The following table sets forth the corporate performance goals that applied to our NEOs in fiscal year 2016, with the bottom of the performance range equal to a performance factor of 25% and the top of the range equal to a performance factor of 200%. The Committee determined that the corporate performance multiplier applicable to participants in the Senior Executive STIP for fiscal year 2016 was 53%, as shown in the table.

Performance Goals	Performance Range (in millions)	Fiscal 2016 Performance (in millions)		Resulting Performance Factor	Weighting	Weighted Performance Factor
Operating income for STIP Purposes	$2,980-4,569	$2,982		25%	60%	15%
Free cash flow for STIP Purposes	$687-2,117	$1,331	(1)	88%	20%	18%
Qualitative objectives	N/A	N/A		100%	20%	20%
Corporate performance multiplier						53%
(1)	We define free cash flow, which is a non-GAAP measure, as cash flow provided by operations minus capital expenditures, plus excess tax benefits from equity-based compensation awards.

As a result of the discretionary increases in the STIP pools to stabilize and engage employees referenced above, the corporate performance multiplier applicable to the NEOs in fiscal year 2016 was increased from 53% to 55%.

Individual NEO Performance

The Committee also approves individual bonus amounts for the executives within its oversight, which includes all of the NEOs. Mr. Dooley made specific bonus recommendations for each of those executives other than himself. The Committee established certain bonus amounts for each of the executives listed below based on the corporate performance multiplier and their individual accomplishments.

In addition to the accomplishments and other considerations discussed earlier in this section:

•

Mr. Dooley, who was our Chief Operating Officer at the start of fiscal year 2016 and who was our Chief Executive Officer from August 18, 2016 until November 15, 2016, provided strategic leadership and management for our company during a uniquely challenging time of uncertainty and transition. He and his senior executive team executed on key operational goals such as enhancing our creative teams and directing significant investment in content creation, concluding favorable affiliation arrangements in both traditional and digital distribution, driving ad sales and the adoption of new measurement and monetization tools, building our international operations and investing in new business initiatives such as mobile content delivery and

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television production, in each case while maintaining cost discipline. Under his leadership, senior management continued to execute a company-wide leadership development initiative and foster a diverse and inclusive corporate culture. Mr. Dooley received an individual performance multiplier of 100%.

•	Mr. Fricklas, Mr. Davis, Mr. Mills and Ms. Lea participated in and advised the senior management team and:

•

Mr. Fricklas provided leadership on a wide variety of matters, including resolving a number of key legal matters on terms favorable to the company, providing legal support to transactions and in connection with securing key affiliation agreements, advising senior management and the board of directors in a wide variety of complex legal matters in a challenging environment and enhancing the legal function and implementing a number of programs to develop internal legal talent across Viacom and its divisions.

•

Mr. Davis provided leadership of the company’s finance, corporate development and corporate research, data and creative strategy functions. He continued to strengthen and streamline our finance organization and processes, oversaw a variety of potential transactions, managed the company’s data strategy and consumer intelligence teams in developing new systems and tools for audience measurement and engagement, efficiently managed new issuances of public debt and led the financial team in overseeing financial performance and capital structure, including our significant return of capital to stockholders in the form of dividends.

•

Mr. Mills provided leadership of the company’s human resources, real estate, technology and program acquisition functions. He led the company’s talent management strategy, and assisted in key leadership transitions and organizational changes. He managed the company’s strategic real estate initiatives, including Viacom Media Networks’ new West Coast headquarters in Hollywood, California, a new Nickelodeon property in Burbank, California, and the renovation of Viacom’s corporate headquarters in New York. He also led the design of the company’s enhanced product development strategy, strengthened our technology planning process and supported the programming acquisitions team in securing valuable series and movies.

•

Ms. Lea provided leadership of the company’s worldwide government relations function, overseeing the development and execution of government relations strategy for the company both domestically and internationally. She advocated public policy positions for the cable and film industries at the international, national, state and local levels and contributed to legislative victories with respect to, among other things, international, national and state tax incentives for television and film productions. Ms. Lea also provided strategic regulatory advice with respect to acquisitions, including the acquisition of free to air broadcaster Telefe in Argentina.

Each of Messrs. Fricklas, Davis and Mills and Ms. Lea received an individual performance multiplier of 100%.

The definitive percentage multiplier used to determine each NEO’s (other than Mr. Dauman’s) bonus is the product of the corporate performance multiplier (55%) and the NEO’s individual performance multiplier (in each case, 100%). Accordingly, each NEO (other than Mr. Dauman) received a final multiplier of 55%.

Mr. Dauman received a bonus based solely on the company’s performance pursuant to the provisions of his employment agreement related to a termination without “cause” and for “good reason” and a previously disclosed settlement agreement among a variety of parties including Mr. Dauman, the members of our Board of Directors at the time and NAI (the “Settlement Agreement”). Accordingly, Mr. Dauman received a final multiplier of 55%.

Equity Awards

Our Long-Term Management Incentive Plan (“LTMIP”) is a broad-reaching program that motivates management to focus on long-term growth and the performance of our stock price, and provides retentive value to us through multi-year vesting schedules for equity awards. In fiscal year 2016, approximately 1,420 employees participated in the LTMIP.

The Committee approves all of our equity awards, which take the form of (i) stock options, (ii) RSUs, (iii) PSUs and (iv) PRSUs, except those granted by our Chief Executive Officer pursuant to a limited delegation of authority to grant employee equity awards with values below certain thresholds. The Committee determines, either by employment agreement or at the time of grant, the appropriate type, combination and value of each equity award. The target values for our NEO equity awards are specified in their employment agreements.

Use of Stock Options, RSUs, PSUs and PRSUs

The Committee believes it is appropriate for Messrs. Fricklas, Davis and Mills and Ms. Lea to receive annual equity awards that are comprised of a mix of stock options and RSUs. Awards of equal value would result in an executive receiving fewer RSUs than stock options and, as a consequence, RSUs have less of a potential dilutive effect to stockholders than an equivalent award of stock options. In addition, RSUs continue to have value as the stock price declines and accordingly provide motivation and retentive value in down

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markets, and the accounting associated with stock options and RSUs, which generally have similar or greater value to employees than PSUs, results in a lower expense to us than PSUs. Stock options are more sensitive to the stock price and have no value to the NEO if the current share price is less than the closing price on the date of grant. In contrast, RSUs, which vest on the basis of continued service, always have value equal to our stock price. For these reasons, the Committee continues to believe that a ratio of 40% stock options and 60% RSUs for awards to Messrs. Fricklas, Davis and Mills and Ms. Lea appropriately balances the goals of providing performance incentives, retention value and stockholder alignment with the cost of the awards to us.

Under the terms of their employment agreements, Messrs. Dauman and Dooley were entitled to receive annual equity awards comprised of stock options and PSUs. The Committee believes PSUs, which are valued based on the performance of our stock relative to a broad market index, acted as an effective tool to motivate those executives’ performance in the long-term interests of the company because Messrs. Dauman and Dooley had overall corporate oversight and responsibility and therefore a greater ability to impact stockholder value than other employees. In providing for PSU awards, the Committee reviewed, among other things, the executives’ overall mix of compensation elements and set target values for the PSU awards in the context of the Committee’s objectives for the overall compensation package. The actual payout percentage to each of Mr. Dauman and Mr. Dooley in respect of the fiscal year 2016 PSU grant upon the executive’s separation from Viacom effective August 18, 2016 and November 15, 2016, respectively, was 0% based on performance over the applicable measurement periods.

The Committee granted a contract renewal PRSU award to Mr. Dauman in connection with his employment agreement renewal in fiscal year 2015. The Committee believed it was appropriate for Mr. Dauman to receive a PRSU award to motivate his performance in the long-term interests of the company, since, absent Mr. Dauman’s separation from the company, the value realized would have depended on our performance over successive fiscal years. Like PSUs, PRSUs have an “at risk” component to incent the achievement of company performance goals, with the maximum and minimum parameters designed to balance the Committee’s objectives of incenting performance in a way that enhances stockholder value and the retention of valuable executives. The vesting of the award at target was accelerated upon Mr. Dauman’s separation from Viacom pursuant to the terms of his employment agreement.

Performance Share Units

PSU awards are made in the form of a target grant. The target number of PSUs is equal to the target award value divided by the average closing price of our Class B common stock during the 10 trading days ending on the date of grant. The number of shares of Class B common stock the executive ultimately receives at the end of the measurement period depends on the total stockholder return (“TSR”) of our Class B common stock measured against the TSR of the common stock of the companies comprising the S&P 500 Index at the start of the measurement period (“the reference group”). The percentile ranking of the TSR of our Class B common stock compared to the TSR of the common stock of the companies in the reference group is used to calculate the number of shares received. The maximum payout is 300% of the target award, which the executive would be eligible to receive if our stock outperformed every other company in the reference group. The payout schedule for the awards is set forth in the following table.

Schedule (1)
• If Viacom achieves less than the 25th percentile TSR, the award of PSUs will be forfeited, unless the EPS hurdle is met
• If Viacom achieves the 25th percentile TSR, the number of shares to be delivered under the award will be 25% of the target award, subject to adjustment if the EPS hurdle is met
• If Viacom achieves the 50th percentile TSR, the number of shares to be delivered under the award will be 100% of the target award
• If Viacom achieves the 100th percentile TSR (that is, if it is the first ranked company in the S&P 500 for TSR), the number of shares to be delivered under the award will be 300% of the target award
(1)

For achievement at intermediate points between the 25th and 50th percentile, or between the 50th percentile and the 100th percentile, the number of shares to be delivered will be interpolated between the respective shares delivered at such percentiles, subject to adjustment between the 25th and 50th percentile, if the EPS hurdle is met.

EPS Hurdle

•

The EPS, or earnings per share, hurdle is intended to provide an alternative measure of performance for the PSU awards in the event strong operating performance is not appropriately reflected in our stock price due to market or other conditions outside of our control.

•

If we achieve less than the 50th percentile TSR during the measurement period but achieve the EPS hurdle, the executive would receive the average of his target award and the award he would have earned under the above schedule.

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•

For the 2016 PSU grants, the Committee set the EPS hurdle as achievement of compound annual growth rate of diluted EPS from continuing operations that is greater than the median compound annual EPS growth rate for the companies in the reference group during the measurement period of 2016 – 2018. This is a challenging, relative metric.

Performance Restricted Share Units

PRSUs represent a right to receive a number of shares of Class B common stock over four performance periods, with a target number of shares (a “Target PRSU Award”) to be delivered in respect of each performance period. The performance periods for the PRSU award granted to Mr. Dauman in 2015 were each of the first three full fiscal years starting after the execution of his employment agreement providing for the PRSU grant, or fiscal years 2016, 2017 and 2018. The minimum and maximum number of shares that would have been delivered in respect of any performance period is 75% and 125%, respectively, of the Target PRSU Award. The number of shares of Class B common stock Mr. Dauman ultimately would have received at the end of each performance period depended on a “Current Achievement Percentage” calculated for the performance period as follows: 75% of the Current Achievement Percentage is calculated as a ratio of the achievement of operating income for the current performance period to the operating income goals established for the current performance period under the Senior Executive STIP; 25% of the Current Achievement Percentage is calculated as a ratio of the achievement of free cash flow for the current performance period to the free cash flow goals for the current performance period under the Senior Executive STIP; and in no event may either component ratio exceed 200%. The Current Achievement Percentage for the current performance period is then averaged with the Current Achievement Percentages for any prior performance periods to produce a “Cumulative Achievement Percentage” on which the payout is based, according to the following schedule.

Schedule (1)
• If the Cumulative Achievement Percentage is 75% or less, the number of shares to be delivered under the award will be 75% of the Target PRSU Award
• If the Cumulative Achievement Percentage is 100%, the number of shares to be delivered under the award will be 100% of the Target PRSU Award
• If the Cumulative Achievement Percentage is 125% or more, the number of shares to be delivered under the award will be 125% of the Target PRSU Award
(1)

For a Cumulative Achievement Percentage at an intermediate point between 75% and 100%, or between 100% and 125%, the number of shares to be delivered will be interpolated on a straight-line basis between the respective numbers of shares to be delivered at such percentages.

The vesting of the award at target was accelerated upon Mr. Dauman’s separation from Viacom pursuant to the terms of his employment agreement.

Benefits

We provide traditional benefit plans and programs to our executives and employees on the same relative basis with few exceptions, which are described under “Perquisites” below. These plans include:

•	a tax-qualified defined benefit Pension Plan (frozen as of December 31, 2012) and a related Excess Pension Plan (frozen as of April 1, 2009);

•	a tax-qualified defined contribution 401(k) Plan, with a company match and potential transition credits and profit-sharing contributions, and Excess 401(k) Plans with a company match;
•	a bonus deferral plan, which allows an executive to elect to defer a portion of his or her annual cash bonus amount; and

•	health coverage, life insurance, disability benefits and other similar benefits.

For more detail on our benefit plans, see the narratives following the “Fiscal Year 2016 Pension Benefits” and “Fiscal Year 2016 Nonqualified Deferred Compensation” tables.

Perquisites

We generally provide few perquisites to our NEOs. However, we and the Committee believe that some perquisites, as discussed below and in footnote (4) to the “Fiscal Year 2016 Summary Compensation Table,” are appropriate for the reasons discussed below. The executives are taxed as appropriate on these perquisites, and we do not gross up our NEOs for these taxes.

•

Our NEOs may be eligible to use the Viacom aircraft for personal use. Mr. Dauman was able to use the Viacom plane to travel to meetings of the outside board of directors on which he serves, and we considered amounts related to such travel to be a perquisite.

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•

A car and driver in New York were provided to Mr. Dauman and Mr. Dooley for security reasons and are occasionally used for business purposes by other executives. Any personal use of the car and driver by an executive, including for commuting, is considered a perquisite and reported in the Summary Compensation Table.

•

Under their employment agreements, certain of our NEOs receive life insurance benefits in amounts that are higher than the life insurance benefits we provide to employees generally. This incremental amount is considered a perquisite. We pay the premiums for these life insurance benefits and do not generally provide any other death benefit such as salary continuation. In 2016, we provided $5,000,000 in coverage for each of Messrs. Dauman, Dooley, Fricklas, Davis and Mills.

Our NEOs also receive occasional tickets to company events, DVDs and merchandise related to our businesses. For business purposes, an NEO’s spouse may also accompany the executive from time to time to these events. These items involve a de minimis or no incremental cost to us, and we believe they serve a legitimate business purpose.

Severance and Restrictive Covenants

The Committee believes that providing certain severance benefits is important to attract and retain high-caliber executives in our industry and provide consideration for the executive’s commitments under the employment agreement. For non-contractual employees, we also maintain a more broad-based severance plan that generally provides our employees with a set number of weeks of severance.

Our NEO agreements with each executive provide for cash payments upon termination without “cause” or resignation for “good reason.” For Messrs. Dauman and Dooley, these payments were generally capped at three years of base salary and bonus amount in the year of termination, subject to adjustment if fewer than three years remained in the employment term. For Messrs. Fricklas, Davis and Mills and Ms. Lea, these payments are generally capped at the lesser of two times the sum of the annual base salary and target bonus amount in the year of termination or the remaining cash compensation payable under the agreement. No payment is made if an employee leaves voluntarily or is terminated for “cause.” The employment agreements define “good reason” and “cause.”

Receipt of severance is conditioned on the employee’s signing a release of claims and continuing compliance with certain restrictive and other covenants. Typical post-termination covenants in our employment agreements include commitments not to compete with our company during the term of the agreement, not to solicit our employees to leave our company within a specified time frame, and to cooperate with Viacom and its attorneys in connection with legal matters.

For detail on the severance obligations we may have to our continuing NEOs upon termination of employment, and the actual severance paid to each of Mr. Dauman and Mr. Dooley in connection with the executive’s separate from the company, see the section “Payments Upon Termination or Change-In-Control.” These obligations were negotiated at the time we entered into each NEO’s employment agreement.

Tax Deductibility of Performance-Based Compensation and Other Tax Considerations

Where appropriate, and after taking into account various considerations, we generally structure our executive employment agreements and compensation programs to allow us to take a tax deduction for the compensation we pay to our executives. Any individual base salary we pay over $1,000,000 is not tax deductible. The performance-based compensation we pay in the form of annual cash bonus amounts under our Senior Executive STIP is designed to comply with the requirements of Section 162(m) and therefore be tax deductible. In addition, our stock option and PSU grants under the LTMIP contain performance and/or market conditions and are designed to be Section 162(m) compliant. RSUs with time-vesting only and the target payout under the PRSUs are not tax deductible to the extent they result in compensation that exceeds the $1 million limit under Section 162(m).

Our deferred compensation arrangements, including those in our employment agreements and compensation and benefit plans, are designed to comply with Section 409A of the Internal Revenue Code.

Risk Assessment of Compensation Programs

We annually review with our Compensation Committee and our outside compensation consultant our company-wide compensation programs to assess whether they encourage our employees to take unnecessary or excessive risks that could have a material adverse effect on our business. We have concluded that our programs are appropriately tailored to encourage employees to grow our business, but not incent them to do so in a way that poses unnecessary or excessive material risk to us. For example, our STIP and LTMIP, which are our two primary, company-wide compensation programs, balance each other by providing compensation that rewards short-term and long-term performance. The STIP balances risk by considering a mix of performance goals, capping the maximum payout a participant can receive and allowing the

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  EXECUTIVE COMPENSATION

Compensation Committee to determine the final amounts of all bonuses, and the LTMIP provides balanced incentives through a mix of equity awards such as stock options, RSUs, PSUs and PRSUs, which have varying vesting schedules and levels of performance and/or market conditions to encourage long-term growth and provide retentive value. In addition, our equity awards include forfeiture conditions, and we have various policies, such as our “clawback” policy, that are designed to discourage undue risk-taking or manipulation of financial reporting.

Compensation Decision Process and Compensation Policies

Compensation Committee Composition

Compensation decisions for our NEOs, other executive officers and certain key divisional executives are made by the Committee. During fiscal year 2016 through August 17, the Committee was comprised of the following five independent directors: Blythe J. McGarvie, Deborah Norville, Charles E. Phillips, Jr., Frederic V. Salerno (Chair) and William Schwartz. Since August 18, 2016, the Committee has consisted of Judith McHale (Chair), Thomas J. May, Blythe J. McGarvie,

Deborah Norville and Nicole Seligman, each of whom is an independent director. The Committee has the sole decision-making authority for the compensation of our NEOs and, under its Charter, may not delegate this authority in connection with any material element of NEO compensation. As discussed below, the Committee considers information and recommendations from several sources when making its compensation decisions.

Management’s Role

The Committee interacts with management regarding our executive compensation initiatives and programs. For our senior executives other than the Chief Executive Officer, the proposed terms of new employment agreements and annual merit compensation reviews, if any, are initially discussed by the Chief Executive Officer and the Chief Administrative Officer (except with respect to his own agreement), with input from the executive to whom the NEO directly reports (if other than the Chief Executive Officer). The proposed terms of the agreements are presented to the Committee for consideration and approval. All of our NEOs have input into the compensation decisions for the executives and employees who report to them.

See “Compensation Program Design — Annual Performance-Based Cash Bonus — Individual NEO Performance” above for additional information regarding the Chief Executive Officer’s role in recommending bonus amounts.

The Chief Executive Officer and the Chief Administrative Officer also participate in STIP and LTMIP design discussions, including forming recommendations with respect to performance targets, the results of which are presented to the Committee for consideration and determination. They may provide input to the Committee and/or the Board, as appropriate, from time to time on benefits, retirement programs and other matters related to our Human Resources function.

Independent Compensation Consultant

Since January 1, 2006, the Committee has retained the services of an independent compensation consultant with particular expertise in compensation matters for media and entertainment companies. Pay Governance, the Committee’s independent compensation consultant, is engaged by, and reports directly to, the Committee. A representative of Pay Governance attends Committee meetings, reviews compensation data with the Committee, and participates in general discussions regarding executive compensation issues. While the Committee considers input from Pay Governance, the Committee’s decisions ultimately reflect many factors and considerations. See “Our Board of Directors — Compensation Committee” for additional information. Pay Governance also provides advice to the Governance and Nominating Committee in connection with decisions regarding compensation for members of the Board of Directors.

The Entertainment Industry and Use of Peer Company Data

The Committee considers information about the practices of our media and entertainment industry peer companies and other comparable public companies, as well as evolving market practices, because it believes that reviewing this information is appropriate to ensure that it makes informed compensation decisions. The Committee does not benchmark the compensation of any executive over which it has oversight to any particular percentile, or range of percentiles, of peer company data. Rather, the Committee considers the compensation levels for similar executive positions at our peer companies as only one factor in its decision-making process. One reason for this is that the structure and organization of other companies, as well as the duties, responsibilities, tenure and talents of executives at other companies, often vary considerably. Specifically, in fiscal year 2016, Pay Governance advised the Committee based on

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an analysis of information about the other major, diversified media and entertainment industry companies: Comcast Corporation, Discovery Communications, The Walt Disney Company, Time Warner Inc., Twenty-First Century Fox Inc. and CBS Corporation. The Committee also considered advice provided by Pay Governance based on a broad industry peer group, which was comprised of the following companies in fiscal year 2016: Altria Group, Inc., AT&T Inc., Cablevision Systems Corporation, CBS Corporation, Cisco Systems, Inc., The Coca-Cola Company, Comcast Corporation, Dell, Inc., Discovery Communications, General Electric Company,

Hewlett-Packard Company, International Business Machines Corporation, PepsiCo, Inc., The Procter & Gamble Company, Twenty-First Century Fox Inc., Sprint Nextel Corporation, TEGNA Inc., Time Warner Inc., Verizon Communications Inc., The Walt Disney Company and Yahoo! Inc. In addition, the Committee generally monitors compensation best practices and considers alternatives for compensation program design using their own experience and judgment, as well as by reference to the experience and practices of other large public companies and expert commentary. The Committee does not refer to any set group of companies for this purpose.

Clawback Policy: Adjustment to Bonuses/Equity Awards in the Event of a Restatement

Since 2006, the Committee has had a policy under which it reserves the right to require, at any time, any of our employees or former employees to return all or a portion of the bonus and/or equity compensation the employee receives if any of the performance goals or quantitative factors considered in determining the amount of the award are restated in a manner that would have affected the amount if known prior to the grant or, with respect to bonus amounts, if such restatement alters the Committee’s assessment of the employee or former employee’s individual performance in a manner that warrants reduction. The Committee may also require employees to return certain compensation as a result of their material breach of certain restrictive covenants under various agreements. Our incentive plans expressly reserve these powers to the Committee.

Change-in-Control

As further discussed in the section “Payments Upon Termination or Change-In-Control,” we do not have any plans or arrangements that provide for payments or accelerated vesting of incentives solely in connection with a change in control of Viacom. We do not provide excise tax gross-ups in the event of a change in control to any of our executives.

Pledges and Hedges of Viacom Stock

Our executive officers are prohibited from hedging or pledging any Viacom securities that they hold directly. In addition, all of our employees are prohibited from engaging in short sales of our stock and may not hedge or pledge equity compensation.

Wealth Accumulation

The Committee generally does not consider past wealth accumulation in connection with its compensation decisions. The Committee is focused on ensuring that a large part of our NEOs’ compensation packages is performance-based. The Committee believes that executives and employees should not be penalized in future years for strong performance in prior years, and that all employees, regardless of individual financial situation, should have a compensation package that is competitive for their respective positions. Further, the Committee believes the company’s ability to retain employees is diminished if pay is not at competitive levels.

Timing of Equity Grants

We protect against issues associated with timing of equity awards by granting them on an annual basis at regular Committee meetings generally scheduled more than a year in advance. Since 2006, the Committee has made our annual equity grants to senior executives and other employees at the meeting of the Committee that has taken place in May or June of each year, other than PSU grants made to Messrs. Dauman and Dooley; PSU grants to these executives have been made on January 1 pursuant to the terms of their employment agreements. Stock option exercise prices and the sizes of the annual equity grants are determined based on the closing price of our Class B common stock on the date of grant.

For certain newly hired executives, and rarely upon entering into new or amended employment agreements with existing executives, the Committee may award off-cycle equity grants. In the case of stock options and RSUs, these grants are made 3 to 10 days after the later of Committee approval, the execution of the employment agreement by both parties or commencement of employment and have an exercise price or value, as applicable, based on the closing price of our Class B common stock on the date of grant. The Committee has delegated limited authority to the Chief Executive Officer to grant equity awards to employees other than specified executives (including our NEOs); the grant date of awards made pursuant to this delegation is at least three days after the Chief Executive Officer’s approval.

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Repricing of Stock Options

Our LTMIP prohibits the repricing of stock options.

Executive Stock Ownership Requirements

Given the significant stock ownership of Messrs. Dauman and Dooley, as well as the significant equity holdings (with multi-year vesting schedules) of our executive team, the Committee believes senior management has been, and continues to be, appropriately incented to manage the business in line with stockholders’ interests and has not established specified executive stock ownership requirements.

Fiscal Year 2017 STIP Design

The Committee has adopted an enhanced STIP design for fiscal year 2017. While the STIP design in fiscal year 2016 and prior years applied the same weightings for the three financial targets to all STIP participants (operating income, 60%; cash flow, 20%; and qualitative objectives, 20%), the new design varies the cash flow targets, cash flow weightings and weightings of the qualitative objectives with each separate business unit. In addition, the performance goal ranges have been adjusted to reflect a varying degree of difficulty and volatility. The range applicable to an individual’s final bonus amount – a maximum of 200% of target and a minimum of 0% of target – has been retained.

Our Current President and Chief Executive Officer

Effective November 15, 2016, Robert M. Bakish was appointed Acting President and Chief Executive Officer of Viacom, succeeding Mr. Dooley. On December 12, 2016, the Board announced that it had appointed Mr. Bakish as President and Chief Executive Officer of Viacom and elected Mr. Bakish as a member of the Board, each effective immediately.

Effective October 31, 2016, Mr. Bakish also became President and Chief Executive Officer of our Global Entertainment Group (“GEG CEO”). Mr. Bakish joined Viacom in 1997 and has held leadership positions throughout the organization, most recently serving as President and Chief Executive Officer of VIMN and its predecessor company, MTV Networks International, since 2007.

In his role as Viacom CEO, Mr. Bakish receives an annual salary of the greater of (i) $2,500,000 per year and (ii) $500,000 per month of service, pro-rated for partial months of service. This is in addition to the salary he receives for his role as GEG CEO, which is discussed below. Mr. Bakish is not entitled to a bonus in his role as Viacom CEO; however, for the period he serves as Viacom CEO, the company performance multiplier applied to the target annual bonus he is eligible to receive as GEG CEO will be the company performance multiplier applied to participants in the

Viacom Senior Executive Short-Term Incentive Plan, and his actual bonus will be determined in the manner set forth in such plan. Mr. Bakish is not entitled to an annual equity award in his role as Viacom CEO.

In his role as GEG CEO, Mr. Bakish receives an annual salary of $2,750,000 per year and is eligible to receive an increase in salary, as determined by the Committee, on or about an annual basis. Mr. Bakish’s target annual cash bonus is $3,500,000. He is eligible to receive annual grants of equity compensation with a target value of $3,250,000, and the annual equity award that would normally have been made in May 2017 was made on an accelerated basis on November 10, 2016. As GEG CEO, Mr. Bakish is eligible to participate in Viacom’s retirement and other employee benefit plans for which he qualifies pursuant to the terms of the applicable plan. In the event of Mr. Bakish’s termination without “cause” or resignation for “good reason,” the maximum amount payable with respect to salary and bonus is the sum of two times his then current base salary and target bonus, and the vesting of certain unvested equity awards will accelerate. Mr. Bakish is subject to certain restrictive covenants, such as non-competition and non-solicitation covenants, including following termination of employment.

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Fiscal Year 2016 Summary Compensation Table

The following table presents information on the total compensation for our NEOs in fiscal years 2016, 2015 and 2014.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Philippe P. Dauman	2016	$3,600,000	$13,772,337	$7,500,000	$9,707,650	$31,657	$58,410,151	$93,021,795
Former President and	2015	$4,000,000	$28,376,982	$7,500,002	$14,000,000	$13,803	$263,525	$54,154,312
Chief Executive Officer	2014	$3,871,154	$12,417,518	$7,500,007	$20,000,000	$45,866	$500,313	$44,334,858
Thomas E. Dooley	2016	$3,000,000	$10,018,272	$6,000,003	$8,800,000	$32,852	$80,331	$27,931,458
Former President and	2015	$3,000,000	$9,096,174	$6,000,002	$11,200,000	$11,111	$93,035	$29,400,322
Chief Executive Officer	2014	$2,871,154	$9,934,015	$6,000,003	$16,000,000	$46,964	$101,578	$34,953,714
Michael D. Fricklas	2016	$1,287,500	$1,799,995	$1,199,997	$1,361,250	$264,207	$31,102	$5,944,051
Executive Vice	2015	$1,287,500	$1,800,012	$1,200,005	$2,000,000	$52,566	$29,478	$6,369,561
President, General Counsel and Secretary	2014	$1,287,500	$1,800,012	$1,200,004	$2,780,000	$334,712	$31,038	$7,433,266
Wade C. Davis	2016	$1,750,000	$1,349,996	$899,998	$1,375,000	$46,222	$26,343	$5,447,559
Executive Vice	2015	$1,487,308	$1,349,976	$899,998	$2,197,318	$5,586	$25,303	$5,965,489
President, Chief Financial Officer	2014	$1,241,923	$720,022	$480,008	$2,200,000	$58,271	$25,150	$4,725,374
Scott M. Mills	2016	$1,750,000	$1,349,996	$899,998	$1,375,000	$4,830	$26,079	$5,405,903
Executive Vice	2015	$1,503,076	$1,349,976	$899,998	$2,197,318	$1,552	$31,985	$5,983,905
President and Chief Administrative Officer	2014	$1,250,808	$720,022	$480,008	$2,200,000	$6,010	$25,150	$4,681,998
Doretha (DeDe) F. Lea Executive Vice President, Global Government Affairs	2016	$843,365	$419,999	$280,001	$374,000	$146,273	$22,288	$2,085,926
(1)

Reflects the aggregate grant date fair value of the equity awards granted in the respective year calculated in accordance with FASB ASC Topic 718 – Stock Compensation, not including assumed forfeitures. Includes annual equity awards granted under our LTMIP as part of our annual equity program, as well as, for Mr. Dauman, equity awards granted under the LTMIP in connection with his employment agreement renewal in 2015. See “Compensation Discussion & Analysis” for a detailed discussion of our equity program and the individual awards. Grant date fair value assumptions are consistent with those disclosed in the Equity-Based Compensation Note to our Consolidated Financial Statements in our Annual Reports on Form 10-K for fiscal years 2016, 2015 and 2014.

(2)	Reflects annual cash bonus amounts under the Senior Executive STIP for performance during the respective year.
(3)	Reflects change in pension value only.
(4)	All Other Compensation includes the following amounts received in fiscal year 2016 by the NEOs:

	Additional Compensation							Perquisites
	Company Match in 401(k) Plan	Company Match in Excess 401(k) Plan	Profit Sharing Plan in 401(k) Plan	Transition Credits in 401(k) Plan	Life Insurance (a)	Separation Payments (b)	COBRA	Personal Use of Viacom Aircraft (c)	Car Service (d)	Total
Philippe P. Dauman	$13,250	—	—	—	$10,854	$58,000,000	$1,620	$361,716	$22,711	$58,410,151
Thomas E. Dooley	$13,250	—	$1,988	$3,975	$8,466	—	—	$52,398	$254	$80,331
Michael D. Fricklas	$13,250	$8,225	$1,988	—	$7,639	—	—	—	$—	$31,102
Wade C. Davis	$8,175	$13,300	$1,988	—	$1,794	—	—	—	$1,086	$26,343
Scott M. Mills	$12,975	$8,500	$1,988	—	$2,616	—	—	—	—	$26,079
DeDe Lea	$13,014	$7,286	$1,988	—	—	—	—	—	—	$22,288
(a)

Represents the incremental cost of the life insurance policy we provide in accordance with the terms of each NEO’s respective employment agreement above the cost of life insurance that we provide to employees generally.

(b)	Represents payments made to Mr. Dauman in respect of his separation from the company effective August 18, 2016.
(c)

The incremental cost of use of our aircraft is calculated by dividing the total variable costs (such as fuel, aircraft maintenance, catering, telecommunications, landing and navigation fees and flight crew expenses) by the total flight hours for such year and multiplying such amount by the individual’s total number of flight hours for non-business use for the year, including flights that were made to reposition the plane in connection with the personal travel from either our New York or Los Angeles locations. Incremental cost does not include certain fixed costs that we incur by virtue of owning the plane.

(d)

Represents incremental costs in connection with personal use of car service, including amounts attributable to commuting expenses. For security reasons, we provided Messrs. Dauman and Dooley with a shared car and driver in New York for use by them and other executives.

An executive’s spouse or other guests may accompany him on business travel, including travel on company aircraft, in company-paid car service, and sharing a hotel room. No amounts are included in the table above for such events since there is little or no incremental cost to us. Other items that may be considered perquisites and for which there is a de minimis or no incremental cost to us include meals provided by our corporate kitchen upon an executive’s request (we do not have an executive dining room), access to the executive fitness room (non-staffed) and occasional receipt of tickets, DVDs and other merchandise related to our businesses.

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Compensation of Viacom’s Named Executive Officers

Additional detail on the compensation of our NEOs, including decisions made on fiscal year 2016 compensation, can be found in “Compensation Discussion and Analysis.”

Philippe P. Dauman

Mr. Dauman served as our President and Chief Executive Officer from September 5, 2006 through August 17, 2016 and as our Executive Chairman from February 4, 2016 through September 13, 2016. From 1993 to 2000, he served in several positions at Former Viacom, including as its Deputy Chairman and member of its Executive Committee.

Effective January 1, 2014, Mr. Dauman’s annual base salary was increased to $4 million from $3.5 million. Mr. Dauman’s target annual bonus was increased to $15 million from $12 million, effective October 1, 2013. His target annual equity award was increased to $15 million from $12 million and consisted of 50% PSUs and 50% stock options. Effective October 1, 2014, Mr. Dauman’s target annual bonus was increased to $20 million. The increases reflected the Compensation Committee’s evaluation of Mr. Dauman’s performance and other factors.

On January 15, 2015, we amended and restated Mr. Dauman’s employment agreement, extending his employment term to December 31, 2018. On the same date, pursuant to that agreement, Mr. Dauman was awarded a contract renewal grant of 300,000 PRSUs that were scheduled to vest in three equal annual installments beginning with fiscal year 2016 and to deliver, at the time of vesting, 75% to 125% of the shares underlying the PRSUs, depending on the achievement of company financial targets over specified periods.

Mr. Dauman resigned from Viacom effective August 18, 2016 and his employment agreement was terminated. Information on payments and other benefits to which Mr. Dauman became entitled upon his separation from Viacom is provided below under “Payments Upon Termination or Change in Control — Payments Made Upon the Separation of Former NEOs.”

Thomas E. Dooley

Mr. Dooley served as our President and Chief Executive Officer from August 18, 2016 until November 15, 2016. Prior to that, he served as our Senior Executive Vice President and Chief Operating Officer beginning in May 2010. He served as our Chief Administrative Officer from September 2006 to May 2010 and our Chief Financial Officer from January 2007 to September 2010. From 1980 to 2000, Mr. Dooley served in several positions at Former Viacom, including as its Deputy Chairman and member of its Executive Committee. He left Former Viacom in connection with the merger with CBS Corporation in 2000.

Effective January 1, 2014, Mr. Dooley’s annual base salary was increased to $3 million from $2.5 million. His target annual bonus was increased to $12 million from $9.5 million, effective October 1, 2013. His target annual equity award was increased to $12 million from $9.6 million and consisted of 50% PSUs and 50% stock options. Effective October 1, 2014, Mr. Dooley’s target annual bonus was increased to $16 million. The increases reflected the Compensation Committee’s evaluation of Mr. Dooley’s performance and other factors.

In March 2016, we amended Mr. Dooley’s employment agreement, extending his term of employment to December 31, 2018 with no change in compensation.

In August 2016, pursuant to the Settlement Agreement, we amended Mr. Dooley’s employment agreement to provide that, unless otherwise agreed in writing between Mr. Dooley and Viacom (upon approval from the Board), Mr. Dooley’s employment as the interim President and Chief Executive Officer would terminate on September 30, 2016 and such termination would be deemed a termination without “Cause,” a resignation with “Good Reason” for which the applicable notice and cure periods would be deemed to have expired (uncured) on the date immediately preceding the date of the effective time of termination and a “Qualifying Termination” pursuant to the terms of Mr. Dooley’s employment agreement. The Settlement Agreement also provided that Mr. Dooley would remain a director of the Company only for so long as he remained Chief Executive Officer.

In September 2016, we amended Mr. Dooley’s employment agreement to extend Mr. Dooley’s employment until November 15, 2016 in order to facilitate an orderly transition to a new Chief Executive Officer and, in consideration for Mr. Dooley’s agreement to the extension of his employment, provide Mr. Dooley with a retention payment of $4,375,000. The agreement stipulated that (i) upon payment of the retention payment, Mr. Dooley would be deemed to waive any right he would otherwise have to receive payment of a prorated annual STIP award for fiscal year 2017 and (ii) the retention payment would not constitute an adjustment to Mr. Dooley’s annual base salary or applicable bonus amount for purposes of calculating any severance payment under Mr. Dooley’s employment agreement.

Mr. Dooley resigned from Viacom effective November 15, 2016, the retention payment was paid in a single lump sum on November 23, 2016 and Mr. Dooley’s employment agreement has been terminated.

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Information on payments and other benefits to which Mr. Dooley became entitled upon his separation from Viacom is provided below under “Payments Upon Termination or

Change in Control — Payments Made Upon the Separation of Former NEOs.”

Michael D. Fricklas

Mr. Fricklas has been our Executive Vice President, General Counsel and Secretary since January 2006. Prior to that, he served as Executive Vice President, General Counsel and Secretary of Former Viacom beginning in 2000. He first joined Former Viacom in 1993 as Senior Vice President and Deputy General Counsel.

Mr. Fricklas’ annual base salary is $1,287,500 and his target annual bonus is $2.475 million, as they were for each of the periods presented in the Fiscal Year 2016 Summary Compensation Table.

In May 2015, we amended Mr. Fricklas’ employment agreement, extending his employment term to June 30, 2018.

In August 2016, pursuant to the Settlement Agreement, we amended Mr. Fricklas’ employment agreement to provide that should Mr. Fricklas resign from his employment with Viacom by written notice no more than 30 days after the date on which neither Mr. Dauman nor Mr. Dooley serves as Viacom’s Chief Executive Officer, any such resignation would have been deemed to be a resignation for “good reason” pursuant to the terms of Mr. Fricklas’ employment agreement. In December 2016, we again amended Mr. Fricklas’ employment agreement to provide that Mr. Fricklas will have “good reason” to terminate his employment agreement if he is not offered a new or amended employment agreement with a contract period of at least three years and on terms no less favorable than his current employment agreement within 90 days of December 12, 2016. Mr. Fricklas will have 30 days after the expiration of such 90-day period to provide written notice to Viacom of his resignation for “good reason” if no such offer was made. We further amended his employment agreement to provide that if Mr. Fricklas provides such notice, or if his employment otherwise is terminated without “cause” or he terminates his employment for “good reason” prior to the end of his 30-day option period, he will receive under the terms of his employment agreement his salary and bonus at the lesser of target and the corporate multiplier, and benefits for the remaining term of his agreement, but in no event less than 18 months. All other rights and obligations under his employment agreement and other arrangements with Viacom remain unchanged.

Wade C. Davis

Mr. Davis has been our Executive Vice President, Chief Financial Officer since November 2012. Prior to that, he served as Executive Vice President, Strategy and Corporate Development beginning in August 2009, as Senior Vice President, Mergers & Acquisitions and Strategic Planning from January 2007 to August 2009 and as Senior Vice President of Mergers & Acquisitions beginning January 1, 2006.

Effective November 27, 2014, we entered into a new employment agreement with Mr. Davis, with an employment term through November 26, 2018. His annual base salary was increased to $1.35 million from $1.25 million, his target annual bonus was increased to $2 million from $1.55 million and his target annual equity award was increased to $1.65 million from $1.2 million.

In connection with an expansion of his role and increased responsibilities, effective May 11, 2015, Mr. Davis’ annual base salary was increased to $1.75 million, his target annual bonus amount was increased to $2.5 million and his target annual equity award was increased to $2.25 million. The increases reflected the Compensation Committee’s evaluation of Mr. Davis’ performance and other factors.

Scott M. Mills

Mr. Mills has been our Executive Vice President and Chief Administrative Officer since May 2015. Prior to that, he served as Executive Vice President, Human Resources and Administration beginning in October 2012. From 1997 to 2012, Mr. Mills served in several positions at BET Networks, including, most recently, as its President and Chief Operating Officer.

Effective October 1, 2014, we entered into a new employment agreement with Mr. Mills, with an employment term through September 30, 2018. His annual base salary was increased to $1.35 million from $1.25 million, his target annual bonus was increased to $2 million from $1.55 million and his target annual equity award was increased to $1.65 million from $1.2 million.

In connection with an expansion of his role and increased responsibilities, effective May 11, 2015, Mr. Mills’ annual base salary was increased to $1.75 million, his target annual bonus amount was increased to $2.5 million and his target annual equity award was increased to $2.25 million. The increases reflected the Compensation Committee’s evaluation of Mr. Mills’ performance and other factors.

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  EXECUTIVE COMPENSATION

Doretha (DeDe) F. Lea

Ms. Lea has been our Executive Vice President, Global Government Affairs since January 2013, having previously served as Executive Vice President, Government Relations of Viacom and Viacom’s predecessor beginning in November 2005. Prior to that, she was Senior Vice President, Government Relations of our predecessor beginning in September 2005.

Effective January 1, 2016, Ms. Lea’s annual base salary was increased to $850,000 from $825,000 and her target annual bonus was increased to $680,000 from $660,000. Her target annual equity award remained $700,000.

Effective November 14, 2016, we entered into a new employment agreement with Ms. Lea, with an employment term through September 30, 2020. Effective January 1, 2017, her annual base salary will increase to $885,000 and her target annual bonus will increase to $708,000. The increases reflected the Compensation Committee’s evaluation of Ms. Lea’s performance and other factors.

Generally Applicable Employment Agreement Provisions

The employment agreements of Messrs. Fricklas, Davis and Mills and Ms. Lea generally permit, and the employment agreements with Messrs. Dauman and Dooley prior to their separation from Viacom generally permitted, the executive to participate in all arrangements for benefits, business expenses and perquisites available to senior executives of Viacom.

Provisions on termination of employment under various circumstances, including treatment of equity awards and other holdings and applicable restrictive covenants, are discussed in the section entitled “Payments Upon Termination or Change-In-Control.”

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Fiscal Year 2016 Grants of Plan-Based Awards

The table below presents information on our non-equity incentive compensation plan awards under our Senior Executive STIP and our equity grants under our LTMIP to our NEOs in fiscal year 2016. The Compensation Committee made our annual LTMIP grants to our NEOs and other LTMIP eligible employees in May 2016, except for the PSU grants to Messrs. Dauman and Dooley, which were made on January 1 pursuant to the terms of their employment agreements.

For additional information on the terms of the grants, see “Compensation Discussion and Analysis — Compensation Program Design — Equity Awards.”

	Grant Date	Date of Board Action, if Different From Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Type Of Award		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (5)	All Other Option Awards: Number of Securities Underlying Options (#) (5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Stock Option Awards ($) (6)	Intrinsic Value of Option Awards; Value of Stock Awards (7)
Name			Threshold ($) (2)	Target ($)	Maximum ($)			Threshold (#)	Target (#)	Maximum (#)
Philippe P. Dauman	1/1/16	1/15/15				PSU	(3)	46,217	184,866	554,598				$12,522,823	—	(8)
	5/18/16					SO						867,052	$38.86	$7,500,000	—
	8/18/16					PRSU	(4)	0	29,167	58,334				$1,249,514	$1,249,514	(9)
			—	—	—
Thomas E. Dooley	1/1/16	5/25/10				PSU	(3)	36,973	147,893	443,679				$10,018,272	$5,634,723	(8)
	5/18/16					SO						693,642	$38.86	$6,000,003	—
			—	—	—
Michael D. Fricklas	5/18/16					RSU; SO					46,320	138,728	$38.86	$2,999,992	$1,764,792
			$618,750	$2,475,000	$4,950,000
Wade C. Davis	5/18/16					RSU; SO					34,740	104,046	$38.86	$2,249,994	$1,323,594
			$625,000	$2,500,000	$5,000,000
Scott M. Mills	5/18/16					RSU; SO					34,740	104,046	$38.86	$2,249,994	$1,323,594
			$625,000	$2,500,000	$5,000,000
Doretha (DeDe) F. Lea	5/18/16					RSU; SO					10,808	32,370	$38.86	$700,000	$411,785
			$177,000	$708,000	$1,416,000
(1)	Date of Compensation Committee approval of employment agreement providing for the grant.
(2)	Threshold amount is equal to 25% of the target award, which is the minimum amount that could be paid if any bonus amount were earned. Performance below the 25% threshold earns a bonus amount of $0.
(3)

For PSUs, the threshold amount is equal to 25% of the target award, which was the minimum amount that could have been paid if the market condition for the PSU awards was met, and the maximum award is 300% of the target award. The target number of PSUs was determined by dividing the target value of the award by the average closing market price of our Class B common stock for a period of 10 trading days ending on the date of grant.

(4)

The PRSU grant to Mr. Dauman relates to the target award of 300,000 PRSUs made in January 2015 in connection with the extension of Mr. Dauman’s employment agreement. The amount reported represents the portion of the target award that was considered granted for accounting purposes as a result of the acceleration of the vesting of the entire target award upon Mr. Dauman’s separation from Viacom effective August 18, 2016, as required under to the terms of his employment agreement.

(5)

The number of RSUs granted is determined by dividing the target value of the award by the closing market price of our Class B common stock on the date of grant. The number of stock options granted is determined using the Black-Scholes valuation method on the date of grant.

(6)

Grant date fair value assumptions are consistent with those disclosed in the Equity-Based Compensation Note to our Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal year 2016. For PSUs, the grant date fair value takes into consideration the performance and/or market conditions applicable to the grant, and makes certain assumptions about the performance of our stock and that of the companies in the reference group for PSUs over the measurement period. Factors such as market volatility and/or possibility of a payout above target can cause dramatic changes in the accounting expense for PSUs. Accordingly, the expense shown in this column may be significantly higher than the value of the awards determined in accordance with the respective NEO employment agreements.

(7)

We believe it is relevant for investors’ understanding of our NEOs’ compensation to present the current value of the awards compared to the grant date fair value, which is the total accounting expense for the fiscal year 2016 awards that we will recognize over a period of years. This information is for illustrative purposes only to demonstrate the compensation the executive might realize from the awards if they were vested and settled or, for stock options, vested and exercised, using our Class B common stock price of $38.10 as of September 30, 2016. The actual market value of the awards fluctuates daily with the price of our stock. In addition, our stock options and RSUs vest over a period of four years and our PSUs and PRSUs have measurement periods of three years; therefore, other than the accelerated PRSU grant, none of the equity awards in the above table have actually vested.

(8)

For Mr. Dooley, whose PSUs were still outstanding on September 30, 2016, this table assumes that the target number of PSUs was received on September 30, 2016. The actual payout to each of Mr. Dauman and Mr. Dooley in respect of the PSUs upon the executive’s separation from Viacom effective August 18, 2016 and November 15, 2016, respectively, was $0 based on performance over the applicable measurement periods.

(9)	Reflects the intrinsic value of the PRSUs at the end of the measurement period on August 18, 2016. There were no PRSUs outstanding as of September 30, 2016.

VIACOM INC.  ï  2017 Proxy Statement    43

  EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year End

The following table presents information on the outstanding equity awards, including which portions were vested or unvested, held by our NEOs as of September 30, 2016. Market value amounts are based on the closing price of our Class B common stock of $38.10 on September 30, 2016.

		Option Awards						Stock Awards
Name	Award Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Philippe P. Dauman
	4/20/10	2,000,000	0			$35.8700	4/20/18
	5/25/11	524,476	0			$49.9500	5/25/19
	5/23/12	592,885	0			$47.2100	8/18/19
	5/22/13	460,829	0			$69.5600	8/18/19
	5/21/14	452,889	0			$84.4600	8/18/19
	5/20/15	686,185	0			$65.9200	8/18/19
	5/18/16	867,052	0			$38.8600	8/18/19
Thomas E. Dooley
	6/2/10	1,600,000	0			$34.1600	6/2/18
	6/8/10	488,798	0			$32.5500	6/8/18
	5/25/11	419,580	0			$49.9500	5/25/19
	5/23/12	474,308	0			$47.2100	5/23/20
	5/22/13	276,498	92,166	(1)		$69.5600	5/22/21
	5/21/14	181,159	181,160	(2)		$84.4600	5/21/22
	5/20/15	137,237	411,711	(3)		$65.9200	5/20/23
	5/18/16	0	693,642	(4)		$38.8600	5/18/24
	1/1/14										17,616	(5)	$671,170
	1/1/15										19,706	(6)	$750,799
	1/1/16										36,973	(7)	$1,408,671
Michael D. Fricklas
	5/25/11	104,895	0			$49.9500	5/25/19
	5/23/12	118,577	0			$47.2100	5/23/20
	5/22/13	69,124	23,042	(1)		$69.5600	5/22/21
	5/21/14	36,232	36,232	(2)		$84.4600	5/21/22
	5/20/15	27,447	82,343	(3)		$65.9200	5/20/23
	5/18/16	0	138,728	(4)		$38.8600	5/18/24
	5/22/13							6,470	(8)	$246,507
	5/21/14							10,656	(9)	$405,994
	5/20/15							20,480	(10)	$780,288
	5/18/16							46,320	(11)	$1,764,792
Wade C. Davis
	5/25/11	12,238	0			$49.9500	5/25/19
	5/23/12	16,799	0			$47.2100	5/23/20
	5/22/13	27,649	9,217	(1)		$69.5600	5/22/21
	5/21/14	14,493	14,493	(2)		$84.4600	5/21/22
	5/20/15	20,585	61,757	(3)		$65.9200	5/20/23
	5/18/16	0	104,046	(4)		$38.8600	5/18/24
	5/22/13							2,588	(8)	$98,603
	5/21/14							4,263	(9)	$162,420
	5/20/15							15,360	(10)	$585,216
	5/18/16							34,740	(11)	$1,323,594
Scott M. Mills
	6/3/09	7,283	0			$22.7000	6/3/17
	6/8/10	19,430	0			$32.5500	6/8/18
	5/25/11	25,018	0			$49.9500	5/25/19
	5/23/12	37,708	0			$47.2100	5/23/20
	5/22/13	25,345	8,449	(1)		$69.5600	5/22/21
	5/21/14	14,493	14,493	(2)		$84.4600	5/21/22
	5/20/15	20,585	61,757	(3)		$65.9200	5/20/23
	5/18/16	0	104,046	(4)		$38.8600	5/18/24
	5/22/13							2,372	(8)	$90,373
	5/21/14							4,263	(9)	$162,420
	5/20/15							15,360	(10)	$585,216
	5/18/16							34,740	(11)	$1,323,594

44     VIACOM INC.   ï  2017 Proxy Statement

  EXECUTIVE COMPENSATION

		Option Awards						Stock Awards
Name	Award Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Doretha (DeDe) F. Lea
	6/3/09	1,081	0			$22.7000	6/3/17
	6/8/10	2,220	0			$32.5500	6/8/18
	5/25/11	6,119	0			$49.9500	5/25/19
	5/23/12	13,168	0			$47.2100	5/23/20
	5/22/13	10,752	5,377	(1)		$69.5600	5/22/21
	5/21/14	8,454	8,454	(2)		$84.4600	5/21/22
	5/20/15	6,404	19,214	(3)		$65.9200	5/20/23
	5/23/12	0	32,370	(4)		$38.8600	5/18/24
	5/22/13							1,510	(8)	$57,531
	5/21/14							2,487	(9)	$94,755
	5/20/15							4,779	(10)	$182,080
	5/18/16							10,808	(11)	$411,785
(1)	Remaining portion of stock option grant vests on May 22, 2017. For Mr. Dooley, the stock option grant vested in full upon his separation from the company effective November 15, 2016.
(2)

Remaining stock option grant vests in equal annual installments on May 21, 2017 and 2018. For Mr. Dooley, the stock option grant vested in full upon his separation from the company effective November 15, 2016.

(3)

Remaining stock option grant vests in equal annual installments on May 20, 2017, 2018 and 2019. For Mr. Dooley, the stock option grant vested in full upon his separation from the company effective November 15, 2016.

(4)

Stock option grant vests in equal annual installments on May 18, 2017, 2018, 2019 and 2020. For Mr. Dooley, the stock option grant vested in full upon his separation from the company effective November 15, 2016.

(5)

Represents the threshold amount, or 25%, of the target award (70,464 PSUs), which is the minimum amount that could be paid if the market condition for the PSU awards is met. PSUs vest after the end of the performance period on December 31, 2016 subject to satisfaction of the market criteria for the performance period. The actual payout percentage to Mr. Dooley in respect of this PSU grant upon his separation from Viacom effective November 15, 2016 was 0% based on performance over the applicable measurement period.

(6)

Represents the threshold amount, or 25%, of the target award (78,823 PSUs), which is the minimum amount that could be paid if the market condition for the PSU awards is met. PSUs vest after the end of the performance period on December 31, 2017 subject to satisfaction of the market criteria for the performance period. The actual payout percentage to Mr. Dooley in respect of this PSU grant upon his separation from Viacom effective November 15, 2016 was 0% based on performance over the applicable measurement period.

(7)

Represents the threshold amount, or 25%, of the target award (147,893 PSUs), which is the minimum amount that could be paid if the market condition for the PSU awards is met. PSUs vest after the end of the performance period on December 31, 2018 subject to satisfaction of the market criteria for the performance period. The actual payout percentage to Mr. Dooley in respect of this PSU grant upon his separation from Viacom effective November 15, 2016 was 0% based on performance over the applicable measurement period.

(8)	Remaining RSUs vest on May 22, 2017.
(9)	Remaining RSUs vest in equal installments on May 21, 2017 and 2018.
(10)	Remaining RSUs vest in equal installments on May 20, 2017, 2018 and 2019.
(11)	RSUs vest in equal annual installments on May 18, 2017, 2018, 2019 and 2020.

VIACOM INC.  ï  2017 Proxy Statement    45

  EXECUTIVE COMPENSATION

Option Exercises and Stock Vested in Fiscal Year 2016

The following table presents information on exercises of stock options and the vesting of restricted share units, performance share units and performance restricted share units held by our NEOs during fiscal year 2016.

	Option Awards (1)		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Philippe P. Dauman	521,739	2,446,956	356,572	(2)	15,129,589
Thomas E. Dooley	417,391	1,957,564	45,258	(3)	1,822,087
Michael D. Fricklas	—	—	28,155	(4)	1,108,032
Wade C. Davis	—	—	12,539	(5)	492,079
Scott M. Mills	—	—	12,654	(6)	496,868
Doretha (DeDe) F. Lea	—	—	6,568	(7)	258,482
(1)

Represents the gross number of shares acquired and value received on exercise/vesting, without reduction for the number of shares (i) sold to pay the exercise price, in the case of stock options or (ii) withheld to pay applicable withholding taxes, in the case of RSUs, PSUs and PRSUs. Shares and value net of withholding are discussed in the footnotes below.

(2)

Represents (i) the vesting of Mr. Dauman’ s January 1, 2013 grant of PSUs, which represented a payout percentage of 50% (target award was 113,144 PSUs) based on the achievement of the performance conditions for the performance period, valued at the closing price of our Class B common stock on the date of vesting of $40.26 and (ii) the vesting of Mr. Dauman’ s January 1, 2015 grant of PRSUs (target award was 300,000 PRSUs) based on the terms of Mr. Dauman’ s employment agreement, valued at the closing price of our Class B common stock on the date of vest of $42.84. Mr. Dauman received 161,161 shares net of withholding, or $6,830,295 in value.

(3)

Represents the vesting of Mr. Dooley’s January 1, 2013 grant of PSUs, which represented a payout percentage of 50% (target award was 90,515 PSUs) based on the achievement of the performance conditions for the performance period, valued at the closing price of our Class B common stock on the date of vesting of $40.26. Mr. Dooley received 23,622 shares net of withholding, or $951,022 in value.

(4)

Represents (i) the vesting of the last 25% of Mr. Fricklas’ May 23, 2012 grant of 38,128 RSUs in accordance with the terms of the grant, valued at the closing price of our Class B common stock on the date of vesting of $39.95, (ii) the vesting of the third 25% of Mr. Fricklas’ May 22, 2013 grant of 25,877 RSUs in accordance with the terms of the grant, valued at the closing price of our Class B common stock on the date of vesting of $39.05, (iii) the vesting of the second 25% of Mr. Fricklas’ May 21, 2014 grant of 21,312 RSUs in accordance with terms of the grant, valued at the closing price of our Class B common stock on the date of vesting of $39.05 and (iv) the vesting of the first 25% of Mr. Fricklas’ May 20, 2015 grant of 27,306 RSUs in accordance with the terms of the grant, valued at the closing price of our Class B common stock on the date of vesting of $39.05. Mr. Fricklas received a total of 16,157 shares net of withholding, or $635,619 in value.

(5)

Represents (i) the vesting of the last 25% of Mr. Davis’ May 23, 2012 grant of 10,803 RSUs in accordance with the terms of the grant, valued at the closing price of our Class B common stock on the date of vesting of $39.95, (ii) the vesting of the third 25% of Mr. Davis’ May 22, 2013 grant of 10,351 RSUs in accordance with the terms of the grant, valued at the closing price of our Class B common stock on the date of vesting of $39.05, (iii) the vesting of the second 25% of Mr. Davis’ May 21, 2014 grant of 8,525 RSUs in accordance with terms of the grant, valued at the closing price of our Class B common stock on the date of vesting of $39.05 and (iv) the vesting of the first 25% of Mr. Davis’ May 20, 2015 grant of 20,479 RSUs in accordance with the terms of the grant, valued at the closing price of our Class B common stock on the date of vesting of $39.05. Mr. Davis received a total of 7,372 shares net of withholding, or $289,306 in value.

(6)

Represents (i) the vesting of the last 25% of Mr. Mills’ May 23, 2012 grant of 12,125 RSUs in accordance with the terms of the grant, valued at the closing price of our Class B common stock on the date of vesting of $39.95, (ii) the vesting of the third 25% of Mr. Mills’ May 22, 2013 grant of 9,488 RSUs in accordance with the terms of the grant, valued at the closing price of our Class B common stock on the date of vesting of $39.05, (iii) the vesting of the second 25% of Mr. Mills’ May 21, 2014 grant of 8,525 RSUs in accordance with terms of the grant, valued at the closing price of our Class B common stock on the date of vesting of $39.05 and (iv) the vesting of the first 25% of Mr. Mills’ May 20, 2015 grant of 20,479 RSUs in accordance with the terms of the grant, valued at the closing price of our Class B common stock on the date of vesting of $39.05. Mr. Mills received a total of 7,440 shares net of withholding, or $292,137 in value.

(7)

Represents (i) the vesting of the last 25% of Ms. Lea’s May 23, 2012 grant of 8,896 RSUs in accordance with the terms of the grant, valued at the closing price of our Class B common stock on the date of vesting of $39.95, (ii) the vesting of the third 25% of Ms. Lea’s May 22, 2013 grant of 6,038 RSUs in accordance with the terms of the grant, valued at the closing price of our Class B common stock on the date of vesting of $39.05, (iii) the vesting of the second 25% of Ms. Lea’s May 21, 2014 grant of 4,973 RSUs in accordance with terms of the grant, valued at the closing price of our Class B common stock on the date of vesting of $39.05 and (iv) the vesting of the first 25% of Ms. Lea’s May 20, 2015 grant of 6,371 RSUs in accordance with the terms of the grant, valued at the closing price of our Class B common stock on the date of vesting of $39.05. Ms. Lea received a total of 4,186 shares net of withholding, or $164,739 in value.

46     VIACOM INC.   ï  2017 Proxy Statement

  EXECUTIVE COMPENSATION

Fiscal Year 2016 Pension Benefits

We provide pension benefits through the Viacom Pension Plan and the Viacom Excess Pension Plan. However, effective December 31, 2012 and April 1, 2009, respectively, the Viacom Pension Plan and the Viacom Excess Pension Plan were closed and frozen, and no additional benefits were accrued after these dates. The table below presents certain information with respect to these plans.

Name	Plan Name	Number of Years Benefit Service (#)		Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
Philippe P. Dauman	Viacom Pension Plan	5 years, 3 months	(2)	$174,383	—
	Viacom Excess Pension Plan	1 year, 6 months	(2)	171,355	—

				$345,738
Thomas E. Dooley	Viacom Pension Plan	5 years, 3 months	(3)	$157,268	—
	Viacom Excess Pension Plan	1 year, 6 months	(3)	155,654	—

				$312,922
Michael D. Fricklas	Viacom Pension Plan	18 years, 5 months		$604,294	—
	Viacom Excess Pension Plan	14 years, 8 months		1,398,588	—

				$2,002,882
Wade C. Davis	Viacom Pension Plan	6 years, 2 months	(4)	$107,496	—
	Viacom Excess Pension Plan	2 years, 5 months	(4)	144,228	—

				$251,724
Scott M. Mills	Viacom Pension Plan	3 years, 0 months	(5)	$39,466	—
	Viacom Excess Pension Plan	0 years, 0 months	(5)	—	—

				$39,466
Doretha (DeDe) F. Lea	Viacom Pension Plan	13 years, 2 months	(6)	$349,731	—
	Viacom Excess Pension Plan	9 years, 5 months	(6)	601,601	—

				$951,332
(1)

Present Value of Accumulated Benefit as of September 30, 2016 is determined assuming commencement of benefits at age 65 (or immediate commencement if over 65) with an interest adjustment during the deferral period from September 30, 2016 until age 65, but no pre-retirement mortality assumption. The present value for the Viacom Pension Plan reflects a discount rate of 3.94%, and the Viacom Excess Pension Plan reflects a discount rate of 3.89%. The mortality table used is the RP-2014 Mortality Table regressed to base year 2006, projected generationally from 2006 with Modified Scale MP-2015. The 0.75% ultimate level is reduced after age 85 to 0.60% at age 95, then to 0 by age 115. The Viacom Pension Plan payment form assumptions are that 70% of retirement eligible participants elect lump sums and 30% elect life annuities and that 75% of vested eligible participants elect lump sums and 25% elect life annuities. The Viacom Excess Pension Plan assumes the grandfathered benefit under Section 409A of the Code is payable in the same form of payment as the benefit under the Viacom Pension Plan. The benefit accumulated after the implementation of Section 409A of the Code assumes 100% of participants elect life annuities. The lump sum rate assumption is based on the Buck Above Median Yield Curve as of September 30, 2016 and the 2017+ IRS Applicable Mortality Table with projection using Scale AA to the payment date under Section 417(e) of the Code.

(2)

Mr. Dauman commenced participation in the Viacom Pension Plan and the Viacom Excess Pension Plan on October 1, 2007. In addition, Mr. Dauman has a vested pension benefit under the CBS Corporation pension plans as a result of his previous service at Former Viacom. Under Mr. Dauman’s employment agreement, we are obligated to pay him the greater of (a) the benefit he would have received under our pension plans if he had received credit for the same number of years he has credited under the CBS Corporation pension plans, offset by the benefit he has accrued under the CBS Corporation pension plans payable at age 65 and (b) the actual benefit he would be entitled to under our pension plans.

(3)

Mr. Dooley commenced participation in the Viacom Pension Plan and the Viacom Excess Pension Plan on October 1, 2007. In addition, Mr. Dooley has a vested pension benefit under the CBS Corporation pension plans as a result of his previous service at Former Viacom. Under Mr. Dooley’s employment agreement, we are obligated to pay him the greater of (a) the benefit he would have received under our pension plans if he had received credit for the same number of years he has credited under the CBS Corporation pension plans plus his current years of service under our plans beginning as of his start date, offset by the benefit he has accrued under the CBS Corporation pension plans payable at age 65 and (b) the actual benefit he would be entitled to under our pension plans.

(4)	Mr. Davis commenced participation in the Viacom Pension Plan and the Viacom Excess Pension Plan on November 1, 2006.
(5)	Mr. Mills commenced participation in the Viacom Pension Plan on January 1, 2010.
(6)	Ms. Lea commenced participation in the Viacom Pension Plan and the Viacom Excess Pension Plan on November 1, 1998.

VIACOM INC.  ï  2017 Proxy Statement    47

  EXECUTIVE COMPENSATION

The Viacom Pension Plan

The Viacom Pension Plan was frozen as of December 31, 2012. It had been established for all eligible Viacom employees who satisfied age and service requirements, including the NEOs. The Pension Plan assumed from the Former Viacom pension plan (now the CBS Corporation pension plan) the liability for benefits accrued by Mr. Fricklas with respect to years of service at Former Viacom through the date of our separation from CBS Corporation, and assets allocable to those accrued benefits were also transferred to our Pension Plan based on applicable rules governing such transfers. The liabilities for Messrs. Dauman and Dooley as a result of their years of service at Former Viacom remain under the CBS Corporation pension plans.

The Pension Plan offers optional forms of annuity payments that a participant may elect upon retirement. The single life annuity is the normal form of payment for a single participant and the 50% joint and survivor annuity is the normal form of payment for a married participant. A reduction is applied to the single life annuity benefit if an optional form is elected. The 50% joint and survivor annuity and all optional forms of payment under the Pension Plan are the actuarial equivalent of the single life annuity benefit. The Pension Plan also offers a lump-sum distribution option and allows payment of benefits at any time following termination of employment regardless of age, with reduced benefits to reflect the participant’s age if under 65.

Total Benefit

A participant’s total benefit is equal to the sum of the following:

(1) Benefits Accumulated On or Before December 31, 2009

As of December 31, 2009, all benefits determined under the existing benefit formula were frozen. On or before December 31, 2009, an eligible employee’s retirement benefit was calculated based upon the employee’s years of benefit service (up to a maximum of 30 years), final average compensation and covered compensation amount, and using the plan formula in place, as of December 31, 2009. Final average compensation is eligible salary, commissions, overtime and eligible bonus for the highest 60 consecutive months out of the final 120 months of employment on the earlier of termination of employment or December 31, 2009. Covered compensation is the average of the Social Security Wage Bases during the 35-year period that ends with the year the employee reaches the Social Security Retirement age or December 31, 2009, if earlier. The pension plan formula as of

December 31, 2009, which provides a monthly benefit payable in the form of a single life annuity at a normal retirement age of 65, was as follows:

1.25% times final average compensation up to the covered compensation amount times benefit service (up to 30 years)

plus

1.75% times final average compensation above the covered compensation amount times benefit service (up to 30 years).

For purposes of this benefit formula, under the Viacom Pension Plan certain participants receive credit for years of service under the Former Viacom pension plan.

(2) Benefits Accumulated January 1, 2010 Through December 31, 2012

For the period January 1, 2010 through December 31, 2012, pension benefits accumulated under a benefit formula that provided a single-sum benefit payable at the normal retirement age of 65, equal to 10% of the participant’s post-2009 accumulated compensation. Accumulated compensation is the total of the participant’s eligible salary, eligible bonus, commissions and overtime from January 1, 2010 through December 31, 2012, adjusted annually during employment by a wage inflation factor. The wage inflation factor is based on the annual increase in the Social Security Wage Base, with an annual cap of 4%.

Viacom Pension Plan Frozen on December 31, 2012

The Pension Plan was frozen effective December 31, 2012. Participants as of December 31, 2012 remained entitled to the benefits already earned and have not earned additional benefits since that date.

48     VIACOM INC.   ï  2017 Proxy Statement

  EXECUTIVE COMPENSATION

The Viacom Excess Pension Plan

We established the Viacom Excess Pension Plan to provide benefits to participants in the Pension Plan whose annual base salary exceeds the IRS’s annual compensation limit. Effective April 1, 2009, we discontinued further accruals under the Excess Pension Plan.

We have assumed the liability for amounts credited for Mr. Fricklas under the Former Viacom excess pension plan through the date of our separation from CBS Corporation. The liability for Messrs. Dauman and Dooley remains a liability of CBS Corporation.

Benefits under the Excess Pension Plan are calculated using the Pension Plan formula and eligible compensation in excess of the annual compensation limit. The overall accrued benefit for each participant was calculated as of March 31, 2009, the date we ceased accruals under the plan. The maximum amount of total compensation earned on or before March 31, 2009 that was taken into account under the Pension Plan and the Excess Pension Plan was generally limited to $750,000. Participants will receive the portion of their pension benefits accrued and vested under the Excess Pension Plan prior to January 1, 2005 coincident with and in the same form as their benefit from the Pension Plan. Payment of the portion of their benefit accrued and vested after December 31, 2004 will begin generally as of the later of the first day of the month coincident with or next following six months after termination of employment or the first day of the month coincident with or next following their attainment of age 55 and will be paid in the form of an annuity.

We generally do not grant employees extra years of benefit service under the Pension Plan or the Excess Pension Plan for purposes of calculating a pension benefit. However, we have on rare occasions, in connection with the negotiation of an executive employment agreement, agreed to terms that effectively grant credit for additional years of service.

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  EXECUTIVE COMPENSATION

Fiscal Year 2016 Nonqualified Deferred Compensation

In addition to our tax-qualified 401(k) Plan, we maintain certain nonqualified deferred compensation plans. The Viacom Excess 401(k) Plans and the Viacom Bonus Deferral Plans are available to certain employees whose income exceeds certain statutory limits for the 401(k) Plan. We also previously had a program for any deferrals of base salary required under employment agreements.

In fiscal year 2016, Messrs. Fricklas, Davis and Mills and Ms. Lea contributed to the Excess 401(k) Plan, and Mr. Mills deferred bonus amounts under the Bonus Deferral Plan. Mr. Dauman previously contributed to the Excess 401(k) Plan, and Mr. Fricklas previously deferred a portion of his base salary under his employment agreement and bonus amounts under the Bonus Deferral Plan. The table below presents, on an aggregate basis, contributions to these plans in fiscal year 2016, earnings in fiscal year 2016, and the balances in the plans as of September 30, 2016.

Name	Plan	Executive Contributions in FY 2016 ($) (1)	Company Contributions in FY 2016 ($) (2)	Aggregate Earnings in FY 2016 ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 9/30/16 ($)
Philippe P. Dauman	Excess 401(k)	–	–	$61,584	–	$721,045
Thomas E. Dooley	–	–	–	–	–	–
Michael D. Fricklas	Excess 401(k)	$61,350	$8,225	$420,118	–	$4,423,366
	Salary Deferral	–	–	109,933	–	1,040,453
	Bonus Deferral	–	–	150,112	–	1,443,553

		$61,350	$8,225	$680,163	–	$6,907,372
Wade C. Davis	Excess 401(k)	$244,500	$13,300	$122,174	–	$2,110,414
Scott M. Mills	Excess 401(k)	$223,929	$8,500	$84,309	–	$1,041,547
	Bonus Deferral	329,598	–	$48,345	–	$699,716

		$553,527	$8,500	$132,654	–	$1,741,263
Doretha (DeDe) F. Lea	Excess 401(k)	$29,311	$7,286	$35,440	–	$483,668
	Bonus Deferral			$1,876	–	$20,190

				$37,316	–	$503,858
(1)

Amounts represent contributions by Mr. Fricklas, Mr. Davis and Mr. Mills and Ms. Lea under our Excess 401(k) Plan for Designated Senior Executives and bonus amounts deferred by Mr. Mills under our Bonus Deferral Plan, all of which are also reflected in the Fiscal Year 2016 Summary Compensation Table.

(2)

Amounts represent company match under the Excess 401(k) Plan for Designated Senior Executives. These amounts are also included in the “All Other Compensation” column in the Fiscal Year 2016 Summary Compensation Table.

(3)

Except as otherwise noted, amounts deferred under our Deferral Plans are deemed invested in the same investment alternatives that the NEO has elected for his tax-qualified 401(k) plan or, if no election has been made, in the 401(k) plan’s default investment option. Amounts are net of deductions for annual fees. Since these amounts are not preferential, they are not included in the Fiscal Year 2016 Summary Compensation Table.

The Viacom Excess 401(k) Plans

We have established Excess 401(k) Plans to provide benefits to employees who are participants in the tax-qualified 401(k) Plan and whose annual base salary exceeds the annual compensation limit set forth in the Code. For calendar year 2016, the compensation limit for the tax-qualified 401(k) Plan was $265,000. We maintain an account in the name of each participant and that account is credited with the amount of the participant’s deferral. A participant may elect to defer between 1% and 15% of eligible compensation on a before-tax basis. Eligible compensation for Excess 401(k) Plan participants is, in general, a participant’s base pay including all pre-tax elective contributions made on behalf of a participant either to a company “qualified cash or deferred arrangement” (as defined under Section 401(k) of the Code and applicable regulations), a “cafeteria plan” (as defined under Section 125 of the Code and applicable regulations), or a “qualified transportation fringe” (as defined under Section 132(f) of the Code and the applicable regulations). Eligible compensation does not include deferred compensation or cash bonuses under our STIP. Deferrals to the Excess 401(k) Plans begin once Code limits have been reached in the tax-qualified 401(k) Plan.

In fiscal year 2016, we matched 100% of the first 1% and 50% of the next 5% of eligible compensation contributed by a participant on a pre-tax basis. Matching contributions credited under the Excess 401(k) Plans in the aggregate for any participant were subject to an eligible compensation limit of $500,000. Participants become fully vested in the matching contribution after two years of service. Participant accounts under the Excess 401(k) Plans are credited (or charged) with earnings, gains or losses based on the investment performance of the funds selected by the participant for amounts contributed to the qualified 401(k) Plan. For purposes of vesting, participants receive credit for years of service credited under the Former Viacom 401(k) plan. We

50     VIACOM INC.   ï  2017 Proxy Statement

  EXECUTIVE COMPENSATION

have assumed the total liability for amounts credited under the Former Viacom excess 401(k) plans through the date of our separation from CBS Corporation for our NEOs who participated in the Former Viacom excess 401(k) plans.

The Bonus Deferral Plans

Our Bonus Deferral Plans are voluntary unfunded nonqualified deferred compensation plans for the benefit of senior executives who are designated as eligible to participate in the Excess 401(k) Plans (whose annual base salary exceeds the annual compensation limit applicable to the tax-qualified 401(k) Plan). A participant can elect before the end of each fiscal year to defer a portion (from 1% to 15%) of his or her annual bonus amount earned during the next succeeding fiscal year. We maintain an account in the name of each participant and that account is credited with the amount of the participant’s bonus deferral. Participant accounts under the Bonus Deferral Plans are credited (or charged) with earnings, gains or losses based on the investment performance of the funds selected by the participant for amounts contributed to the tax-qualified 401(k) Plan. We do not make matching contributions in the Bonus Deferral Plans. We have assumed the liability for amounts credited under the Former Viacom bonus deferral plans through the date of the separation for our NEOs who participated in the Former Viacom bonus deferral plan.

Distributions and Withdrawals under the Excess 401(k) Plans and Bonus Deferral Plans

The vested portion of each participant’s accounts in the Excess 401(k) Plans and the Bonus Deferral Plans is distributed in cash after termination of employment in accordance with the participant’s payment election. Participants are required to make a joint payment election for all amounts deferred under the plans.

For amounts earned, deferred and vested prior to January 1, 2005, participants elected to have these amounts paid in a single lump sum in January of the first, second, third, fourth or fifth year following termination of employment, or in up to five annual installments in amounts designated by the participants beginning in the January following the year of termination. If no election is made, a participant is deemed to have elected a lump sum payment in January of the year following termination of employment. If a participant elects to receive annual installment payments over a period of two or more years, the annual payments will be made in substantially equal annual installments, unless the participant designates at the time of making his or her payment option election a specific percentage of his or her account to be distributed in each year. All specified percentages must be a whole multiple of

10%, and the total of all designated percentages must be equal to 100%. For all amounts earned, deferred and vested prior to January 1, 2005, participants can change their payment elections up to three times during their term of employment. Payments of pre-2005 amounts will be made in accordance with the most recent payment election made more than six months before termination of employment.

For amounts earned, deferred or vested after December 31, 2004, the payment options are the same as those set forth above, except that a participant will not be able to receive any payment from post-2004 accounts until the later of the January 31 following his or her termination of employment or six months following termination of employment. No changes can be made to the joint payment election made for post-2004 deferrals.

A participant who suffers an unforeseeable emergency as defined in Section 409A of the Code may receive a withdrawal of all or part of the vested portion of his or her accounts in the Excess 401(k) Plans and/or the Bonus Deferral Plans to the extent permitted under Section 409A of the Code.

The Deferred Compensation Plan

The Deferred Compensation Plan was established for employees who have a deferred compensation arrangement in their employment contract. The amounts deferred are dictated by the specific employment contract. Participant accounts under the deferred compensation plan are credited (or charged) with earnings, gains or losses based on the investment performance of the funds selected by the participant for amounts contributed to the qualified 401(k) Plan. We do not make matching contributions in the Deferred Compensation Plan. Payment of amounts accrued under the

Deferred Compensation Plan are made in accordance with the participant’s employment agreement, which generally provides that the amounts be paid after the participant ceases to be an employee in a timeframe designed to comply with the requirements of Section 409A of the Code unless a grandfather provision applies. We have assumed the liability for amounts credited under the Former Viacom deferred compensation plan through the date of the separation for our NEOs who participated in the plan.

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  EXECUTIVE COMPENSATION

Payments Upon Termination or Change-In-Control

Overview

Our employment agreements and certain of our plans require us to provide compensation and other benefits to our NEOs if their employment terminates under certain circumstances. Specifically:

•	we generally limit cash severance to 2x or 3x the sum of the annual base salary and target bonus amount;
•	we do not have any “single trigger” plans or other arrangements that provide for benefits, payments or accelerated vesting of equity awards solely upon a change-in-control; and

•	our employment agreements specify that we may terminate the executive with or without “cause” and define certain events that may permit the executive to resign for “good reason.”

The following table summarizes our general approach to contractual severance upon the occurrence of various events. Individual NEO employment agreements may contain variations to the general approach. See “Specific Employment Agreement Provisions” below for additional detail.

	Cash Severance	Unvested Equity Awards	Vested Equity Awards	Other Benefits	Accrued Benefits (1)
Termination for “Cause” or Resignation without “Good Reason”	None	Forfeited	Stock options forfeited if termination “for cause” and generally exercisable for a set time if resignation without “good reason”	None, except as required by law. Retiree medical if certain conditions met	Payable through date of termination
Termination without “Cause” or Resignation for “Good Reason”	Generally capped at 2x or 3x base and bonus amount. Benefits may be reduced if less than 2 years remain in contract	Generally accelerated vesting of at least a portion of awards	Stock options generally exercisable for a set time	Company-paid health and welfare and life insurance benefits for a set period. Retiree medical possible	Payable through date of termination/ resignation
Retirement	None	Stock options and RSUs forfeited; Retirement date last day of PSU measurement period	Stock options generally exercisable for 3 years	Retiree medical if certain conditions met	Payable through date of retirement
Death	None	Varies	Stock options generally exercisable for a set time	Life insurance at specified amounts paid by our insurer	Payable through date of death
Long-term Disability	None	No impact	No impact	Long-term disability amounts paid (2)	Payable through date of disability
(1)

Reflects accrued salary and bonus amounts, retirement plan obligations and other accrued amounts that were fully earned and vested, and not otherwise forfeited, as of the executive’s termination date. Certain of these accrued obligations are discussed in the “Fiscal Year 2016 Pension Benefits” and “Fiscal Year 2016 Nonqualified Deferred Compensation” tables.

(2)	See “Disability Benefits” below for additional detail.

Payments Made Upon the Separation of Former NEOs

The separation of each of Mr. Dauman and Mr. Dooley from the company, effective August 18, 2016 and November 15, 2016, respectively, was treated as a termination without “cause,” a resignation for “good reason” and a “qualifying termination,” as such terms were defined in their respective employment agreements.

Under the terms of Mr. Dauman’s employment agreement, total payments related to his separation from the company comprise:

•	a cash payment of $9,666,667, representing three times his base salary, or $12,000,000, multiplied by a fraction, the numerator of which was the number of months remaining on his contract upon his separation (29) and the denominator of which was the total number of months in his contract term (36); and

•

a cash payment of $48,333,333, representing three times his target bonus award, or $60,000,000, multiplied by a fraction, the numerator of which was the number of months remaining on his contract upon his separation (29) and the denominator of which was the total number of months in his contract term (36).

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  EXECUTIVE COMPENSATION

Under the terms of Mr. Dooley’s employment agreement, total payments related to his separation from the company comprise:

•	a cash payment of $9,000,000, representing three times his base salary; and
•	a cash payment of $48,000,000, representing three times his target bonus award.

The following table sets forth the total of all cash amounts and the value of all other benefits that each of Mr. Dauman and Mr. Dooley will have received in connection with the executive’s separation from the company when they are fully paid.

NEO	Salary (1)		Bonus (1)		Benefits (2)	Total
Philippe P. Dauman	$9,666,667	(3)	$48,333,333	(3)	$1,773,987	$59,773,987
Thomas E. Dooley	$9,000,000		$48,000,000		$1,211,932	$58,211,932
(1)	Cash severance capped under employment agreement at three times base salary and bonus amount. Amounts shown do not include salary and bonus earned prior to separation.
(2)	Continuation of health and welfare benefits, life insurance premiums, office space and secretary, and, applying an interest rate of 1.193%, interest on payments delayed under 409A.
(3)	Amount is also reported in the “Fiscal Year 2016 Summary Compensation Table” above.

The following table sets forth the market value of equity awards that were outstanding and accelerated upon the executive’s separation under the terms of the respective executive’s employment agreement. The last day of the measurement period for all PSUs and PRSUs was the effective date of the separation. The closing price of our Class B common stock on August 18, 2016 was $42.84, and the closing price of our Class B common stock on November 15, 2016 was $38.61.

NEO	Market Value of Accelerated Equity Awards
Philippe P. Dauman	$16,302,867
Thomas E. Dooley	$ 0	(1)
(1)	The payout to Mr. Dooley in respect of his outstanding PSUs upon his separation from Viacom effective November 15, 2016 was $0 based on performance over the applicable measurement periods.

Potential Payments as of September 30, 2016 Upon Termination Without “Cause” or Resignation for “Good Reason”

The following table sets forth the maximum cash amounts and the value of other benefits that each of our NEOs who were employed as of September 30, 2016 would have received from the company if a termination without “cause” or resignation for “good reason” had occurred effective September 30, 2016. The actual amount received by Mr. Dooley in connection with his separation from the company effective November 15, 2016 is discussed above under “Payments Made Upon the Separation of Former NEOs.” Any actual amounts our remaining NEOs would receive would vary depending on any actual date of termination or resignation, the company’s performance and other factors.

	Payable by Viacom
NEO	Salary (1)	Bonus (1)	Benefits (2)	Total
Michael D. Fricklas	$2,575,000	$4,000,000	$74,664	$6,649,664
Wade C. Davis	$3,500,000	$5,000,000	$10,340	$8,510,340
Scott M. Mills	$3,500,000	$5,000,000	$65,181	$8,565,181
Doretha (DeDe) F. Lea	$1,700,000	$1,360,000	$33,558	$3,093,558
Thomas E. Dooley	$9,000,000	$48,000,000	$1,216,324	$58,216,324
(1)

Cash severance capped under employment agreement at two times (or, for Mr. Dooley, three times) the sum of base salary and target bonus amount. Amounts are reduced if less than two years (or, for Mr. Dooley, three years) remain on the employment agreement. Amounts shown do not include salary and bonus earned prior to separation.

(2)

Continuation of health and welfare benefits, life insurance premiums and, for Mr. Dooley, office space and secretary (assuming current rates) and interest on payments delayed under 409A (applying an interest rate of 1.193%).

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  EXECUTIVE COMPENSATION

The following table sets forth the market value of outstanding equity awards that would have accelerated in connection with a termination without “cause” or resignation for “good reason” effective September 30, 2016, assuming the Class B shares underlying the awards were sold on September 30, 2016. The table assumes that September 30, 2016 was the last day of the measurement period for all PSUs and values RSUs as of that date. The closing price of our Class B common stock on September 30, 2016 was $38.10.

NEO	Market Value of Accelerated Equity Awards
Michael D. Fricklas	$2,055,076
Wade C. Davis	$1,312,964
Scott M. Mills	$1,304,735
Doretha (DeDe) F. Lea	$268,529
Thomas E. Dooley	$0	(1)
(1)	The payout to Mr. Dooley in respect of his outstanding PSUs as of September 30, 2016 would have been $0 based on performance over the applicable measurement periods.

Specific Employment Agreement Provisions of Continuing NEOs

Termination Without “Cause” or Resignation for “Good Reason”

Cash Severance

•

Davis, Mills and Lea: Subject to an overall cap of 2x the sum of annual base salary and target bonus amount, salary is payable at specified rate for the longer of 1 year or the end of the contract term, and annual bonus or pro-rated bonus amount (as applicable) is payable at the lesser of target amount or corporate multiplier if under 100% through the end of the contract term.

•

Fricklas: Except as described in the following sentences, subject to an overall cap of 2x the sum of annual base salary and target bonus amount, salary is payable at the specified rate for the longer of 1 year or the end of the contract term, and annual bonus or pro-rated bonus amount (as applicable) is payable at the lesser of target amount or corporate multiplier if under 100% through the end of the contract term. In addition, Mr. Fricklas will have “good reason” to terminate his employment agreement if he is not offered a new or amended employment agreement with a contract period of at least three years and on terms no less favorable than his current employment agreement within 90 days of December 12, 2016, and he may exercise this right by providing written notice to the company within 30 days following the expiration of such 90-day period if no such offer was made. If Mr. Fricklas provides such notice, or if his employment otherwise is terminated without “cause” or he terminates his employment for “good reason” prior to the end of this 30-day option period, he will receive his salary and bonus at the lesser of target and the corporate multiplier for the remaining term of his agreement, but in no event less than 18 months.

•

Offset: The company has the right to offset severance payable to Mr. Fricklas, Mr. Davis, Mr. Mills and Ms. Lea with respect to periods following 12 months after termination to the extent they are receiving other compensation for their services.

Unvested Equity Awards

•

Fricklas: Unvested stock options that would have vested during the contract term will vest and remain exercisable for 12 months (or until their expiration date, if earlier). Unvested RSUs that would have vested during the contract term will vest.

•

Davis, Mills and Lea: Unvested stock options that would have vested during the contract term will vest and remain exercisable for six months (or until their expiration date, if earlier). Unvested RSUs that would have vested during the contract term will vest.

Vested Equity Awards

•	Fricklas: Vested stock options will remain exercisable for 12 months (or until their expiration date, if earlier).

•	Davis, Mills and Lea: Vested stock options will remain exercisable for 6 months (or until their expiration date, if earlier).

54     VIACOM INC.   ï  2017 Proxy Statement

  EXECUTIVE COMPENSATION

Termination due to Death, Permanent Disability or Retirement

Unvested Equity Awards

•

Fricklas: If due to death, unvested stock options and RSUs will be forfeited. If due to permanent disability, unvested stock options that would have vested during the contract term will vest and remain exercisable for 12 months (or until their expiration date, if earlier), and unvested RSUs that would have vested during the contract term will vest. If due to retirement, unvested stock options that would have vested during the contract term will vest and remain exercisable for three years (or until their expiration date, if earlier).

•	Davis, Mills and Lea: If due to death or permanent disability, unvested stock options and RSUs will be forfeited. If due to retirement, unvested stock options that would have vested during the contract term will vest and remain exercisable for three years (or until their expiration date, if earlier).

Vested Equity Awards

•

Fricklas, Davis, Mills and Lea: Vested stock options will remain exercisable for two years, in the event of death, and three years, in the event of permanent disability (or, in each case, until their expiration date, if earlier).

Pension Benefits

Entitlement to pension benefits is described under the heading “Fiscal Year 2016 Pension Benefits.”

Definition of “Cause”

Under the employment agreements of each of Mr. Fricklas, Mr. Davis, Mr. Mills and Ms. Lea, we generally would have “cause” to terminate employment in any of the following circumstances: (i) engaging in embezzlement, fraud or other conduct that would constitute a felony; (ii) engaging in conduct that would constitute a financial crime, material act of dishonesty or material unethical business conduct, involving Viacom, (iii) engaging in the willful unauthorized disclosure of confidential information; (iv) failure to obey a material lawful directive that was appropriate to his position from an executive or executives in his reporting line; (v) committing a material breach of his employment agreement; (vi) failure (except in the event of disability) or refusal to substantially perform material obligations under his employment agreement; (vii) willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities, after being instructed by Viacom to cooperate; (viii) willful destruction or failure to preserve documents or other material known to be relevant to such an investigation; or (ix) willful inducement of others to engage in the conduct described in subparagraphs (i) through (viii) above or to otherwise breach their obligations to Viacom. We are required to notify the executive after any event that constitutes “cause” before terminating his employment, and in general he has 10 business days after receiving notice to cure the event.

Resignation for “Good Reason”

Our employment agreements with Messrs. Fricklas, Davis and Mills and Ms. Lea each include a provision permitting the executive to terminate employment for “good reason,” including in any of the following circumstances: (i) if we assign him duties inconsistent with his current position or duties; (ii) if we withdraw material portions of his duties; (iii) if we materially breach our material obligations under his employment agreement; or (iv) with respect to Mr. Fricklas, if his position is relocated outside the New York City metropolitan area. The executives generally are required to notify us within 30 days after the occurrence of any event that constitutes “good reason,” and in general we have 30 business days to cure the event.

Pursuant to the Settlement Agreement, in August 2016 we amended Mr. Fricklas’ employment agreement to provide that should Mr. Fricklas resign from his employment with Viacom by written notice no more than 30 days after the date on which neither Mr. Dauman nor Mr. Dooley serves as Viacom’s Chief Executive Officer, any such resignation would have been deemed to be a resignation for “good reason” pursuant to the terms of Mr. Fricklas’ employment agreement. In December 2016, we again amended Mr. Fricklas’ employment agreement to provide that Mr. Fricklas will have “good reason” to terminate his employment agreement if he is not offered a new or amended employment agreement with a contract period of at least three years and on terms no less favorable than his current employment agreement within 90 days of December 12, 2016. Mr. Fricklas will have 30 days after the expiration of such 90-day period to provide written notice to Viacom of his resignation for “good reason” if no such offer was made.

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  EXECUTIVE COMPENSATION

Restrictive Covenants

Our executive employment agreements contain several important restrictive covenants with which an executive must comply following termination of employment. For example, the entitlement of our NEOs to payment of any unpaid portion of the severance amount indicated in the table as owing following a termination without “cause” or resignation for “good reason” is conditioned on the executive’s compliance with covenants not to engage in any business that competes with Viacom and not to solicit certain of our employees. In some cases, Viacom may offset continuing compensation.

The employment agreements for each of the NEOs also contain covenants regarding cooperation in litigation proceedings and non-disparagement, covenants regarding non-disclosure of confidential information and recognition of Viacom’s ownership of works of authorship resulting from their services (both of unlimited duration) and covenants concerning the executive’s ability to prepare or assist in the preparation of certain creative works.

Disability Benefits

In the event an NEO becomes disabled during the term of employment, the NEO may participate in our short-term disability program for up to 26 weeks, and may then participate in our long-term disability program. In addition to any accrued benefits and target annual bonus payable, our NEOs would participate in our short-term disability program on the same basis as any other employee, earning 100% of salary for the first 13 weeks of participation in the short-term disability program and 80% of salary for the second 13 weeks. They would receive payments from our long-term disability insurer up to a maximum amount per month, until age 65.

Compliance with Section 409A

Our NEOs are “specified employees” for purposes of Section 409A of the Code. As a result, without triggering adverse consequences, we cannot make payments of “deferred compensation” within the meaning of Section 409A to them within six months of termination of employment, subject to certain exceptions. We have agreed to delay the payment of any amounts required to be delayed for six months until we are permitted to make payment without triggering adverse consequences under Section 409A.

56     VIACOM INC.   ï  2017 Proxy Statement

  EQUITY COMPENSATION PLAN INFORMATION

EQUITY COMPENSATION PLAN INFORMATION

During fiscal year 2016, we granted equity awards to employees under the Viacom Inc. 2016 Long-Term Management Incentive Plan and to Outside Directors under the Viacom Inc. 2011 RSU Plan for Outside Directors, as amended and restated as of January 1, 2016, and as further amended and restated as of October 31, 2016. The Viacom Inc. 2011 Stock Option Plan for Outside Directors was amended by our Board on January 17, 2013 to provide that Outside Directors would no longer receive annual grants of stock options. The director plans continue to use a common share reserve.

The following table sets forth certain information as of September 30, 2016 concerning the shares of Class B common stock authorized for issuance under these equity compensation plans. No shares of Class A common stock are authorized for issuance under the plans. As of September 30, 2016, we had no equity compensation plans under which shares may be issued that have not been approved by our stockholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities otherwise reflected in this table)
Equity compensation plans approved by security holders:
LTMIP	21,993,578	(1)	$51.59	16,802,128	(2)
Director Plans	302,147	(3)	$37.99	187,152	(4)
Total	22,295,725		$51.54	16,989,280
(1)

Includes, as of September 30, 2016, 2,475,803 shares reserved for issuance upon settlement of outstanding RSUs and PSUs. Assumes PSU awards are paid at target, except for awards for which the measurement period has been completed.

(2)	Reflects, as of September 30, 2016, shares reserved for future grants of stock options, RSUs, PSUs, PRSUs and/or other equity awards.
(3)	Includes, as of September 30, 2016, 223,744 shares reserved for issuance upon settlement of outstanding RSUs.
(4)	Reflects, as of September 30, 2016, shares reserved for future grants of stock options and RSUs.

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  ITEM 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

ITEM 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Item 2 is an advisory vote regarding the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and our compensation philosophy, policies and practices, as described in the “Executive Compensation” section of this proxy statement.

We currently conduct this advisory vote once every three years.

In light of the discussion about executive compensation in the “Compensation Discussion & Analysis” section of this proxy statement, we are asking our stockholders to approve the compensation of our NEOs, as described under the heading “Executive Compensation.”

While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on us, our Board of Directors or the Compensation Committee. Our Board and Compensation Committee value the opinions of all of our stockholders and will consider the outcome of this vote when making future compensation decisions for our NEOs.

Unless our stockholders vote at the Annual Meeting to provide this advisory vote on a different schedule than we currently provide it (see Item 3 below), we will conduct the next advisory vote on the compensation of our NEOs at our 2020 Annual Meeting of Stockholders.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote “FOR” the approval of the compensation of our NEOs.

58     VIACOM INC.   ï  2017 Proxy Statement

  ITEM 3 — ADVISORY VOTE ON THE FREQUENCY OF THE STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION

ITEM 3 — ADVISORY VOTE ON THE FREQUENCY OF THE STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION

The following proposal gives our stockholders the opportunity to vote, on an advisory basis, on the frequency with which we include in our proxy statement an advisory vote, similar to Item 2 above, to approve or not approve the compensation of our NEOs. By voting on this proposal, stockholders may indicate whether they prefer that we seek such an advisory vote every one, two, or three years. Pursuant to Section 14A of the Exchange Act, we are required to hold at least once every six years an advisory stockholder vote to determine the frequency of the advisory stockholder vote on executive compensation. Our last such vote was held in connection with our 2011 Annual Meeting of Stockholders.

After careful consideration of this proposal, our Board of Directors determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for Viacom and therefore recommends a vote for a triennial advisory vote. In reaching its recommendation, our Board considered our ownership structure and that a triennial advisory vote would permit the pay for performance elements of our compensation programs to be judged over a period of time. Our Board believes that a well-structured compensation program should include plans that drive creation of stockholder value over the long-term and do not focus on short-term gains and that the effectiveness of such plans cannot be adequately evaluated on an annual basis, especially in a rapidly evolving industry such as ours.

You may cast your vote on your preferred voting frequency by selecting the option of holding an advisory vote on executive compensation “EVERY THREE YEARS,” as recommended by the Board of Directors, “EVERY TWO YEARS” or “EVERY ONE YEAR,” or you may “ABSTAIN.” Your vote is not intended to approve or disapprove the recommendation of the Board of Directors, and we will consider the stockholders to have expressed a preference for the option that receives the most votes. We are required to seek a stockholder advisory vote on the frequency with which we seek a stockholder advisory vote on executive compensation once every six years, although we may seek stockholder input more frequently.

While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on us, our Board of Directors or the Compensation Committee. Our Board and Compensation Committee value the opinions of all of our stockholders and will consider the outcome of this vote when making future decisions on the frequency with which we will hold an advisory vote on executive compensation.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends that an advisory vote to approve the compensation of our NEOs be held “EVERY THREE YEARS.”

VIACOM INC.  ï  2017 Proxy Statement    59

  ITEM 4 — APPROVAL OF THE VIACOM INC. SENIOR EXECUTIVE SHORT-TERM INCENTIVE PLAN, AS AMENDED AND RESTATED

  EFFECTIVE DECEMBER 12, 2016

ITEM 4 — APPROVAL OF THE VIACOM INC. SENIOR EXECUTIVE SHORT-TERM INCENTIVE PLAN, AS AMENDED AND RESTATED EFFECTIVE DECEMBER 12, 2016

Our Senior Executive Short-Term Incentive Plan, as amended and restated effective December 12, 2016, which we refer to in this section as the “SESTIP” or the “Plan,” is the program under which we grant annual performance-based bonuses for selected senior executives of Viacom, subject to a maximum award for each participant. Our Board of Directors has approved the SESTIP.

The following description of the SESTIP should be read in conjunction with, and is qualified in its entirety by reference to, the full text of the Plan, a copy of which we have attached to this proxy statement as Exhibit A.

Plan Generally

Administration. The Compensation Committee administers the SESTIP. Under the plan, the Compensation Committee must consist of at least two members of the Board, each of whom must be an “outside director” within the meaning of Section 162(m).

Eligibility. The Compensation Committee may grant SESTIP awards to designated participants, who are Viacom executives at the level of senior vice president or above, for a given performance period. Approximately 525 executives are eligible to be designated as participants under the SESTIP. The Compensation Committee’s practice has been to designate the executive officers of Viacom as participants in the SESTIP annually.

Awards. By or shortly after the beginning of each performance period, the Compensation Committee will (i) establish the performance period, (ii) designate SESTIP participants, (iii) select the performance goal(s), (iv) establish specific performance targets related to the performance goals and (v) establish target awards. A performance period generally corresponds to Viacom’s fiscal year but could be a longer or shorter period.

Performance goals from which the Compensation Committee can set performance targets will relate to the achievement of financial goals based on one or more of various financial metrics chosen by the Compensation Committee. The financial metrics on the basis of which the Compensation Committee may set specific performance targets are the following: OIBDA (operating income before depreciation and amortization), OIBDA without intercompany eliminations, operating income, free cash flow, gross cash flow, net earnings, net earnings from continuing operations, earnings per share, revenue, net revenue, operating revenue, total shareholder return, share price, return on equity, return in excess of cost of capital, profit in excess of cost of capital, return on assets, return on invested capital, net operating profit after tax, operating margin, profit margin or any combination thereof.

The performance targets may be described in terms of objectives that are related to the individual participant or objectives that are Viacom company-wide or related to a subsidiary, division, department, region, function or business unit and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of Viacom company performance (or performance of the applicable entity) or measured in terms of performance relative to selected peer companies or a market index.

After the end of each performance period, the Compensation Committee will certify whether the performance targets have been achieved. The Compensation Committee may reduce the amount of an award to any participant to reflect the Compensation Committee’s assessment of the participant’s individual performance or for any other reason. Awards will be paid in any form prescribed by the Compensation Committee (including equity) after certification that the applicable performance targets have been achieved. Awards may be subject to additional restrictions.

For purposes of determining the number of shares of Viacom Class B common stock subject to SESTIP awards paid in the form of equity, shares are valued based on the NASDAQ closing price on a given date, unless otherwise determined by the Committee. The Compensation Committee may establish procedures pursuant to which the payment of any award may be deferred.

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  ITEM 4 — APPROVAL OF THE VIACOM INC. SENIOR EXECUTIVE SHORT-TERM INCENTIVE PLAN, AS AMENDED AND RESTATED

  EFFECTIVE DECEMBER 12, 2016

Unless otherwise provided in a participant’s employment agreement or as otherwise determined by the Compensation Committee, to receive payment of an award under the SESTIP, a participant must have remained in the continuous employ of Viacom or its subsidiaries during the applicable performance period.

Maximum Award. The maximum award to any participant for any performance period cannot exceed eight times the participant’s annual base salary and in no event may exceed $50 million.

Adjustments. If, during a performance period a corporate transaction or event, or any other extraordinary event or circumstance, occurs which the Compensation Committee determines has or would distort the applicable performance criteria, the Compensation Committee will adjust or modify the calculation of the performance goals to the extent necessary to prevent reduction or enlargement of the participants’ awards for the applicable performance period.

Amendment and Termination of the Plan. The Viacom Board of Directors may amend or terminate the SESTIP at any time. No amendment or termination may materially adversely affect the terms of any then outstanding awards without the consent of the affected participants, unless necessary or desirable to comply with, or to take into account changes in, applicable law, including compliance with Section 409A.

Repayment. The Compensation Committee may require a participant to return all or a portion of any payment made in respect of an award if the performance goals or any of the quantitative factors considered in connection with the Compensation Committee’s exercise of negative discretion to determine the amount of the award are subsequently restated or otherwise adjusted and the Compensation Committee determines either that in light of such restatement or adjustment the award was not earned or that such restatement or adjustment alters the Committee’s assessment of the participant’s individual performance in a manner that warrants reduction of the amount paid to the participant.

New Plan Benefits. As awards under the SESTIP are based on the Company’s achievement of performance targets established by the Compensation Committee, it is not currently possible to determine the amounts of future awards. For this reason, it is not possible to determine the amounts that will be received by senior executives participating in the SESTIP in the future. Payments under the SESTIP to our NEOs in respect of fiscal year 2016 are disclosed in the Summary Compensation Table in the column “Non-Equity Incentive Plan Compensation.” Awards under the SESTIP for fiscal year 2016 to our executive group were $13,595,750 in the aggregate. No SESTIP awards were made in fiscal year 2016 to non-executive employees or directors.

If our stockholders do not approve the SESTIP at the Annual Meeting, no further awards will be made under the SESTIP; however, failure to approve the SESTIP will not affect the validity of, or our obligations under, awards made prior to the Annual Meeting. Approval of the stockholders is a requirement for the Company to be able to deduct the payment of awards for federal income tax purposes.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote “FOR” the approval of the Amended and Restated SESTIP. In accordance with the Board’s recommendation, the proxy holders will vote the shares of Class A common stock covered by valid and timely received proxies “FOR” approval of the Amended and Restated SESTIP, unless the stockholder gives instructions to the contrary.

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  REPORT OF THE AUDIT COMMITTEE

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent Viacom specifically incorporates such information by reference.

The Audit Committee is composed of five Outside Directors and operates under a written charter that was last amended in September 2015. The Board has determined that each of the five current members of the Audit Committee is independent, is “financially sophisticated” under NASDAQ listing standards and qualifies as an “audit committee financial expert” under the regulations promulgated under the Securities Act.

The Audit Committee oversees the accounting and financial reporting processes of Viacom and the integrated audits of Viacom’s consolidated financial statements, including the quality and integrity of Viacom’s financial statements and related disclosures. The Audit Committee also assists the Board’s oversight of:

•	Viacom’s compliance with legal and regulatory requirements;

•	the qualifications, performance and independence of Viacom’s independent auditor, PricewaterhouseCoopers LLP (“PwC”); and

•	the performance of Viacom’s internal audit function.

The Audit Committee oversees PwC’s work and, at least annually, determines its compensation, evaluates it performance and assesses its independence. PwC reports directly to the Audit Committee, and the Audit Committee retains the authority to terminate the relationship at any time.

•

As part of its oversight duties, the Audit Committee reviews with PwC the scope, planning and staffing of the annual audit and has the sole authority to pre-approve, and does pre-approve, all services provided by PwC.

•

As part of its evaluations of PwC’s performance, the Audit Committee takes into account relevant factors such as the experience, qualifications, rotation requirements and performance of the senior members of the independent audit team and the opinions of members of management, including the Senior Vice President, Chief Audit Officer and Chief Compliance Officer.

•

As part of PwC’s independence assessments, the Audit Committee discusses with PwC any disclosed relationships between PwC and the company and reviews with the lead audit partner whether any of the senior audit team members receives any discretionary compensation from the audit firm with respect to non-audit services performed by PwC.

The Audit Committee also:

•	reviews and discusses with management and PwC Viacom’s annual audited financial statements, quarterly financial statements and earnings releases;

•	reviews Viacom’s risk assessment and risk management processes;

•	reviews the internal audit function’s organization, responsibilities, audit plan, results, budget and staffing;

•	reviews with management and PwC the effectiveness of Viacom’s internal control over financial reporting and disclosure controls and procedures;

•	reviews with management material legal matters and the effectiveness of Viacom’s procedures to ensure compliance with legal and regulatory requirements; and

•

has established procedures for (a) the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by Viacom employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee discusses certain matters with PwC on a regular basis, including Viacom’s critical accounting policies, certain communications between PwC and management, and PwC’s independence and qualifications. The Audit Committee also receives reports throughout the year from the Senior Vice President, Chief Audit Officer and Chief Compliance Officer with respect to, among other things, the results of internal audits and compliance practices.

Viacom’s management is responsible for the preparation of its consolidated financial statements, the financial reporting processes and maintaining effective internal control over financial reporting. The independent auditor is responsible for performing an integrated audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion on the conformity of the audited consolidated financial statements to U.S. GAAP and the effectiveness of the company’s internal control over financial reporting. The Audit Committee monitors and oversees these processes.

As part of its oversight role, the Audit Committee has reviewed and discussed with management and with PwC Viacom’s audited consolidated financial statements for the fiscal year ended September 30, 2016 and disclosures under “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in Viacom’s Annual

62     VIACOM INC.   ï  2017 Proxy Statement

  REPORT OF THE AUDIT COMMITTEE

Report on Form 10-K for the fiscal year ended September 30, 2016. The Audit Committee has also discussed with PwC all required communications, including the matters required to be discussed pursuant to PCAOB Auditing Standard No. 16 (Communications with Audit Committees). In addition, the Audit Committee has received the written disclosures and the letters from PwC required by PCAOB Rules 3520 (Auditor Independence), 3524 (Audit Committee Pre-Approval of Tax Services), 3525 (Audit Committee Pre-Approval of Non-audit Services Related to Internal Control Over Financial Reporting) and 3526 (Communication with Audit Committees Concerning Independence) and has discussed with PwC the firm’s independence from Viacom.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Viacom’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016.

MEMBERS OF THE AUDIT COMMITTEE

Ronald Nelson (Chair)

Thomas May

Judith McHale

Charles E. Phillips, Jr.

Frederic Salerno

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  SERVICES PROVIDED BY THE INDEPENDENT AUDITOR AND FEES PAID

SERVICES PROVIDED BY THE INDEPENDENT AUDITOR AND FEES PAID

Audit Committee Pre-Approval of Services Provided by PwC

All audit and non-audit services provided to us by PwC in fiscal year 2016 were pre-approved by either our full Audit Committee or the Chair of the Audit Committee. Under our pre-approval policies and procedures in effect during fiscal year 2016, the Audit Committee Chair was authorized to pre-approve the engagement of PwC to provide certain specified audit and non-audit services, and the engagement of any accounting firm to provide certain specified audit services, up to a maximum amount of $200,000 per engagement, with the total amount of such authorizations outstanding that have not been reported to the Audit Committee not to exceed an aggregate of $750,000. The Audit Committee receives reports on the engagements approved by the Chair pursuant to this delegation.

PwC Fees

The following table presents the fees paid by Viacom and its subsidiaries for services rendered by PwC for the fiscal years ended September 30, 2016 and September 30, 2015.

	FY 2016	FY 2015
Audit Fees (1)	$11,588,551	$11,662,390
Audit-Related Fees (2)	589,448	986,855
Tax Fees (3)	1,172,926	914,758
All Other Fees (4)	171,742	5,400
Total	$13,522,667	$13,569,403
(1)

Represents audit fees billed for each of fiscal years 2016 and 2015, which reflect the integrated audit of our financial statements, statutory audits and services provided in connection with our debt offerings, comfort letters and SEC filings.

(2)	Represents audit-related fees billed in each of fiscal years 2016 and 2015, which are principally related to reviews of accounting information systems, compliance services and agreed upon procedures.
(3)	Represents tax fees billed in each of fiscal years 2016 and 2015, which are principally related to consulting and certain domestic and international tax compliance services.
(4)	Represents all other fees billed in each of fiscal years 2016 and 2015, which are principally related to PwC reference materials and tools.

64     VIACOM INC.   ï  2017 Proxy Statement

  ITEM 5 — RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITOR

ITEM 5 — RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITOR

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the independent auditor of our consolidated financial statements for our fiscal year ending September 30, 2017, subject to stockholder ratification. The Audit Committee has reviewed PwC’s independence from us as described in the “Report of the Audit Committee.” In appointing PwC as our independent auditor for our fiscal year 2017, and in recommending that our stockholders ratify the appointment, the Audit Committee has considered whether the non-audit services provided by PwC were compatible with maintaining PwC’s independence from us and has determined that such services do not impair PwC’s independence.

Representatives of PwC are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so. They will also be available to respond to questions at the Annual Meeting.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent auditor for our fiscal year 2017. In accordance with the Board’s recommendation, the proxy holders will vote the shares of Class A common stock covered by valid and timely received proxies “FOR” this proposal, unless the stockholder gives instructions to the contrary.

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  OTHER MATTERS

OTHER MATTERS

As of the date of this proxy statement, management does not intend to present and has not been informed that any other person intends to present any matter for action not specified in this proxy statement. If any other matters properly come before the Annual Meeting, it is intended that the proxy holders will act on those matters in accordance with their best judgment.

In order for proposals by stockholders to be considered for inclusion in the proxy card and proxy statement relating to the 2018 Annual Meeting of Stockholders, such proposals must be received on or before August 18, 2017 at our principal executive offices at 1515 Broadway, New York, NY 10036-5794, attention: Michael D. Fricklas, Secretary.

By Order of the Board of Directors,

MICHAEL D. FRICKLAS

Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

We have sent or are sending the Notice of Internet Availability of Proxy Materials, which indicates that this Notice of 2017 Annual Meeting of Stockholders and Proxy Statement, our Stockholder Letter and our Annual Report on Form 10-K for the fiscal year ended September 30, 2016, with financial statements and schedules thereto, will be made available at http://proxymaterials.viacom.com. If you wish to receive paper or e-mail copies of any of these materials, please follow the instructions on your Notice of Internet Availability of Proxy Materials. These materials are also available on our website at www.viacom.com.

66     VIACOM INC.   ï  2017 Proxy Statement

  SENIOR EXECUTIVE SHORT-TERM INCENTIVE PLAN

Exhibit A

VIACOM INC.

SENIOR EXECUTIVE SHORT-TERM INCENTIVE PLAN,

AS AMENDED AND RESTATED EFFECTIVE DECEMBER 12, 2016

ARTICLE I

GENERAL

Section 1.1 Purpose.

The purpose of the Viacom Inc. Senior Executive Short-Term Incentive Plan, as amended and restated effective December 12, 2016 (the “Plan”) is to benefit and advance the interests of Viacom Inc., a Delaware corporation (the “Company”), by granting annual performance-based awards (“Awards”) to reward selected senior executive officers of the Company and its subsidiaries and divisions for their contributions to the Company’s financial success and thereby motivate them to continue to make such contributions in the future.

Section 1.2 Definitions.

As used in the Plan, the following terms shall have the following meanings:

(a) “Award” shall have the meaning set forth in Section 1.1.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Class B Common Stock” shall mean shares of Class B Common Stock, par value $0.001 per share, of the Company.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended, including any successor law thereto, and the rules, regulations and guidance promulgated thereunder from time to time.

(e) “Committee” shall mean the Compensation Committee of the Board (or such other Committee(s) as may be appointed or designated by the Board to administer the Plan in accordance with Section 1.3 of the Plan). The Committee shall consist of at least two (2) individuals, each of whom shall be an “outside director” (or any successor standard thereto) within the meaning of Section 162(m) of the Code; provided, however, that if any such Committee member is found not to have met the qualification requirements of Section 162(m), any actions taken or Awards granted by the Committee shall not be invalidated by such failure to so qualify.

(f) “Company” shall have the meaning set forth in Section 1.1.

(g) “Earnings Per Share” shall have the meaning provided in GAAP. (h) “Effective Date” shall have the meaning set forth in Section 4.11.

(i) “Equity Plan” means the Viacom Inc. 2006 Long-Term Management Incentive Plan, as amended and restated, and any successor or similar plan of the Company.

(j) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, including any successor law thereto.

(k) “Fair Market Value” of a share of Class B Common Stock on a given date shall be, unless otherwise determined by the Committee, the 4:00 p.m. (New York time) closing price on such date on the NASDAQ or other principal stock exchange on which the Class B Common Stock is then listed.

(l) “Free Cash Flow” shall mean the Company’s Operating Income before depreciation and amortization, less cash interest, taxes paid, working capital requirements and capital expenditures.

(m) “GAAP” shall mean generally accepted accounting principles in the United States.

(n) “Net Earnings” shall have the meaning provided in GAAP.

(o) “Net Earnings from Continuing Operations” shall have the meaning provided in GAAP.

(p) “Net Revenue” shall have the meaning provided in GAAP.

(q) “OIBDA” shall mean the Company’s Operating Income before depreciation and amortization.

(r) “OIBDA Without Inter-Company Eliminations” shall mean the Company’s Operating Income before depreciation, amortization and inter-company eliminations.

(s) “Operating Income” shall have the meaning provided in GAAP.

(t) “Participant” shall mean any employee of the Company or a Subsidiary at a level of Senior Vice President or at a more senior level whom the Committee designates a participant under the Plan.

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  SENIOR EXECUTIVE SHORT-TERM INCENTIVE PLAN

(u) “Performance Goals” shall mean the performance goals set forth in Section 2.2 from which the Committee shall establish performance targets for a given Performance Period.

(v) “Performance Period” shall mean a period of time over which performance is measured as determined by the Committee in its sole discretion.

(w) “Plan” shall have the meaning set forth in Section 1.1.

(x) “Revenue” shall have the meaning provided in GAAP.

(y) “Salary” for any Performance Period shall mean the annual base salary of the Participant as in effect on the first day of the applicable Performance Period, unless otherwise determined by the Committee.

(z) “Section 162(m)” shall mean Section 162(m) of the Code.

(aa) “Section 409A” shall mean Section 409A of the Code.

(bb) “Subsidiary” shall mean a corporation (or a partnership or other enterprise) in which the Company owns or controls, directly or indirectly, more than 50% of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable equity participation and voting power).

(cc) “Target Awards” means the target established by the Committee for each Performance Period based on a multiple (either a fraction or a whole number multiple) of the Participant’s Salary or a specified dollar amount.

Section 1.3 Administration of the Plan.

The Plan shall be administered by the Committee which shall adopt such rules as it may deem appropriate in order to carry out the purpose of the Plan. All questions of interpretation, administration and application of the Plan shall be determined by the Committee, except that the Committee may authorize any one or more of its members, or any officer of the Company, to execute and deliver documents on behalf of the Committee. The determination of the Committee shall be final and binding in all matters relating to the Plan. The Committee shall have authority to determine the terms and conditions of the Awards granted to eligible persons.

Section 1.4 No Liability.

Subject to applicable law: (i) no member of the Committee shall be liable to any Participant or any other person for anything whatsoever in connection with the administration of the Plan except such person’s own willful misconduct; (ii) under no circumstances shall any member of the Committee be liable for any act or omission of any other member of the Committee; and (iii) in the performance of its functions with respect to the Plan, the Committee shall be entitled to rely upon information and advice furnished by the Company’s officers, the Company’s accountants, the Company’s counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in good faith reliance upon any such advice.

ARTICLE II

AWARDS

Section 2.1 Awards.

The Committee may grant Awards to eligible employees with respect to each Performance Period, subject to the terms and conditions set forth in the Plan.

Section 2.2 Terms of Awards.

(a) The Committee shall determine in its sole discretion whether any employee of the Company shall have the opportunity to earn incentive compensation under this Plan during any Performance Period. For each Participant, within the time period permitted or required under Section 162(m) for amounts payable hereunder to be considered “qualified performance based compensation”, the Committee shall (i) establish the Performance Period, (ii) designate each Participant for the Performance Period, (iii) select from the list of Performance Goals set forth in this Section 2.2, the Performance Goal or Goals to be applicable to the Performance Period, (iv) establish specific performance targets related to such Performance Goals and (v) establish Target Awards for each Participant.

(b) The Performance Goals from which the Committee shall establish performance targets shall relate to the achievement of financial goals based on the attainment of specified levels of one or more of the following: OIBDA, OIBDA Without Intercompany Eliminations, Operating Income, Free Cash Flow, Gross Cash Flow, Net Earnings, Net Earnings from Continuing Operations, Earnings Per Share, Revenue, Net Revenue, operating revenue, total shareholder return, share price, return on equity, return in excess of cost of capital, profit in excess of cost of capital, return on assets, return on invested capital, net operating profit after tax, operating margin, profit margin or any combination thereof. The Performance Goals may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a Subsidiary, division, department, region, function or business unit and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of the applicable Subsidiary, division, department, region, function or business unit) or measured in terms of performance relative to selected peer companies or a market index.

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  SENIOR EXECUTIVE SHORT-TERM INCENTIVE PLAN

Section 2.3 Limitation on Awards.

The aggregate amount of all Awards granted under the Plan to any Participant for any Performance Period shall not exceed the amount determined by multiplying such Participant’s Salary by a factor of eight (8), but in no event shall such amount exceed $50 million.

Section 2.4 Determination of Award.

The Committee shall, promptly after the date on which the necessary financial or other information for a particular Performance Period becomes available, certify whether the performance targets have been achieved in the manner required by Section 162(m). The Committee may, in its sole discretion, reduce the amount of any Award to reflect the Committee’s assessment of the Participant’s individual performance or for any other reason.

Section 2.5 Payment of Award.

Subject to Section 2.6, such Awards may be paid, in whole or in part, in cash, in the form of grants of equity-based awards issued under the Equity Plan, or in any other form prescribed by the Committee, and may be subject to such additional restrictions as the Committee, in its sole discretion, may impose. Such Awards shall be paid after the Committee certifies the applicable performance targets have been achieved and in any event by the 15th day of the third calendar month following the end of the calendar year in which the last day of the applicable Performance Period occurs. If the Committee determines that an Award shall be paid in the form of an equity- based award issued under the Equity Plan, then, for purposes of determining the number of shares of Class B Common Stock subject to an Award, the Class B Common Stock shall be valued based on its Fair Market Value on the date such equity-based awards are granted. Where Awards are paid in property other than cash and Class B Common Stock, the value of such property, for purposes of the Plan, shall be determined by reference to the fair market value of the property on the date the Committee grants the award. Notwithstanding anything in this Section 2.5 to the contrary, the Committee may establish procedures pursuant to which the payment of any Award may be deferred. To the extent an Award provides for the right of a recipient to elect to defer compensation and such deferral would be subject to Section 409A, the Committee shall set forth in writing (which may be in electronic form), on or before the date the applicable deferral election is required to be irrevocable in order to meet the requirements of Section 409A, the conditions under which such election may be made.

Section 2.6 Employment Requirement.

Unless otherwise provided in a Participant’s employment agreement or as otherwise determined by the Committee at the time an Award is granted, to be eligible to receive payment of an Award, the Participant must have remained in the continuous employ of the Company or a Subsidiary during the Performance Period applicable to the Participant.

Section 2.7 Repayment.

The Committee may require a Participant to return all or a portion of any payment made in respect of an Award (including any payment in the form of an equity-based award or other property) if the Performance Goals or any of the quantitative factors considered in connection with the Committee’s negative discretion pursuant to Section 2.4 used to determine the amount of such Award are subsequently restated or otherwise adjusted and the Committee determines either that in light of such restatement or adjustment the Award was not earned within the meaning of Section 2.4 or that such restatement or adjustment alters the Committee’s assessment of the Participant’s individual performance in a manner that warrants reduction of the amount paid to the Participant in respect of the Award.

ARTICLE III

ADJUSTMENT OF AWARDS

In the event that, during a Performance Period, any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin-off, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction or event or any other extraordinary event occurs, or any other event or circumstance occurs which has the effect, as determined by the Committee, of distorting the applicable Performance Goals, including, without limitation, changes in accounting standards, the Committee shall adjust or modify the calculation of the applicable performance targets based on the Performance Goals, to the extent necessary to prevent reduction or enlargement of Participants’ Awards under the Plan for such Performance Period attributable to such transaction, circumstance or event. Such adjustments shall be conclusive and binding for all purposes.

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  SENIOR EXECUTIVE SHORT-TERM INCENTIVE PLAN

ARTICLE IV

MISCELLANEOUS

Section 4.1 No Rights to Awards or Continued Employment.

The Plan does not confer on any employee any claim or right to receive Awards under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained by the Company or any of its subsidiaries.

Section 4.2 Restriction on Transfer.

The rights of a Participant in any Awards under the Plan shall not be transferable by the Participant to whom such Award is granted, otherwise than by will, the laws of descent and distribution or beneficiary designation or as otherwise permitted by the Committee subject to any conditions that it, in its sole discretion, may impose.

Section 4.3 Withholding.

The Company, or a subsidiary thereof, as appropriate, shall have the right to deduct from all payments made under the Plan to a Participant or to a Participant’s beneficiary or beneficiaries any federal, state, local, income or payroll taxes required by law to be withheld with respect to such payments and to make any other deductions permitted by law.

Section 4.4 No Restriction on Right of Company to Effect Changes.

The Plan shall not affect in any way the right or power of the Company or its stockholders or a Subsidiary to make or authorize any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin-off, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction or event involving the Company or a Subsidiary thereof or any other event or series of events, whether of a similar character or otherwise, whether or not such action would have an adverse effect on any Awards made under the Plan. No Participant, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

Section 4.5 Source of Payments.

The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.

Section 4.6 Section 409A.

If any provision of the Plan or any Award contravenes Section 409A or could cause a Participant to recognize income for United States federal tax purposes in respect of an Award prior to payment of the Award or to be subject to any tax or interest under Section 409A, such provision of the Plan or any Award may be modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without the imposition of any tax or interest under Section 409A. Moreover, any discretionary authority that the Board or the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A to the extent such discretionary authority would contravene Section 409A or cause a Participant to recognize income for United States federal tax purposes in respect of an Award prior to payment of the Award or to be subject to any tax or interest under Section 409A.

Section 4.7 Amendment and Termination.

The Board may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part. No such alteration, amendment, suspension or termination of the Plan may, without the consent of the Participant to whom an Award has been made, adversely affect the rights of such Participant in such Award; provided, however, that no such consent shall be required if the Committee determines in its sole discretion that any such alteration, amendment, suspension or termination is necessary or prudent (i) to comply with, or take into account changes in, applicable tax laws, securities laws, accounting rules and other applicable laws, rules and regulations or (ii) to ensure that a Participant is not required to recognize income for United States federal tax purposes in respect of an Award prior to payment of the Award or subject to interest and additional tax under Section 409A with respect to any Award.

Section 4.8 Governmental Regulations.

The Plan, and all Awards hereunder, shall be subject to all applicable rules and regulations of governmental or other authorities.

Section 4.9 Headings.

The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

Section 4.10 Governing Law.

The Plan and all rights and Awards hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.

70     VIACOM INC.   ï  2017 Proxy Statement

  SENIOR EXECUTIVE SHORT-TERM INCENTIVE PLAN

Section 4.11 Effective Date.

The Plan became effective as of December 12, 2016 as the successor to the Viacom Inc. Senior Executive Short-Term Incentive Plan, as amended and restated January 18, 2012. The Plan will be submitted for the approval of the Company’s stockholders at the 2017 annual meeting of stockholders. If the stockholders do not approve the Plan, no further Awards shall be made, but such failure to approval the Plan will not affect the validity of, or the Company’s obligations under, Awards made prior to the date of such annual meeting.

VIACOM INC.  ï  2017 Proxy Statement    71

VIACOM INC. 1515 BROADWAY NEW YORK, NY 10036

VOTE BY MAIL

Mark, sign and date this proxy card and return it in the enclosed postage prepaid envelope so that it is received prior to the Annual Meeting on February 6, 2017 (by February 2, 2017 for 401(k) plan participants).

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions up until 11:59 p.m., Eastern Standard Time, on February 5, 2017 (11:59 p.m., Eastern Standard Time, on February 2, 2017 for 401(k) plan participants). Have this proxy card in hand when you access the website and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

If you live in the United States or Canada, use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Standard Time, on February 5, 2017 (11:59 p.m., Eastern Standard Time, on February 2, 2017 for 401(k) plan participants). Have this proxy card in hand when you call and then follow the recorded instructions.

Your telephone or Internet vote authorizes the proxy holders to vote the shares represented by this proxy in the same manner as if you returned the proxy card. If you have submitted your proxy by telephone or the Internet, there is no need for you to return this proxy card.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to help reduce our use of paper and other resources, you can consent to receive all future Viacom stockholder communications electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E15523-P84127 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

VIACOM INC. The Board recommends a vote FOR each of the directors in item 1, FOR items 2, 4 and 5, and 3 YEARS on item 3.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

	☐	☐	☐
1. The election of 10 directors:

Nominees:
01)	Robert M. Bakish	06)	Ronald L. Nelson
02)	Cristiana Falcone Sorrell	07)	Deborah Norville
03)	Kenneth B. Lerer	08)	Charles E. Phillips, Jr.
04)	Thomas J. May	09)	Shari Redstone
05)	Judith A. McHale	10)	Nicole Seligman

			For	Against	Abstain			For	Against	Abstain

2.	Advisory approval of the compensation of our named executive officers, as described in the proxy statement under “Executive Compensation.”		☐	☐	☐	4.	The approval of the Viacom Inc. Senior Executive Short-Term Incentive Plan, as amended and restated effective December 12, 2016.	☐	☐	☐

		1 year	2 Years	3 Years	Abstain

3.	Advisory approval of the frequency of the stockholder vote on the compensation of our named executive officers.	☐	☐	☐	☐	5.	The ratification of the appointment of PricewaterhouseCoopers LLP to serve as independent auditor of Viacom Inc. for fiscal year 2017.	☐	☐	☐

Please sign exactly as your name(s) appear(s) on this proxy card. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐		Yes	No

MATERIALS ELECTION

SEC rules permit companies to send you a notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive future proxy materials by mail, at no cost to you.

	☐	Please indicate if you plan to attend this meeting. If you check “yes”, an admission ticket will be sent to you. Please sign, date and return this proxy card in the enclosed postage prepaid envelope.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice of 2017 Annual Meeting of Stockholders and Proxy Statement, Fiscal Year 2016 Annual Report on Form 10-K and Stockholder Letter are available at http://proxymaterials.viacom.com.

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E15524-P84127

VIACOM INC.

1515 Broadway

New York, New York 10036

2017 Annual Meeting Proxy Card

The undersigned hereby appoints ROBERT M. BAKISH and MICHAEL D. FRICKLAS, and each of them, as proxy holders with full power of substitution, to represent and to vote on behalf of the undersigned all of the shares of Class A Common Stock of Viacom Inc. represented by this proxy at the 2017 Annual Meeting of Stockholders to be held on Monday, February 6, 2017 at Viacom’s corporate headquarters at 1515 Broadway, New York, New York, beginning at 9:00 a.m., Eastern Standard Time, and at any adjournments or postponements thereof, on the items of business set forth on the reverse side as more fully described in the Notice of 2017 Annual Meeting of Stockholders and Proxy Statement.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VIACOM INC. THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY RECEIVED PRIOR TO THE MEETING, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Board of Directors recommends a vote FOR each of the directors in item 1, FOR items 2, 4 and 5, and 3 YEARS on item 3. Therefore, unless otherwise specified, the vote represented by this proxy will be cast FOR each of the directors in item 1, FOR items 2, 4 and 5, and 3 YEARS on item 3. The proxy holders are directed to vote as specified on the reverse side hereof and in their discretion on all other matters.

Attention 401(k) plan participants: If you hold shares of Viacom Inc. Class A Common Stock through the Viacom 401(k) plan, you should complete, sign and return this proxy card to instruct the trustee of the plan how to vote these shares. Your proxy must be received no later than 11:59 p.m., Eastern Standard Time, on February 2, 2017 so that the trustee of the plan (who votes the shares on behalf of plan participants) has adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Viacom Inc. c/o Broadridge 51 Mercedes Way Edgewood, NY 11717

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